CRYSTAL MOUNTAIN, INC.
ONE CRYSTAL MOUNTAIN BLVD.
CRYSTAL MOUNTAIN, WASHINGTON 98022

March 10, 1997

Dear Shareholder:

    You are cordially invited to attend the Annual Meeting of shareholders (the "Annual Meeting") of Crystal Mountain, Inc. (the "Company") at the Seattle Marriott Hotel near SeaTac Airport, 3201 South 176th Street, Seattle, Washington 98188, at 7:30 p.m., on Tuesday, March 27, 1997.

    At the Annual Meeting, you will be asked to consider and vote upon a proposal to reorganize the Company and then to merge the Company with a subsidiary ("Newco") of Boyne USA, Inc. ("Boyne"), resulting in Boyne acquiring 100% ownership of the Company. If the shareholders approve the Reorganization Agreement and Agreement and Plan of Merger dated as of December 6, 1996, then:

- the Company will make a distribution to the holders of shares of Class A common stock ("Class A Shares") of, at the election of each holder of Class A Shares, either cash or lift privileges in the form of membership units in the newly established Crystal Mountain Founders' Club (the "Club"), or a combination of cash and lift privileges in the form of Club membership units, at the following rates:

    a)   one membership unit in the Club per Class A Share
         OR
    b)   $154.48 in cash per Class A Share;

- shareholders who fail timely to elect to receive Club memberships will be deemed to have elected to receive only cash;

- Club members will have perpetual lift privileges similar to those currently associated with the Class A Shares; and

- the Company's articles of incorporation will be amended to delete the lift privileges associated with the Class A Shares ( together the "Reorganization").

    The day following the Reorganization, Newco will merge into the Company, each Class A Share and each share of Class B common stock ("Class B Share") will be converted into $65.52 in cash, payable to the shareholder, and each share of Newco will be converted into a share of the Company (the "Merger"). As a result of the Merger, the Company will immediately become a wholly-owned subsidiary of Boyne. Neither holders of Class A Shares nor holders of Class B Shares will be subject to any liability of the Company prior to or after the Merger Time. Boyne will invest a minimum amount, which will be between $10 million and approximately $12.5 million, in ski area improvements over the next ten years, at least $6 million of which must be invested by December 31, 2001. The actual minimum amount to be invested will be determined by subtracting certain costs, described in the accompanying Proxy Statement, from $15 million.

    The details of the Reorganization and the Merger are described in the attached Notice of Annual Meeting of Shareholders and Proxy Statement. As the proposed transaction allows the holders of Class A Shares to choose (i) to receive a membership interest in a Club whose members will enjoy lift privileges similar to those associated with the Class A Shares, as well as cash, or (ii) to receive only cash, the accompanying Notice and Proxy Statement should be carefully read in their entirety and each shareholder should take care to review and complete the attached proxy and distribution election materials. TO RECEIVE LIFT PRIVILEGES IN THE FORM OF CLUB MEMBERSHIP UNITS, A HOLDER OF CLASS A SHARES MUST MAKE HIS OR HER ELECTION PRIOR TO THE VOTE AT THE ANNUAL MEETING AND THE PROPOSED TRANSACTIONS MUST BE APPROVED BY THE REQUIRED SHAREHOLDER VOTE. Directors to replace those directors whose terms are ending will also be elected.

    The Board of Directors of the Company believes the transaction described in the attached notice and proxy statement is fair to the shareholders of the Company and unanimously recommends that the shareholders of the Company vote (i) for the proposal to approve the Reorganization Agreement and Agreement and Plan of Merger and the Merger described therein and to amend the Company's articles of incorporation; and (ii) for the proposed directors.

    The Board does not take a position as to the fairness of the transaction to Class A Share holders who do not elect to receive Club memberships in the Reorganization. See "Shareholders Electing All Cash" at Page 17 of the enclosed proxy statement.

    Whether or not you attend the Annual Meeting, please complete, sign and date the enclosed proxy card and distribution election form and return them promptly in the enclosed postage-prepaid envelope. Your stock will be voted in accordance with the instructions you have given in your proxy. If you attend the Annual Meeting, you may vote in person if you wish, even though you previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

    We are planning informal shareholder discussions in advance of the formal meeting of shareholders. The schedule is as follows:

    March 15-16, 3-4 p.m.    Crystal Conference Center (former Crystal Inn)
    March 22-23, 3-4 p.m.    Crystal Conference Center (former Crystal Inn)

    March 18, 7:00 p.m.      Ramada Inn, Tacoma
    March 19, 7:00 p.m.      Washington Athletic Club, Noble Auditorium, Seattle
    March 20, 7 p.m.         WestCoast Hotel, Bellevue





    Sincerely,


    /s/ Thomas F. Leonard                          /s/ Robert E. Carlson

    Thomas F. Leonard                              Robert E. Carlson
    President                                      Chairman of the Board





               PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD
                        AND THE ENCLOSED DISTRIBUTION ELECTION FORM.

                                 CRYSTAL MOUNTAIN, INC.
                               ONE CRYSTAL MOUNTAIN BLVD.
                          CRYSTAL MOUNTAIN, WASHINGTON 98022
                                     MARCH 10, 1997
                            _____________________________

                                     PROXY STATEMENT
TIME, DATE AND PLACE

    This Proxy Statement is being furnished to shareholders of Crystal
Mountain, Inc., a Washington corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board" or "Director(s)") from holders of the Company's Class A common shares, $50 per share par value (the "Class A Shares"), and Class B common shares, $20 per share par value (the "Class B Shares"), for use at the Annual Meeting of Shareholders of the Company scheduled to be held on Tuesday, March 27, 1997 at 7:30 p.m., Pacific Standard Time, at the Seattle Marriott Hotel near SeaTac Airport,
3201 South 176th Street, Seattle, Washington 98188 (the "Annual Meeting"). This Proxy Statement will first be mailed to shareholders of the Company on or about March 10, 1997.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

    At the Annual Meeting, the shareholders of the Company will consider and vote upon a proposal to approve the Reorganization Agreement and Agreement and Plan of Merger dated as of December 6, 1996 and the amendment of the Company's articles of incorporation and the merger described therein, whereby: (i) the Company will distribute to the holders of Class A Shares, at the election of such holders, either cash in the amount of $154.48 per Class A Share or lift privileges in the form of one membership unit in the Crystal Mountain Founders' Club (the "Club") per Class A Share, or a combination of cash and lift privileges in the form of Club membership units, (ii) the articles of incorporation of the Company will be amended to remove the lift privileges from the Class A Shares, (iii) CM Acquisition Corporation, a Washington corporation ("Newco") and a wholly-owned subsidiary of Boyne, will be merged with and into the Company (the "Merger"), pursuant to which the Company will become a wholly-owned subsidiary of Boyne USA, Inc. ("Boyne"), and each outstanding Class A Share and Class B Share will be converted into the right to receive $65.52 in cash and (iv) Boyne will make Qualified Expenditures (as defined herein) of $15 million.

    The shareholders will also elect Directors to replace those Directors whose terms are expiring and transact such other business as may properly come before the meeting or any adjournments thereof.

EFFECT OF THE PROPOSED TRANSACTION ON SHAREHOLDERS

    If the proposed transactions are approved and consummated:

-   The Company will become a wholly-owned subsidiary of Boyne.

- Each holder of Class A Shares who elects to receive lift privileges in the form of at least 20 Club membership units PRIOR TO THE VOTE AT THE ANNUAL MEETING will hold a Club membership entitling him or her to lift privileges similar to those currently enjoyed by Class A shareholders, plus $65.52 per share in cash. Alternatively, each holder of Class A Shares will receive $220 per share in cash and will have no further lift privileges. Holders may also make a combined election, receiving lift privileges in the form of Club membership units with respect to some of their Class A Shares and cash with respect to the remainder of their Class A Shares. Holders making a mixed election will have lift privileges if they elect at least 20 Club membership units.

-   Each holder of Class B Shares will receive $65.52 per share in cash.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO SUCH MATTERS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                        _________________________________________
                   THE DATE OF THIS PROXY STATEMENT IS MARCH 10, 1997

                                         TABLE OF CONTENTS
                                                                            Page
                                                                            ----

PROXY STATEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .i
    TIME, DATE AND PLACE . . . . . . . . . . . . . . . . . . . . . . . . . . .i
    MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING . . . . . . . . . . . . . .i
    EFFECT OF THE PROPOSED TRANSACTION ON SHAREHOLDERS . . . . . . . . . . . .i

TABLE OF CONTENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ii

SUMMARY OF PROPOSAL I. . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

    PARTIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
    THE REORGANIZATION AND MERGER. . . . . . . . . . . . . . . . . . . . . . .1
        THE REORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . . .1
        THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
        CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
    BOARD RECOMMENDATION . . . . . . . . . . . . . . . . . . . . . . . . . . .2
    BOARD PLANS SHOULD THE MERGER NOT BE CONSUMMATED . . . . . . . . . . . . .2
    THE CLUB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
        LIFT TICKETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
        TRANSFER OF CLUB MEMBERSHIPS . . . . . . . . . . . . . . . . . . . . .3
        MATERIAL DIFFERENCES BETWEEN CLASS A SHARES AND CLUB MEMBERSHIP UNITS.4
        FORMATION STATUS OF THE CRYSTAL MOUNTAIN FOUNDERS' CLUB. . . . . . . .4
    BOYNE'S QUALIFIED EXPENDITURE COVENANT . . . . . . . . . . . . . . . . . .4
    EFFECT OF THE PROPOSED TRANSACTION ON SHAREHOLDERS . . . . . . . . . . . .5
    DISSENTER'S RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
    POST RECORD DATE TRANSACTIONS IN SHARES. . . . . . . . . . . . . . . . . .6

SUMMARY OF PROPOSAL II . . . . . . . . . . . . . . . . . . . . . . . . . . . .7

    BOARD RECOMMENDATION . . . . . . . . . . . . . . . . . . . . . . . . . . .7
    THE CLASSIFICATION SYSTEM. . . . . . . . . . . . . . . . . . . . . . . . .7
    THE NOMINEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7

GENERAL INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8

    KEY DEFINED TERMS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
    RECORD DATE; SHARES ENTITLED TO VOTE: VOTE REQUIRED. . . . . . . . . . . .8
    PROXIES; PROXY SOLICITATION. . . . . . . . . . . . . . . . . . . . . . . .9
    RETURN OF PROXIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
    DISSENT AND APPRAISAL RIGHTS . . . . . . . . . . . . . . . . . . . . . . 10

PROPOSAL I:  THE REORGANIZATION AND THE MERGER . . . . . . . . . . . . . . . 11

    APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND THE AMENDMENT OF THE
    ARTICLES OF INCORPORATION. . . . . . . . . . . . . . . . . . . . . . . . 11
    BACKGROUND AND REASONS FOR THE PROPOSED MERGER AGREEMENT . . . . . . . . 12
    RECOMMENDATION OF THE BOARD OF DIRECTORS . . . . . . . . . . . . . . . . 16
        FACTORS CONSIDERED BY THE BOARD OF DIRECTORS . . . . . . . . . . . . 16
        SHAREHOLDERS ELECTING ALL CASH . . . . . . . . . . . . . . . . . . . 17
        RECOMMENDATION OF THE BOARD OF DIRECTORS . . . . . . . . . . . . . . 18
        SHAREHOLDER REJECTION OF THE MERGER AGREEMENT. . . . . . . . . . . . 18
    FAIRNESS OPINION OF THE COMPANY'S FINANCIAL ADVISOR. . . . . . . . . . . 19
        GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
        ASSUMPTIONS AND LIMITING CONDITIONS. . . . . . . . . . . . . . . . . 20
        ANALYSIS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

        CONCLUSION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
        NOTIFICATION IN THE EVENT THE FAIRNESS OPINION IS WITHDRAWN. . . . . 22
    INTERESTED PERSONS . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
        KEY EMPLOYEES. . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
        FORMER AND CURRENT DIRECTORS OF THE COMPANY. . . . . . . . . . . . . 22
        STAATZ TRANSACTION . . . . . . . . . . . . . . . . . . . . . . . . . 22
    REGULATORY MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

THE REORGANIZATION AGREEMENT AND AGREEMENT AND PLAN OF MERGER. . . . . . . . 23

    THE REORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
    THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
    CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
    CONDITIONS TO CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . 24
    REPRESENTATIONS, WARRANTIES AND COVENANTS. . . . . . . . . . . . . . . . 25
    TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
    FEES AND EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
    PROCEEDS TO SHAREHOLDERS FROM THE REORGANIZATION AND THE MERGER. . . . . 26

THE CLUB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

    ESTABLISHMENT OF THE CRYSTAL MOUNTAIN FOUNDERS' CLUB . . . . . . . . . . 26
    CRYSTAL MOUNTAIN FOUNDERS' CLUB MEMBERSHIP RIGHTS. . . . . . . . . . . . 26
    COMPARISON OF CRYSTAL MOUNTAIN FOUNDERS' CLUB MEMBERSHIP UNITS TO
    CURRENT CLASS A SHARES . . . . . . . . . . . . . . . . . . . . . . . . . 27
    TRANSFERABILITY OF CRYSTAL MOUNTAIN FOUNDERS' CLUB MEMBERSHIP UNITS. . . 28

TAX AND ACCOUNTING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

    ACCOUNTING TREATMENT . . . . . . . . . . . . . . . . . . . . . . . . . . 28
    FEDERAL INCOME TAX CONSEQUENCES:  OPINION OF LESOURD & PATTEN, P.S. . . .29
        CONSEQUENCES TO THE SHAREHOLDERS . . . . . . . . . . . . . . . . . . 29
        CONSEQUENCES TO THE COMPANY. . . . . . . . . . . . . . . . . . . . . 33
        CONSEQUENCES TO THE CLUB . . . . . . . . . . . . . . . . . . . . . . 34
    FORMATION STATUS OF THE CRYSTAL MOUNTAIN FOUNDERS' CLUB. . . . . . . . . 35

BOYNE'S QUALIFIED EXPENDITURE COVENANT . . . . . . . . . . . . . . . . . . . 35

    CAPITAL PROJECTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
        LIFTS AND TRAILS . . . . . . . . . . . . . . . . . . . . . . . . . . 35
        LODGES AND BASE FACILITIES . . . . . . . . . . . . . . . . . . . . . 36
        OTHER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
        IN THE FIRST YEAR AND A HALF:. . . . . . . . . . . . . . . . . . . . 37
        IN THE FOLLOWING YEAR: . . . . . . . . . . . . . . . . . . . . . . . 37
    FEDERAL INCOME TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . 37
    REMEDIES OF THE CLUB . . . . . . . . . . . . . . . . . . . . . . . . . . 37

DESCRIPTION OF BOYNE . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38

    IDENTITY AND BACKGROUND OF MANAGEMENT OF BOYNE . . . . . . . . . . . . . 38
    OTHER RESORTS OPERATED BY BOYNE. . . . . . . . . . . . . . . . . . . . . 39
    BOYNE FINANCIAL INFORMATION. . . . . . . . . . . . . . . . . . . . . . . 39

DESCRIPTION OF BUSINESS OF CRYSTAL MOUNTAIN, INC.. . . . . . . . . . . . . . 40

    FACILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
    EMPLOYEES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
    COMPETITION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
    REGULATORY MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
    PROPERTIES; LEASES; PERMITS. . . . . . . . . . . . . . . . . . . . . . . 41
    LEGAL PROCEEDINGS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

    IDENTITY AND BACKGROUND OF MANAGEMENT OF CRYSTAL MOUNTAIN, INC.. . . . . 41
    EXECUTIVE COMPENSATION . . . . . . . . . . . . . . . . . . . . . . . . . 43
    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS . . . . . . . . . . . . . 44
    UPDATE OF PROJECTED RESULTS THROUGH SEPTEMBER 30, 1996 . . . . . . . . . 44

MARKET PRICE OF THE COMMON SHARES AND RELATED SHAREHOLDER MATTERS. . . . . . 44

    MARKET INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
    HOLDERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
    BENEFICIAL OWNERSHIP AND MANAGEMENT OWNERSHIP. . . . . . . . . . . . . . 44
    DIVIDENDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45

PROPOSAL II:  ELECTION OF DIRECTORS. . . . . . . . . . . . . . . . . . . . . 45

    NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS FOR TERMS TO EXPIRE
      IN 1999. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
    MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE WHOSE TERMS
      EXPIRE IN 1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
    MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE WHOSE TERMS
      EXPIRE IN 1997 . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
    RECOMMENDATION OF THE BOARD OF DIRECTORS . . . . . . . . . . . . . . . . 47

OTHER INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47

    ACCOUNTANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
    OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
    SHAREHOLDER PROPOSALS FOR NEXT MEETING . . . . . . . . . . . . . . . . . 47
    AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . 47
    INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . . . . . . 48


Appendix A  --  Reorganization Agreement and Agreement and Plan of Merger
                among Crystal Mountain, Inc., Boyne USA, Inc. and CM Acquisition Corporation dated as of December 6, 1996, including:
              - Exhibit A, form of Ski Club Operating Agreement between Crystal
                Mountain, Inc. and the Crystal Mountain Founders' Club;
              - Exhibit B, form of Qualified Expenditure Agreement between Boyne
                USA, Inc. and the Crystal Mountain Founders' Club; and
              - Exhibit C, form of Pledge Agreement by Boyne USA, Inc. in favor of the Crystal Mountain Founders' Club.
Appendix B  --  Sections 23B.13.010 to 23B.13.310 of the Revised Code of
                Washington.
Appendix C  --  Fairness Opinion Of The Company's Financial Advisor,
                Houlihan Valuation Advisors dated February 12, 1997.

                               SUMMARY OF PROPOSAL I

CERTAIN SIGNIFICANT MATTERS DISCUSSED IN THIS PROXY STATEMENT REGARDING PROPOSAL I ARE SUMMARIZED BELOW. THIS SUMMARY (AND THE SUMMARY ABOVE) IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY REFERENCE TO THE MORE DETAILED INFORMATION APPEARING IN OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT (INCLUDING THE APPENDICES HERETO).


PARTIES

    The Company has entered into a Reorganization Agreement and Agreement and Plan of Merger dated as of December 6, 1996 (the "Merger Agreement") among:

    "Company"           Crystal Mountain, Inc.

    "Boyne"             Boyne USA, Inc., a Michigan corporation

    "Newco" CM Acquisition Corporation, a Washington corporation, and a wholly-owned subsidiary of Boyne

    Pursuant to the Merger Agreement, the Company will form:

    The "Club"          Crystal Mountain Founders' Club, a Washington nonprofit
                        corporation

    The Merger Agreement would affect the holders of:

    "Class A Shares"    Shares of the Class A common stock of the Company, par
                        value $50 per share, 26,609 shares issued and outstanding ("Class A Shares")

    "Class B Shares"    Shares of the Class B common stock of the Company, par
                        value $20 per share, 710 shares issued and outstanding
                        ("Class B Shares")

THE REORGANIZATION AND MERGER

    If the shareholders approve the Merger Agreement, the merger contemplated therein and the amendment of the Company's articles of incorporation, then:

    THE REORGANIZATION

- The Company will make a distribution to the holders of the Class A Shares of, at the election of each holder of Class A Shares, either cash or lift privileges in the form of one or more membership units in the Club (or a combination), at the following rates:

    -     one membership unit in the Club per Class A Share

             or

    -     $154.48 in cash per Class A Share.

          SHAREHOLDERS WHO DO NOT ELECT TO RECEIVE CLUB MEMBERSHIPS BY SUBMITTING THEIR PROPERLY COMPLETED DISTRIBUTION ELECTION FORM PRIOR TO THE VOTE AT THE ANNUAL MEETING WILL BE DEEMED TO HAVE ELECTED TO RECEIVE CASH. THE RECORD DATE FOR THE DISTRIBUTION WILL BE MARCH 6, 1997.

- Club members will have perpetual lift privileges similar to those currently associated with the Class A Shares.

- The lift privileges now associated with the Class A Shares will be terminated and Class A Share holders will receive the above mentioned Club memberships, or cash, at each Class A Share holder's election. THIS ELECTION MUST BE MADE PRIOR TO THE VOTE AT THE ANNUAL MEETING. The Company will continue to honor existing lift privileges for the 1996-1997 ski season.

    THE MERGER

    Immediately after the Reorganization:

- Newco will merge into the Company, each Class A Share and each Class B Share will be converted into $65.52 in cash, payable to the shareholder, and each share of Newco will be converted into a share of the Company (the "Merger").

- As a result of the Merger, the Company will become a wholly-owned subsidiary of Boyne. Neither holders of Class A Shares nor holders of Class B Shares will be subject to any liability of the Company prior to or after the Merger Time.

- Shareholders of the Company will cease to have an ownership interest in the Company upon the occurrence of the Merger.

    CONDITIONS

- The Reorganization will not occur unless the Company's shareholders approve the Merger Agreement, the Merger and the proposed amendment to the Company's articles of incorporation.

-   The Merger will not occur unless the Reorganization occurs.

    The Reorganization and Merger, and the conditions thereto, are more fully described under "Reorganization and Merger" below.

    BOARD RECOMMENDATION

    The board of directors of Crystal Mountain, Inc. (the "Company") believes the transaction described herein is fair to the shareholders of the Company, and unanimously recommends that the shareholders of the Company vote for the proposal to approve the Merger Agreement and the merger contemplated therein and to amend the Company's articles of incorporation.

    The Board does not take a position as to the fairness of the transaction to Class A Share holders who do not elect to receive Club memberships in the Reorganization. See "Shareholders Electing All Cash" at page 17.

    BOARD PLANS SHOULD THE MERGER NOT BE CONSUMMATED

    If the Merger is not consummated, the Company will evaluate its options following completion of the current ski season, which is expected to end in mid-April. Alternatives could include: (i) making no significant change from current operations, (ii) taking measures (listed herein under "Recommendation of the Board of Directors - Shareholder Rejection of the Merger") to reduce operating expenditures or (iii) attempting to structure another transaction,
which might not preserve the lift ticket privileges.   The option chosen will
depend on the financial condition of the Company and the Board's evaluation of the best interests of the shareholders.

    The long term viability of the Company requires outside financing or a
series of profitable ski seasons to fund capital improvements.   Improvements
are necessary for the Crystal Mountain ski resort (the "Resort") to remain competitive and some are required for the Company to remain in compliance with its Forest Service Permit. The Board has investigated the possibility of obtaining additional equity or debt financing and has determined that none is available on terms acceptable to the Company. This investigation is described under "Background and Reasons for the Proposed Merger." Based on Company performance over the last decade, it would be difficult, if not impossible, for the Company to pay for the necessary improvements solely from operating income within a ten year time frame.

    Given the Company's present financial condition and the inherent unpredictability of profit of the Resort due to its dependence on weather, the Board has determined that it is in the best interests of the shareholders to engage in a transaction now. The present condition of the Company is such that the Board successfully negotiated a transaction preserving the Class A Share holders lift ticket privileges. An unprofitable 1997-1998 ski season may put the Company in violation of a loan covenant that requires it not to exceed a specified ratio of debt to equity, which would permit the Company's bank to cut off further lending and to accelerate outstanding loans so they become immediately due and payable. The financial consequences to the Company of a failure to consummate the Merger are discussed in detail under "Recommendation of the Board of Directors - Shareholder Rejection of the Merger Agreement."

THE CLUB

    The Club will be a nonprofit membership organization whose members will have varying numbers of membership units initially corresponding to the number of Class A shares held as of March 6, 1997 for which the shareholders elect to receive lift privileges in the form of Club membership units. Club memberships are not expected to experience any significant appreciation in value and will not be freely transferable. Shareholders who elect to receive lift privileges in the form of Club membership units should do so solely for the current and future benefits of Club activities and resources, including the annual distribution of lift tickets. Shareholders should not acquire Club memberships for investment purposes or with any expectation of future profit.

    The Club will not be subject to the reporting requirements of the Securities and Exchange Act of 1934 (the "Exchange Act") and hence will not provide periodic reports to Club members pursuant to the requirements of the Exchange Act.

    LIFT TICKETS

    On timely payment of annual dues, each fall the Club will issue to each Club member who holds at least 20 membership units one transferable weekend lift ticket per membership unit held. Each member may elect to receive a non-transferable season's pass, or some other combination of passes and transferable lift tickets, so long as the total retail price does not exceed the retail price of a weekend lift ticket times the number of membership units held. The Company will be bound in perpetuity to accept lift tickets and season's passes issued annually by the Club pursuant to the Club Operating Agreement between the Club and the Company.

    Annual dues per membership unit will be set by the board of trustees of the Club, and will be 5% to 10% of the retail price of an adult weekend lift ticket. The current retail price of an adult weekend lift ticket is $35. Based on this price, Club dues would be between $1.75 and $3.50 per Club membership unit per
year.   Annual dues may increase if lift ticket prices increase. Five percent of the retail price of an adult weekend lift ticket is a minimum dues amount per membership unit established in the Club Operating Agreement; a vote of Club
members is required for dues to exceed 10%.    The price of an adult weekend
lift ticket was increased by 6% last year and has increased by 25%, from $28 to $35, since 1990. Prices for the last seven years are as listed herein under "The Club - Establishment of the Crystal Mountain Founders Club."

    A member who fails to pay dues by October 31 will remain a member, but will receive no lift tickets for the coming ski season. There will be no initiation fee for persons acquiring their Club membership units in the Reorganization. The initiation fee from the Reorganization Date until July 31, 2000, will be $154.48 per membership unit. After July 31, 2000, the board of trustees may change the initiation fee.

    Club members holding less than 20 Club membership units will not be eligible to receive lift tickets and will not be entitled to vote.

    Engaging in the business of commercial resale of lift tickets issued by the Club is prohibited. In addition, any transfer by a Club member of tickets to a person or entity that he or she knows is engaged in the business of commercial resale of lift tickets is prohibited. Any tickets so transferred would be null and void. Any Club member who engages in the business of commercial resale of tickets or knowingly transfers tickets to a person or entity engaged in such business will forfeit his or her lift ticket privileges for that year. The board of trustees of the Club will determine what constitutes the business of commercial resale of lift tickets.

    TRANSFER OF CLUB MEMBERSHIPS

    Membership units will not be transferable and may be sold or transferred only back to the Club, except for specific transfers pursuant to family gifts, death or divorce. If a member wishes to resign his or her membership, or to reduce the number of membership units he or she holds, he or she would be entitled to receive from the Club a cash payment of 100% of the then-current initiation fee (based on the number of membership units he or she holds).

The initiation fee will be set by the Club's board of trustees (which will be elected by the Club's members) from time to time after July 31, 2001. See "The Club - Transferability of Crystal Mountain Founders' Club Membership Units" below for a more complete description.

    The total number of membership units in the Club will be fixed, and may not be increased.

    The Club is more fully described under "The Club" below.

    MATERIAL DIFFERENCES BETWEEN CLASS A SHARES AND CLUB MEMBERSHIP UNITS

    Upon consummation of the Reorganization, the shareholders of the Company who elected to receive lift privileges in the form of Club membership units will become members of the Club, and their rights will be governed by the Club's articles and bylaws, as well as Title 24 of the Revised Code of Washington (the "RCW") governing nonprofit corporations, which differ in certain material respects from the Company articles, bylaws, and Title 23B of the RCW governing for profit business corporations. For example, while a Class A Share holder holding less than 20 Class A Shares may vote those shares, a Club member holding fewer than 20 Club membership units will not be able to vote his or her Club
membership units.     These differences are more fully described under "The
Club - Comparison of Crystal Mountain Founder's Club Membership Units to Current Class A Shares" below.

    As regards the annual cost and timing of the lift ticket privileges, the Club membership units do not differ materially from the Class A Shares. Both the Class A Shares and the Club membership units require payment of a fee of between 5% and 10% of the value of a weekend adult lift ticket per Class A Share or Club membership unit to receive a distribution of lift tickets. For the Class A
Share holders, this payment is an activation fee.   For Club members, this
payment will be the annual Club dues.   Class A Share holders are not, and Club
members will not be, required to pay the activation fee or dues unless they want to receive lift tickets.

    Differences in the tax treatment of Club membership units and Company Class A Shares from the holder's point of view is discussed herein under "Tax and Accounting - Federal Income Tax Consequences -- Consequences to the Shareholders."

    FORMATION STATUS OF THE CRYSTAL MOUNTAIN FOUNDERS' CLUB

    Application for Internal Revenue Service recognition of qualification as a federally tax-exempt organization under Internal Revenue Code Section 501(c)(7) will be made promptly following the distribution of lift privileges in the form of membership units in the Reorganization. There is no assurance that the Club will qualify for federally tax exempt status under Internal Revenue Code Section 501(c)(7). Should the IRS reject the Club's application, then the Company expects that the board of trustees, would, if possible (i) make all changes required for the Club to be recognized as federally tax exempt under Internal Revenue Code Section 501(c)(7) or, alternatively, (ii) take other steps to avoid
the negative ramifications of the failure to be recognized.   Changes to  the
Club could include an increase in membership dues, an increase in social activities or a restriction of the transferability of lift tickets issued by the Club. The tax ramification of the Club's failure to qualify under Internal Revenue Code Section 501(c)(7) are discussed below under "Tax and Accounting Treatment - Federal Income Tax Consequences -- Consequences to the Club."

BOYNE'S QUALIFIED EXPENDITURE COVENANT

    Boyne and the Club will be parties to the Qualified Expenditure Agreement, pursuant to which:

- Boyne has agreed with the Club that, if the Merger occurs, Boyne will make Qualified Expenditures of not less than $15 million by December 31, 2006. Not less than $8 million of that $15 million will be made by December 31, 2001.

- Only expenditures designated as "Qualified" in the Qualified Expenditure Agreement will count toward the $15 million which is required. The expenditures so designated are limited to the cost of certain capital projects to improve the Resort, which are listed in the Qualified Expenditure Agreement, and specific expenses associated with the Reorganization and Merger. The Qualified Expenditures associated with the Reorganization and Merger are limited in amount, and include the federal income taxes, withholding taxes, interest and penalties incurred by the Company in completing the Reorganization and Merger (as described in the Qualified

    Expenditure Agreement) and the amount of $65.52 per share in cash paid to the Company's shareholders pursuant to the Merger. Assuming there are no dissenting shareholders, approximately $1.8 million of the $15 million will be used to pay the amount payable to the Company's shareholders pursuant to the Merger.

- The non-capital expenditure component of the Qualified Expenditures will be limited to $5 million of the $15 million to be spent by December 31, 2006 including $2 million of the $8 million to be spent by December 31, 2001. Based on certain assumptions described under "Tax and Accounting: Federal Income Taxes" below, it is expected that the total non-capital expenditure component will be approximately $2.5 million.

- Boyne's obligations under the Qualified Expenditure Agreement will be secured by a pledge in favor of the Club of all of the issued and outstanding shares of the Company. If Boyne fails to make the Qualified Expenditures in the amount required by the Qualified Expenditure Agreement, the security pledged in favor of the Club will not provide additional capital to the Company.

Boyne's Qualified Expenditure Covenant is more fully described under "Boyne's Qualified Expenditure Covenant" below. Boyne is more fully described under "Description of Boyne" below, which includes certain financial information regarding Boyne.

EFFECT OF THE PROPOSED TRANSACTION ON SHAREHOLDERS

    If the Reorganization and Merger occur:

- Each holder of Class A Shares will, if he or she so elects PRIOR TO THE VOTE AT THE ANNUAL MEETING, receive lift privileges in the form of one Club membership unit per Class A Share. A Club member with at least 20 Club membership units will be entitled to lift privileges similar to those currently enjoyed, plus $65.52 per share in cash. Alternatively, each holder of Class A Shares will receive $220 per share in cash and will have no further lift privileges. Holders may also make a combined election, receiving Club membership units for some Class A Shares and cash for the remainder.

-   Each holder of Class B Shares will receive $65.52 per share in cash.

- Shareholders will likely incur federal income taxes as a result of the proposed transaction. The amount of such taxes will depend on a number of factors, including whether a shareholder elects to take cash or Club memberships, or a combination of the two, and that shareholder's "basis" in his or her Class A Shares ("basis" is generally equal to the amount that a shareholder paid for the shares).

- The Company intends to prepare and file its own tax returns using an estimated fair market value for the Club membership units of $154.48 per unit. Based on that value, and the other assumptions described under "Tax and Accounting: Federal Income Taxes" below, a Class A Share holder in the highest marginal tax bracket whose basis per Class A Share is $50 should incur a tax of $65.52 per Class A Share held. A shareholder with a higher basis or who is in a lower tax bracket should incur a lower tax. Shareholders should be aware that there is no assurance that the Internal Revenue Service will not take the position that the value of the Club membership units is significantly higher than $154.48 per unit. If the IRS takes this position, the effect could be to increase materially the tax payable by shareholders as a result of the Reorganization and Merger. The Company has not obtained an independent valuation of the Club membership units.

- The holders of Class B Shares will not incur federal income taxation on the Class B Shares in the Reorganization, but may incur federal income taxation on the Class B Shares in the Merger. If the $65.52 per share Merger payment made for each Class B Share is greater than the shareholder's basis in his or her shares, he or she will have a taxable capital gain to the extent that the sale price exceeds basis. If the sale price is less than the shareholder's basis, he or she will have a capital loss for federal income tax purposes.

- Currently, holders of Class A Shares are generally required annually to pay federal income tax on the value of the lift privileges received in excess of the activation fee paid. If the Club is and remains properly qualified as a federally tax-exempt organization under Internal Revenue Code Section 501(c)(7), there is a reasonable basis for Club members to take the position that the lift tickets they receive from the Club are not taxable as income, but rather are a non-taxable benefit enjoyed due to membership in a nonprofit corporation. Any sales by a Club member of tickets received from the Club would be taxable to the extent the sale proceeds exceed the Club member's basis, if any, in the tickets sold. However, it must be noted that the position that the Club members' mere receipt of tickets from the Club is not taxable is not free from doubt. There is no assurance that the Club will qualify for federally tax-exempt status or that the Internal Revenue Service will not take the position that the Club members' mere receipt of the lift tickets from the Club is taxable. NEITHER THE COMPANY NOR THE CLUB HAS SOUGHT, OR INTENDS TO SEEK, A RULING FROM THE INTERNAL REVENUE SERVICE CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION OF LIFT TICKETS TO THE CLUB MEMBERS.

    The reasoning and analysis upon which LeSourd & Patten, P.S. has based its opinion as to the tax consequences of the transaction, and the consequences themselves, are described under "Tax and Accounting: Federal Income Tax Consequences" below. Each shareholder is strongly encouraged to read that portion of this Proxy Statement in its entirety, and to consult with his or her own tax advisor.

DISSENTER'S RIGHTS

    Under Washington law, shareholders who do not vote to approve the Merger Agreement and Merger may dissent and elect to have the fair value of their shares immediately prior to the effective date of the Merger (excluding any appreciation or depreciation in anticipation of the Merger) judicially appraised and paid to them in cash. Any shareholder wishing so to dissent must give written notice of his or her intent to demand payment before the Annual Meeting and comply with the other requirements of Sections 23B.13.010 to 23B.13.310 of the Revised Code of Washington, the full text of which is attached to this Proxy Statement as Appendix B.

    Any deviation from such requirements may result in a termination of dissenter's appraisal rights and subject such shares to all of the terms of the Merger. The negative vote of a shareholder will NOT be deemed to constitute the required written demand. A condition to the obligations of Boyne and Newco under the Merger Agreement is that the number of Class A Shares and Class B Shares (in the aggregate) held by stockholders (other than stockholders who hold more than 200 Class A Shares of record as of July 31, 1996) who are Dissenting Shareholders shall be less than 1,000 shares.

POST RECORD DATE TRANSACTIONS IN SHARES

    The record date for determining shareholders eligible to receive the distribution in the Reorganization, to receive notice of the Annual Meeting and to vote at the Annual Meeting is March 6, 1997. A shareholder who acquires shares AFTER March 6, 1997 may not submit a distribution election form and will not be entitled to receive Club membership units or cash in the Reorganization. However, such new shareholder will receive cash in the Merger. A shareholder who has acquired his or her shares after March 6, 1997 will not be entitled to notice of the Annual Meeting.

                                SUMMARY OF PROPOSAL II

CERTAIN SIGNIFICANT MATTERS DISCUSSED IN THIS PROXY STATEMENT REGARDING PROPOSAL II ARE SUMMARIZED BELOW. THIS SUMMARY (AND THE SUMMARY ABOVE) IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY REFERENCE TO THE MORE DETAILED INFORMATION APPEARING OR INCORPORATED BY REFERENCE TO THIS PROXY STATEMENT (INCLUDING THE APPENDICES HERETO).

BOARD RECOMMENDATION

    The board of directors of Crystal Mountain, Inc. (the "Company") UNANIMOUSLY RECOMMENDS that the shareholders of the Company vote FOR the proposed directors.

THE CLASSIFICATION SYSTEM

    The Company has a system of classification of Directors under which Directors serve three-year terms and their terms of office are staggered. Each year the shareholders establish the size of the Board for the coming year. It is the recommendation of the current Board that the shareholders set the size of the Board at twelve for the coming year, resulting in three equal units of four directors each.

THE NOMINEES

    The Nominees are Robert E. Carlson, Nancy K. Dees, Lawrence E. Hard and Thomas F. Leonard. The Board of Directors has no reason to believe that any person named below will be unable or will decline to serve. All four nominees are current Directors of the Company, serving terms which expire at the Annual meeting. Messrs. Carlson, Hard and Leonard have been directors since 1987. Ms. Dees has been a director since 1990. On the following pages, identifying information is provided for each person nominated for election to the Board of Directors, including their principal occupation during the last five years. Also shown is similar information for the Directors whose terms of office will continue after the Annual Meeting.

                                     GENERAL INFORMATION
KEY DEFINED TERMS

    The following is a summary of key defined terms used in this Proxy Statement. The reader may find it helpful to refer to this list of key terms in reading the Proxy Statement.


"Boyne"                 Boyne USA, Inc., a Michigan corporation


"Class A Share"         One share of Class A common stock, par value $50 per
                        share, of the Company


"Class B Share"         One share of Class B common stock, par value $20 per
                        share, of the Company


"Club" The Crystal Mountain Founders' Club, a Washington nonprofit corporation


"Club Operating         The Ski Club Operating Agreement between the Company
Agreement"              and the Club, in substantially the form attached to the
                        Merger Agreement as Exhibit A

"Company" or "Crystal"  Crystal Mountain, Inc., a Washington corporation

"Drop Dead Date"        April 15, 1997 or such later date to which the Company
                        and Boyne may reasonably agree

"Exchange Act"          The Securities Exchange Act of 1934, as amended

"Houlihan"              Houlihan Valuation Advisors

"Merger" The merger of Newco into the Company and the exchange of Class A Shares and Class B Shares for $65.52 in cash per share, all as described in the Merger Agreement

"Merger Agreement"      The Reorganization Agreement and Agreement and Plan of
                        Merger among Boyne, Crystal Mountain, Inc. and Newco, as amended

"Merger Time"           The time at which the articles of merger are filed with
                        the Secretary of State of the State of Washington

"Newco" CM Acquisition Corporation, a Washington corporation which is a wholly owned subsidiary of Boyne

"Qualified              Qualified expenditures made pursuant to the Qualified
Expenditures"           Expenditure Agreement

"Qualified Expenditure  The Qualified Expenditure Agreement between Boyne and
Agreement"              the Club, in substantially the form attached to the
                        Merger Agreement as Exhibit B

"Qualified Expenditure  Boyne's obligation to make certain Qualified
Covenant"               Expenditures pursuant to the Qualified Expenditure
                        Agreement

"Reorganization"        The amendment to the Company's articles of incorporation
                        and bylaws, the distribution to holders of the Company's
                        Class A Shares, and the entry of the Company and the Club into the Ski Club Operating Agreement, all as described in the Merger Agreement

"Reorganization Date"   The earliest practicable date after December 31, 1996
                        on which the conditions to the occurrence of the Reorganization Date set forth in Article 4 of the Merger
                        Agreement are satisfied or waived, or (if the Reorganization Date has not previously occurred) the Drop-Dead Date

"Resort"                The Crystal Mountain ski resort

RECORD DATE; SHARES ENTITLED TO VOTE: VOTE REQUIRED

    The outstanding voting securities of the Company consist of 26,609 Class A Shares and 710 Class B Shares, all of which will be entitled to vote at the Annual Meeting on March 27, 1997.

    RECORD DATE. Only shareholders of record as of the close of business on March 6, 1997 are entitled to receive the distribution in the Reorganization and to notice of and to vote at the Annual Meeting or at any adjournment thereof. At such date, there were 26,609 Class A Shares held by 979 holders of record and 710 Class B Shares outstanding held by 2 holders of
record.   A shareholder who acquires shares AFTER March 6, 1997 may not submit a distribution election form and will not be entitled to receive Club membership units or cash in the Reorganization. However, such new shareholder will receive cash in the Merger. A shareholder who has acquired his or her shares after March 6, 1997 will not be entitled to notice of the Annual Meeting.

    Shareholders of record on the record date are entitled to one vote per share on any matter which may properly come before the Annual Meeting.

    QUORUM. A majority of each class of shares and the combined number of outstanding Class A Shares and Class B Shares must be represented, either in person or by proxy, at the Annual Meeting to obtain the quorum required by the bylaws of the Company to conduct business at the Annual Meeting.

    REQUIRED VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE AMENDMENT TO THE ARTICLES OF INCORPORATION. The affirmative vote of the holders of two-thirds of the outstanding Class A Shares, Class B Shares and both combined is required to approve the Merger Agreement and the Merger and to approve the amendment to the articles of incorporation.

    REQUIRED VOTE FOR ELECTION OF DIRECTORS. The Directors elected are the four receiving the largest numbers of votes cast.

    ADJOURNMENT.   It is currently expected that, on the Annual Meeting date of
March 27, 1997, votes will be taken and the polls closed on Proposal I (approval of the Merger Agreement, the Merger, and the amendment to the Company's articles of incorporation) and Proposal II (election of directors) contained in this proxy statement. It is possible, however, that the management of the Company may propose one or more adjournments of the Annual Meeting, either to allow the inspectors of election to count and report on the votes cast, without closing the polls, in order to permit further solicitation of proxies with respect to Proposal I, or for other reasons. Proxies solicited by the Company will be voted at the Annual Meeting in favor of any adjournment proposed by management, but will not be considered a direction to vote for any adjournment proposed by others. If any adjournment is properly proposed at the Annual Meeting on behalf of any person other than management, the persons named as proxies, acting in such capacities, will have discretion to vote on such adjournment in accordance with their best judgment.

     Should the Board desire to adjourn the Annual Meeting to continue to solicit votes to approve the proposed transaction, proxies voted against Proposal I may not be used by management to vote for an adjournment pursuant to the discretionary authority of the persons named as proxies.

    DIRECTOR/OFFICER CONTROL. The Directors and executive officers of the Company collectively own less than one and a half percent of the outstanding Class A Shares and Class B Shares. See "Beneficial Ownership and Management Ownership".

    ABSTENTIONS AND BROKER NON-VOTES. Abstentions from voting and broker non-votes will have the same effect as votes against the proposed transaction.

PROXIES; PROXY SOLICITATION

    Unless such proxies have been previously revoked, Class A Shares and Class B Shares represented by properly executed proxies will be voted in accordance with the instruction indicated on such proxies. IF NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED "FOR" THE PROPOSAL TO APPROVE THE MERGER AGREEMENT, THE MERGER, AND THE AMENDMENT TO THE ARTICLES OF INCORPORATION. Although the Company is not aware of any matters to be voted upon at the Annual Meeting other than as stated herein and in the accompanying Notice of Annual Meeting of Shareholders, if any other matters are properly brought before the Annual Meeting, the enclosed proxy gives discretionary authority to the persons named in such proxy to vote the shares with respect to any such matters. Any shareholder who has given a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company, Lawrence E. Hard, at LeSourd & Patten, P.S., 2400 Columbia Center, 701 Fifth Avenue, Seattle, Washington 98104-7095, written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy). The execution and return of the enclosed proxy will not in any way affect a shareholder's right to attend the Annual Meeting in person.

    The cost of preparing, printing and mailing this Proxy Statement and the enclosed proxy and distribution election form, as well as the cost of soliciting proxies relating to the Annual Meeting, will be borne by Boyne. Such solicitation will be made by mail, but also may be made by telephone or in person by the Directors, officers or employees of the Company. Such Directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. In addition, the Company has engaged Allen Nelson & Co. to provide proxy solicitation services on behalf of the Company for an estimated fee of $6,750. Boyne will bear the cost of these proxy solicitation services. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding any proxy soliciting materials to their principals. The approximate mailing date of these proxy materials is expected to be March 6, 1997.

RETURN OF PROXIES

    If the accompanying proxy is properly executed and delivered to the Company's Secretary, Lawrence E. Hard, at LeSourd & Patten, P.S., 2400 Columbia Center, 701 Fifth Avenue, Seattle, Washington 98104-7095 prior to 4:00 p.m.
(PST), on Tuesday, March 27, 1997, or to him at the place of the Annual Meeting prior to the opening of the Meeting, it will be voted in accordance with the instructions indicated.

    All shareholders are requested to act promptly and send in the accompanying proxy whether or not they plan to be present at the meeting. If you do attend, your proxy may be returned to you at the door, if you wish, before you enter the Meeting. If you plan to attend the Meeting but are unable to send in your proxy in advance, please contact the Company's Secretary, Lawrence E. Hard, by telephone at (206) 624-1040 or by telefax at (206) 223-1099, and advise him of that fact.

         WHILE YOU HAVE THE MATTER IN MIND, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD AND DISTRIBUTION ELECTION FORM.

DISSENT AND APPRAISAL RIGHTS

    Under the Washington Business Corporation Act ("WBCA"), Company shareholders who do not vote in favor of the Merger may dissent and elect to have the fair value of their shares immediately before the effective date of the Merger judicially appraised and paid to them in cash. The fair value of the shares immediately before the effective date of the Merger would be the fair value of the shares after the Reorganization, meaning that the Class A Shares appraised would not possess lift ticket distribution rights. The appraisal value of the shares would exclude any appreciation or depreciation in anticipation of the proposed Merger.

    Any shareholder who wishes to dissent (a "Dissenting Shareholder"):
(i) must file with the Company a written objection to the Merger prior to the taking of the vote on the Merger; (ii) must not vote in favor of the Merger; and
(iii) must comply with the other requirements of WBCA Sections 23B.13.010 to 23B.13.310, the full text of which is attached to this Proxy Statement as Appendix B.

    Any deviation from such requirements may result in a termination of dissenter's appraisal rights and subject such shares to all of the terms of the Merger. The negative vote of a shareholder will NOT be deemed to constitute the required written demand. Failure to make a demand upon the Company within the required statutory period will result in the shareholder being bound by the terms of the Merger Agreement.

    A condition to the obligation of Boyne to consummate the Merger is that the number of Class A Shares and Class B Shares (in the aggregate) held by stockholders (other than stockholders who hold more than 200 Class A Shares of record as of July 31, 1996) who are Dissenting Shareholders shall be less than 1,000 shares.

                 PROPOSAL I:  THE REORGANIZATION AND THE MERGER
APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND THE AMENDMENT OF THE ARTICLES OF INCORPORATION

    At the Annual Meeting, the Company's shareholders will be asked, among other things, to approve the amendment to the articles of incorporation, as well as the Merger, pursuant to the Merger Agreement. A copy of the Merger Agreement is attached as Appendix A. The Reorganization, including the distribution of Club membership units, will not occur unless the Company shareholders approve the Merger Agreement and the amendment to the articles of incorporation.

    The Company will incorporate a nonprofit Washington corporation, the Club, whose articles and bylaws will contain the provisions described below under "The Club" at page 26. The Company will simultaneously complete the following Reorganization, making:

(i) an amendment of its articles of incorporation and bylaws to eliminate the lift privileges associated with its Class A Shares and to allow the distribution described in subparagraph (ii) below; and

(ii) a distribution to each holder of its Class A Shares of one or a combination of:

         (a) a number of Club membership units equal to the number of Class A Shares held by such shareholder, if such shareholder elects PRIOR TO THE VOTE AT THE ANNUAL MEETING to receive lift privileges in the form of membership in the Club;

              OR

         (b) $154.48 in cash times the number of Class A Shares held by such shareholder, payable between 121 days and 150 days after the Reorganization Date, if such shareholder does not elect to receive lift privileges in the form of membership in the Club.

    Upon the approval of the Merger Agreement and the amendment to the articles of incorporation, the Company and the Club will enter into a perpetual contract, the Club Operating Agreement, pursuant to which:

(i) the Company will agree forever to accept a specific quantity of lift tickets and season's passes issued by the Club to its members;

(ii) the Company will agree to perform certain administrative functions for the Club including providing a mechanism for honoring the Club members' lift privileges; and

(iii) the Club will agree to pay the Company, as compensation for performing such administrative functions, an annual fee equal to 4% of the retail price of the lift tickets issued by the Club; in addition, the Club will reimburse the Company for the Forest Service fee attributable to the lift tickets and season's passes issued by the Club.

    After the Reorganization, Boyne will acquire 100% ownership of the Company pursuant to the Merger. The Merger will be accomplished by completion of the following transactions:

(i) a subsidiary of Boyne, Newco, will merge with and into the Company;

(ii)     the surviving corporation will be the Company (Crystal
         Mountain, Inc.);

(iii) each share of Newco stock will be converted into one share of common stock of the Company; and

(iv) each Class A Share and Class B Share of the Company outstanding immediately prior to the Merger will be converted into the right of the shareholder to receive $65.52.

    The Company will honor existing lift privileges for the period ending September 30, 1997. In addition, the Company will continue to be obligated for payment of all of the Company's liabilities and indebtedness, both fixed and contingent, including but not limited to the Company's indebtedness to Seattle-First National Bank, insurance deductibles, potential environmental cleanup costs and lease obligations. Current shareholders were not personally liable for Company liabilities prior to the Merger and will not be personally liable for Company liabilities after the Merger.

    Boyne is required under the Qualified Expenditure Agreement to make Qualified Expenditures (described below under "Boyne's Qualified Expenditure Covenant") of not less than $15 million by December 31, 2006, of which not less than $8 million are to be made by December 31, 2001. Should Boyne fail to make the required Qualified Expenditures within the required time, subject to force majeure and permit requirements, the Club will be entitled to specific performance and may demand that Boyne deposit 107% of the shortfall in Qualified Expenditures into an escrow account. Boyne's obligations under the Qualified Expenditure Agreement will be secured by a pledge in favor of the Club of all of the issued and outstanding shares of the Company.

BACKGROUND AND REASONS FOR THE PROPOSED MERGER AGREEMENT

    The ski resort business is a capital intensive industry. The need to fund new technology, such as high speed quad lifts, to remain competitive has led to the acquisition of smaller operators by larger operators, and the consolidation of multiple resorts under the ownership of relatively few large operators. This trend has increased competitive pressure on independent mid-sized resorts such as the Company, and the trend is accelerating. The Company's management and Board have discussed strategic alliances and have received expressions of interest in such an alliance or acquisition in the past. In general, these expressions of interest have stated that if the Company ever became interested in being acquired, in whole or in part, it could contact the interested parties to begin negotiations.

    Because the Company operates a single location resort, the Company is susceptible to adverse weather conditions in the Pacific Northwest. Adverse weather conditions have resulted in the Company suffering annual losses in the last three consecutive years. As a result, the Company has not generated sufficient funds from operations to make necessary capital improvements and may not be able to do so in the future. Without an investment of significant capital, the Company would run the risk of reducing or terminating operations due to inadequate funds to complete the capital improvements required to remain competitive in the face of increased competition from the other major regional ski resorts (one of which, Snoqualmie Pass, was sold in December of 1996 to another major operator who has announced its intention to make major capital improvements in the ski area).

    The Board has considered the possibility of increasing funds available by issuing additional shares or obtaining additional debt financing, and has determined that such financing would not be available on terms acceptable to the Company, if at all. The Board held discussions with four national investment banking firms in 1994 for financial and transactional advice. The Board considered several alternatives.

    The Board felt that several million dollars must be raised to design and construct the capital improvements required to remain competitive. Debt options considered were (i) obtaining additional financing from Seafirst, the Company's lender, (ii) obtaining financing from a bank other than Seafirst and (iii) privately or publicly placing debt. The Company discussed the matter with its banker and determined that there was a significant risk that the Company could not service any significant additional debt, even on the terms of its existing debt. If the Company failed to service this debt, there would be a significant risk of loss of Class A Shareholder lift privileges.

    An additional public or private offering of Class A Shares was considered. Based on the Company's experience with the 1987 offering, in which only approximately 4,600 shares were placed, the Board determined that the amount of cash raised would not justify the burden of honoring additional perpetual lift ticket privileges (particularly if most of the new shareholders were current full price lift ticket purchasers at the Resort). In order to raise $8 million at a price per share of $220, for example, 36,364 shares would need to be sold, more than doubling the number of outstanding shares. The Board also concluded that the existence of new lift privilege holders would adversely affect the preservation of the existing shareholder lift privileges should the Company later be sold.

    Based on the Board's experience from its negotiations with potential investors, as well as its familiarity with business transactions generally, the Board believed that any investor willing to make the equity investment that would be required would demand control of the Company.

    The Board believes that due to the present financial condition of the Company and the amount of capital required to make necessary improvements to the Resort, the only viable alternative available is to sell the Company or its assets. The Board also understands that the holders of Class A Shares are very concerned about maintaining their lift privileges. Although holders of Class A Shares have voting rights and an economic interest in profits, the Company has never paid a cash dividend and no shareholder holds a significant voting interest due to the wide dispersal of share ownership (the average Class A
shareholder owns 27.5 Class A Shares).   Consequently, the Company believes that
the main benefit associated with the Class A Shares is the lift privileges.
The desire to preserve the shareholder lift privileges dictates that, if the Company is to be sold, the buyer should be an experienced ski resort operator capable of managing the Company's business and the transaction should be negotiated while the Company is still sufficiently strong to negotiate a continuation of the lift privileges. The Company believes that it may not be sufficiently strong in the future. The Board has evaluated all potential investors for the 1994 - 1996 period with the above factors in mind.

    In 1994, the Company was contacted by an operator of ski resorts. In addition to its ski resort operations, this investor had a land development business. The potential investor met the Board's criteria for a possible acquiror. These criteria were: willingness to consider preservation of existing shareholder lift ticket privileges, willingness and ability to pay for and construct major capital improvements at the Resort and experience and reputation in the ski industry. Serious discussions between the Company and the investor began in the fall of 1994 with a series of meetings following the investor's initial expression of interest. Representatives from the Company and the investor spent a substantial amount of time trying to reach an agreement. The discussion period extended throughout 1995. During this time, there were no discussions with other possible investors. The terms of a possible transaction with this investor were complex, but the key points were that new non-voting Class C common shares would be created bearing only lift privileges with some new restrictions on the lift privileges; the Class A shares would be exchanged for the new Class C shares, leaving the investor holding all of the Class A shares; the Company would amend its articles to eliminate the lift ticket privileges from the Class A shares; and the investor would invest a minimum of $10 million in the Resort.

    In the spring of 1996, this investor announced its acquisition of another ski resort. At this point, the investor informed the Company that it needed to focus on integrating the new acquisition. The investor also expressed concerns that all of their resorts were full destination resorts and the Resort did not fit that profile. In addition they expressed reservations about the Resort's location in the Northwest maritime climate area, because they already had one ski resort in the same climatic area and they wanted to spread the risk of unfavorable weather to operations outside of the Pacific Northwest. In the mid-spring of 1996, the Board received final communication from the investor that it was no longer actively interested in acquiring the Resort.

    The Board knew that the Company faced an increasingly serious financial situation due to the unprofitable 1995-1996 ski season following losses of the previous two years. The deterioration in the Company's financial situation has been reported in its SEC filings over the last two years. The seriousness of the problem became more generally known in December of 1995, when the Company announced at its annual meeting of shareholders that it would not be open for the 1996 summer season as a cost cutting measure. Although the decision to close during the summer was later reversed following meetings with the community, the initial decision not to operate for the summer indicated to the public that the Company was facing more serious financial problems.

    The Company entered into negotiations with its lender regarding certain terms of its credit facility. Even though these credit facility negotiations were ultimately successful, the Company still did not have significant additional borrowing capacity. The result of the negotiations increased the
Company's borrowing capacity by $1,158,000, to $7,000,000.   Due to poor weather
conditions of prior ski seasons, the Company was faced with the potential of having insufficient funds to finance the Company if there were a late opening for winter operations or adverse weather conditions over a peak revenue period such as the Christmas and New Year's holidays. As a result, the Board became deeply concerned regarding the Company's financial well-being if the 1996-1997 ski season resulted in continued losses because of (for example) a late start or bad weather for the season or over a major holiday period.

    The Board decided to broaden the shareholders' understanding of these financial and other strategic issues facing the Company by assembling a select group of shareholders. The criteria for selection included: past service as a director of the Company, professional expertise, demonstrated interest in the Company and community leadership. The shareholder group, which consisted of 24 members (including nine Board members) who attended the initial meeting, was assembled on May 11, 1996. Fifteen members of this group were shareholders, but were not directors, officers or other management of the Company. Following the May 11 meeting, participants in this shareholder advisory group informally created three small study groups, focusing on financial alternatives, service levels and shareholder communications. Each of these study groups met at least once with representatives from the Company to develop ideas for strengthening Company operations in the particular area of focus of each group. There was only one further meeting of the entire shareholder group, which was held in August of 1996. The group did not otherwise meet with members of the Board.

    In April of 1996, the Board received an expression of interest from a group of individual, local investors. These investors understood that the Company needed new capital and they were interested in discussing a strategic opportunity with the Company. The Executive Committee of the Board met with a representative who presented a preliminary proposal to invest $2 million in cash as working capital in exchange for control of the Company. There was no additional commitment for capital expansion.

    The Board was in the process of evaluating these investors when another expression of interest came from another potential investor, the owner of a major Northwest ski area. The major terms of this expression of interest provided that this investor would create a limited liability company to acquire the authorized but unissued shares of Class B stock of the Company. In exchange for these shares, the limited liability company would make $1,000,000 worth of capital improvements at the Resort in the summer of 1997, commit to an additional $4,000,000 of such improvements during the years 1998 through 2004, and be bound to make an additional $6,000,000 in major capital improvements later, provided there would be a sufficient internal rate of return to the investor to justify this additional investment.

    Boyne, whose initial contact with the Company was in 1983, also re-contacted the Company and met with the Company's representatives on June 24, 1996. Although Boyne had on occasion throughout the past 13 years expressed an interest in discussing a possible acquisition with the Company, Boyne does not hold, nor has it ever held, any shares of the Company. Boyne has nearly 50 years experience in developing and operating ski resorts.
Boyne has significant financial resources and has indicated to the Company that it is primarily interested in improving the skiing facility, rather than focusing on potential land development opportunities.

    From June when it became clear that Boyne was serious and was willing to pursue an aggressive development plan for the Resort while preserving the Class A Share holder lift privileges, the Board focused much of its attention on developing an agreement with Boyne while simultaneously considering the other expressions of interest as well. The Board did not, however, attempt to solicit expressions of interest from new parties. Each interested potential investor was informed of the key criteria (preservation of existing shareholder lift ticket privileges, willingness and ability to pay for and construct major capital improvements at the Resort and experience and reputation in the ski industry) the Board was using for evaluations, many of which mirrored the concepts developed in negotiations with the first potential investor.

    Management and members of the Board's Capital Strategies Committee discussed with each of the above described parties their concepts for investing in the Company in preparation for a full Board meeting to be held on July 31, 1996, at which time direction would be established with respect to these opportunities. Finally, just before the July Board meeting to evaluate and compare the various expressions of interest, another investor group involved in another major Northwest ski area expressed interest as well. The terms of this expression of interest were set forth as general concepts, involving one or more unidentified parties retiring existing Company debt and making "improvements" in 1997 in the range of $6 million to $8 million, together with an indication of willingness to spend an additional $12 million to $14 million through the year 2000 on "efforts" to improve the Company's operations. A preliminary investigation by the Board into the financial resources of this investor did not reveal a readily apparent financial strength to support the proposed investment. In addition, the investor refused to disclose the identity of the other parties involved. A final weakness was that the investor did not appear to have meaningful experience operating a major ski area.

    While each of the parties had their strengths, the Board, in a meeting on July 31, 1996, selected the Boyne proposal, which was stronger than the proposals of the other investors and best fit the objectives established by the Board. The particular advantages of the Boyne proposal over the proposals of the other investors were: dealing with a well-known and well-respected ski resort operator with regional diversity, which would help limit the risk of unfavorable ski conditions in the Puget Sound area; commitment to make significant capital improvements within a reasonable period of time; financial strength to fulfill those commitments; and preservation of the principal ski lift ticket rights currently enjoyed by the Company's shareholders. Boyne's size and the diverse character and location of its resorts would provide less financial vulnerability to adverse Northwest weather conditions than would an investor whose other resorts were all day-ski (as opposed to destination) resorts located in the Pacific Northwest. This would allow for a more constant source of funds to make capital improvements in the Resort, which would affect the use and enjoyment of the lift tickets to be received by Club members from their Club memberships after the Merger.

    The dates, participants, issues discussed and conclusions for all substantive meetings among and between representatives of the Company and Boyne are described below.

    The meeting on June 24, 1996 at the Company's offices was the first personal meeting of John Kircher and other Boyne management with Tom Leonard, William Jeude and Robert Carlson. The key topics of this meeting were Boyne's interest in the Company, the possibilities for expansion and improvement of the Resort if capital were available, the nature of the Company's shareholder lift privileges and the Board's goal of preserving these privileges, and Boyne's growth, goals and interests in the Puget Sound market. The parties met again on July 10, 1996. Present were John Kircher and counsel for Boyne, and William Jeude and Tom Leonard. The main topics of this meeting were the restrictions which Boyne's status as an S corporation placed on the structuring of the acquisition, options for preserving the shareholder lift privileges, options for handling the Class B Shares, capital commitment levels from Boyne and broad development plans. This meeting resulted in the basic agreement set forth in the letter of intent signed on July 30, 1996. From August 7 - 11, 1996 a number of meetings and tours took place involving Tom Leonard and Ian McRae for the Company, and John Kircher, Ken Sheppard (from Boyne's finance department) and counsel to Boyne. The Boyne representatives evaluated Company financial information, contracts and legal matters. In addition, there was a tour of the Resort and a discussion of planning and development options. On August 9, 1996, there was a meeting of counsel to Boyne, counsel to the Company, Robert Diercks and others to discuss and organize the transaction. These meetings and tours resulted in satisfaction of certain due diligence requirements of Boyne as well as more definite development plans which would constitute part of Boyne's Qualified Expenditure Commitment.

    From August 16 - 18, 1996, certain Company Directors and management (Robert Carlson, David Schodde, Nancy Dees, David Gossard and Tom Leonard) conducted a due diligence trip to Brighton, Utah and Big Sky, Montana. The main reasons for this trip were to confirm Boyne's development philosophy and history at these two resorts, Boyne's relationships with regulators, communities, employees and customers, as well as to conduct general business discussions to familiarize the Board members with the quality of Boyne's organization. Another series of meetings took place the week of September 16 - 20, 1996 in the Puget Sound area. On September 16, Tom Leonard introduced John Kircher and other Boyne staff to the United States Forest Service staff at the Mt. Baker Snoqualmie National Forest. The discussions at this meeting centered around the Forest Service permit, National Environmental Protection Act processes and the Forest Service position on development and improvements at the Resort. On September 17, 18 and 19, Tom Leonard, Peter Gillis and William Steel of the Company met with John Kircher and Scott Bowen of Boyne to discuss master plan alternatives. In addition, on the evening of September 18, John Kircher and Scott Bowen joined the Company's Board of Directors for its regular September meeting to discuss the
progress of negotiations.   This series of meetings ended with a breakfast
meeting for Tom Leonard to introduce John Kircher and Scott Bowen to the Company's bankers, who expressed their interest in continuing to serve the Company in the accelerated development mode which Boyne plans for the Resort.

    On September 25, 1996 there was a meeting of counsel to Boyne, counsel to the Company and officers and directors of the Company including Larry Hard, Robert Carlson, Peter DeLaunay, William Jeude, Robert Diercks (by telephone) and Tom Leonard to discuss alternative structures for the deal, in particular an asset purchase versus a stock acquisition, and the tax and legal issues associated with these alternatives. This meeting solidified the parties' agreement on a stock acquisition by merger involving creation of the
Club.   On October 2, 1996 counsel to Boyne met with counsel to the Company and officers and directors of the Company including Tom Leonard, William Jeude and Larry Hard regarding the structure of the acquisition. It was
agreed to prepare a revised letter of intent.   An amended and restated
letter of intent agreeing upon substantially the transaction described in this proxy statement was signed on October 15, 1996.

    On October 24, Tom Leonard and Julie Meslow (marketing director for the Company) met with John Kircher and Scott Bowen to discuss general business
matters, marketing, ticketing, pricing and master plan ideas.   This meeting
was followed by an October 30, 1996 meeting of counsel to Boyne and counsel to the Company to discuss Company counsel's comments on drafts of definitive merger documents and a November 7, 1996 meeting of counsel to Boyne and counsel to the Company to review the draft documents and agree upon modifications. The resulting drafts were distributed to the working group. The Company's Board met on November 12, 1996 to review and discuss the proposed definitive Merger Agreement in detail. The Board proposed certain changes to the draft agreement, which were communicated to counsel to Boyne. The final terms of the Merger Agreement and related agreements were worked out in late November and early December, and the Merger Agreement was signed on December 6, 1996.

    On November 22, 1996, Tom Leonard and various Company staff led John
Kircher and Scott Bowen on a ski tour of the Resort.   On December 11 and 12,
1996, a two day mountain facilities planning session was held involving Tom Leonard, Peter Gillis and William Steel (for the Company) and John Kircher, Scott Bowen and Beatt Van Alman (an independent mountain planner engaged by Boyne) to address the master plan, lift and preliminary restaurant design plans. This meeting was followed by two meetings on December 16 involving Tom Leonard, John Kircher and counsel to Boyne, the first with the Company bankers to address the financing of Boyne's capital and operating plans for the Company; the second with Hansen, Hansen & Johnson, Architects and Contractors, regarding the goals in development of the restaurant and construction budgets as well as design concepts, schedules, and design/build approaches.

    Tom Leonard, Peter Gillis, Jeff Schweter, William Steel and George Schmidt, for the Company, and John Kircher and Scott Bowen for Boyne met again on February 7, 1997 to discuss the master plan schedule, summer operation alternatives, summer 1997 construction plans, and general business approaches once the shareholder approval is complete.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    FACTORS CONSIDERED BY THE BOARD OF DIRECTORS

    In reaching its decision to approve the Merger Agreement, and the transactions contemplated thereby, the Board considered the factors listed below. The factors listed below are all of the material factors that were considered by the Board. All of these factors supported the Board's conclusion to recommend approval of the proposed transaction:

(i) desire to continue the lift privilege benefits to holders of Class A Shares, as said lift privileges are the principal benefit associated with the Class A Shares;

(ii) present financial condition and operating history which the Board believes make it unlikely that the Company could continue as a going concern should the Company experience further losses in the near future;

(iii) the inability of the Company to obtain additional capital by issuing shares or incurring new debt, as the Board has determined that such financing would not be available on terms acceptable to the Company, if at all;

(iv) various other alternatives available to the Company, which include reducing shareholder lift privileges, capital restructuring, finding another purchaser, and/or scaling back capital investment, which would reduce the value of the Class A Shares and adversely affect the quality of the Resort;

(v) the amount of capital investment to be made in the Resort under the Qualified Expenditure Agreement, which was significant in light of the relationship of the Resort facilities to the enjoyment of the Club membership units;

(vi) Boyne's financial and operating resources and history as a developer and operator of ski resorts in the United States, which demonstrates Boyne's interest and ability to develop high quality ski resorts, which is significant to the value of the Club membership units; and

(vii) the opinion of Houlihan Valuation Advisors that the consideration to be received by the shareholders under the Merger Agreement is fair to the shareholders of the Company from a financial point of view.

    The Board also evaluated the new restrictions on transferability.
Whereas the Class A Shares are freely transferable, the Club membership units are not transferable, with the exception of specific family, death and divorce-related transfers, and surrender to the Club at the members' request.
  Surrender to the Club is discussed herein under "The Club - Transferability of Crystal Mountain Founders' Club Membership Units." The Board evaluated the possibility of having unrestricted transferability of membership units. The Board concluded, however, that the absence of restrictions on transferability may cause Club membership units to be deemed to be "securities" within the meaning of the federal securities laws, which would have imposed regulatory requirements which might have increased the Club's expenses to such a degree that the Club would not be financially viable. As a result, the Board decided that Club memberships could not be sold or otherwise transferred by members except back to the Club, with the exception of specific family, death and divorce related transfers. The Board evaluated the significance of restrictions on transferability from the point of view of a shareholder, considering the average number of shares per holder, the average time period that a holder holds Class A Shares and the average number of transfers per year. Based on the relatively few shares held per shareholder, and the low number of trades per year, the Board determined that the restrictions on transferability of Club membership units were acceptable.

    The Board considered each of the factors to be important, and did not attempt to give special weight or emphasis to any particular factors, with the exception of the preservation of the lift privileges and the ability to make capital improvements, both of which were of critical importance to the shareholders as shareholders and as lift privilege holders. The proposed Reorganization and Merger is complex, with one factor, the preservation of lift privileges, unique to the structure of the Company. The Board believes that the right to receive lift tickets is the single, dominant factor determining the value of the Class A Shares to the Class A Share holders as said lift privileges are the primary benefit associated with ownership of the Class A Shares.

    In negotiating a total value of $220 per Class A Share for the Company's stock in the Reorganization and the Merger, the Board focused on the maintenance of an on-going lift ticket privilege. The shareholders who elect to receive at least 20 Club membership units will retain what the Board believes to be the major value associated with the Class A Shares -- the lift privileges. All Class A Share holders currently enjoying lift ticket privileges have the right to elect to receive at least 20 Club membership units. For these shareholders, the Reorganization and Merger result in their retaining the principal benefit which they gained from being a Class A Share holder, while also receiving the other benefits of Club membership and $65.52 in cash in the Merger. Given that Class A Share holders may retain the lift privileges, the Board did not believe that it was necessary or appropriate to obtain an independent valuation of the Club membership units apart from the Houlihan Valuation Advisors Fairness Opinion.

    SHAREHOLDERS ELECTING ALL CASH

    For Class A Share holders who elect to receive the $154.48 in cash in lieu of Club membership units for some or all of their Class A Shares, the analysis was more complicated. The Board believes that the recent trading price for Class A Shares may not accurately reflect the value of the Class A Shares. Trades in the Class A Shares are relatively infrequent and such trades, when they occur, generally involve a very small number of shares (between 20 and 40 Class A Shares). Given that the market for the Class A Shares is very thin (a small number of trades per year), the Company believes that the recent trading price (listed herein under "Market Price of the Common Shares and Related Shareholder Matters - Market Information") does not accurately reflect the true value of the Company's Class A Shares. Based on the foregoing, the Board believes that the price of the Company's 1987 public offering of the Class A Shares, for $220 per Class A Share, is the most reliable approximation of fair market value for the Class A Shares.

    The Board did not, however, ask Houlihan to determine that the price of $220 per share payable to shareholders who elect not to receive Club memberships would be fair to those shareholders, nor did the Board undertake any analysis, seek any advice or take any other steps to make such a determination. The Board did not believe that such a determination was necessary, in light of the fact that all Class A shareholders have the opportunity to elect to receive lift privileges in the form of Club memberships.

    As for the Class B Shares, which bear no lift ticket rights, the Board determined that there was no real market for these shares. No Class B Shares have ever been traded.

    In addition to relying on its own determination, in concluding that the transaction was financially fair to the Company shareholders, the Board relied on the fairness opinion of Houlihan Valuation Advisors.

    RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors of the Company believes the transaction described herein is fair to the shareholders of the Company, and unanimously recommends that the shareholders of the Company vote for the proposal to approve the Merger Agreement and the Merger and to amend the Company's articles of incorporation.

    The Board does not take a position as to the fairness of the transaction to Class A Share holders who do not elect to receive Club memberships in the Reorganization

    SHAREHOLDER REJECTION OF THE MERGER AGREEMENT

    Consideration of the consequences of shareholder rejection of the Merger Agreement requires consideration of the Company's current and likely future financial position. The Company has been structured to serve 350,000 to 450,000 skiers per year. Recent weather variability and regional competition has dropped the Resort's total visits to a 250,000 to 300,000 per year range resulting in lower revenues to support a cost structure aimed at full service for more skiers. This has resulted in losses for the last three years even with budget revisions and cost reduction measures undertaken by management. Continued losses will jeopardize the Company's ability to maintain its current good relationship with its lenders and may force some sort of capital restructuring. Inevitable bad weather years will limit the Company's ability to make the capital improvements required to maintain the Company as one of the premier ski resorts in the region.

    Customer driven demands for improved facilities require large capital investment, which the Company is not able to make given its financial condition. Customer demands are influenced by destination resorts such as Whistler/Blackcomb, Sun Valley and Mt. Bachelor. Although recent restructuring has improved the Company's ability to deal with bad weather years, the Company's existing credit facility may be insufficient to fund necessary capital improvements to maintain the Resort and remain competitive. The credit estimated to be available for capital expenditures under the current credit facility as of December 19, 1996, is $465,398. Another unsuccessful year will put the Company in violation of loan covenants, particularly the requirement that the Company not exceed a specified ratio of debt to equity. Violation of loan covenants could permit the bank to cut off further lending and to accelerate outstanding loans so they become immediately due and payable. These loans are secured by substantially all of the Company's assets, including the Company's interest and rights under its Forest Service Special Use Permit. Even if the 1996-1997 season were relatively good, a lack of liquidity and access to capital would remain a major obstacle to the development of the Resort facilities.

    Another major concern is the Company's need to make significant capital investments in order to implement a new master plan. In addition to being necessary for the Resort to remain competitive, some improvements are required for the Company to remain in compliance with its Forest Service Permit. The Board has investigated the possibility of obtaining additional equity or debt financing and has determined that none is available on terms as acceptable to the Company as the Boyne offer. Based on Company performance over the last decade, it would be difficult, if not impossible, for the Company to fund this amount of capital investment solely from operating income within a ten year time frame.

    The Company believes that continuation of losses would force the Company to forego capital improvements, reduce its service level and restrict development. Steps to preserve financial viability at lower revenue levels could include: reducing (by increasing the activation fee) or removing the lift privileges associated with the Class A Shares, eliminating summer operations, closing for those periods during the ski season which are generally not profitable, reducing trail and other non-essential maintenance work, limiting some food and beverage service, not modernizing equipment, and/or reducing avalanche control services (resulting in closure of certain areas within the Resort).

    If the Merger is not consummated, the Company will evaluate its options following completion of the current ski season, which is expected to end in mid-April. Alternatives could include: (i) making no significant change from current operations, (ii) taking measures described above to reduce operating expenditures so that funds will be available for necessary capital improvements or (iii) attempting to structure another sale transaction, which might not
preserve the lift ticket privileges.   The option followed will depend on the
financial condition of the Company and the Board's evaluation of the best interests of the shareholders. IF THE SHAREHOLDERS REJECT THE PROPOSAL, THE COMPANY'S FINANCIAL CONDITION MAY TEMPORARILY OR PERMANENTLY RESULT IN THE LOSS OR REDUCTION OF THE LIFT PRIVILEGES ASSOCIATED WITH THE CLASS A SHARES BECAUSE THE COMPANY'S CREDITORS MAY ACCELERATE THE OUTSTANDING DEBTS WHICH ARE SECURED BY SUBSTANTIALLY ALL OF THE COMPANY'S ASSETS.

    Given the Company's current financial condition and the inherent unpredictability of the Resort's results of operations due to its dependence on weather, the Board has determined that it is in the best interests of the shareholders to engage in the proposed transaction. The present condition of the Company is such that the Board successfully negotiated a transaction preserving the Class A Share holders lift ticket privileges.

    If the Merger Agreement and the Merger and amendments to the articles of incorporation contemplated therein are approved, the current shareholders of the Company will no longer have a financial stake in the Company's operations, and hence will no longer share in the future economic success of the Company. If the Merger is consummated, the improvements to the Resort will benefit shareholders only tangentially through the lift privileges they receive as members of the Club.

FAIRNESS OPINION OF THE COMPANY'S FINANCIAL ADVISOR

    GENERAL

    The Company has retained Houlihan Valuation Advisors ("HVA"), which rendered to the Board of Directors of the Company an opinion as to the fairness, from a financial point of view, of the Merger Agreement to the shareholders of the Company. A copy of HVA's written opinion dated December 2, 1996 is attached as Appendix C to this Proxy Statement and is incorporated herein by reference. The summary of the opinion of HVA set forth in this proxy statement, while containing all material elements of such opinion, is qualified in its entirety by reference to the full text of such opinion.

    In arriving at its opinion, HVA made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. In conducting its analysis and forming its opinion, HVA's analysis included: (a) audited financial statements for the Company and unaudited financial statements for Boyne for the fiscal years ended 1992-1996, (b) the Forest Service Permit, (c) certain documents related to the transaction, (d) the credit facility and amendments thereto with Seafirst Bank, (e) the Form 10-KSB for the Company for the seven month period ended April 30, 1996 and the fiscal year ended September 30, 1995, (f) the Form 10-QSB for the Company for the quarters ended December 31, 1995, March 31, 1996 and July 31, 1996, (g) certain publicly available information regarding Boyne and the Company, (h) an analysis of the price and volume information for the Company's publicly traded common stock, (i) certain other publicly available information, including data on recent transactions involving other publicly traded ski resort companies, and (j) due diligence discussions regarding matters pertinent to their analysis with senior operational management of the Company and Boyne including (1) the operations, financial condition, future prospects and projected operations and performance of the Company, (2) awareness of any events or conditions which might cause any of the assumptions set forth the fairness opinion to be incorrect, and (3) whether management was aware of any material change in their respective company's assets, financial condition or business outlook since the date of the financial statements reviewed.

    ASSUMPTIONS AND LIMITING CONDITIONS

    With the approval of the Directors of the Company, HVA relied upon and assumed the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions, and representations obtained by it from public sources, contained in the letter of intent between the Company and Boyne, or provided to it by the Company or Boyne or their respective affiliates or advisors. HVA assumed that the business plans, financial estimates and projections provided to it by the Company and Boyne represented their best estimates of the most probable results for their respective companies for the periods covered. HVA did not attempt to verify independently the accuracy or completeness of any such information, data, advice, opinions, representations, business plans, forecasts and projections and hence has made no representations or warranties and expresses no opinion regarding the accuracy or reasonableness of same.

    ANALYSIS

    The following is a brief summary of the material analysis performed by HVA.

    In rendering its fairness opinion to the Board of Directors of the Company, HVA reviewed, considered and performed a variety of financial and comparative analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant assumptions and methods of financial analysis and the application of these methods to the particular circumstances; therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. No specific weightings were given to any of the various methodologies employed, rather, qualitative judgments were made based on HVA's experience in rendering such opinions and on circumstances then prevailing as to the significance and relevance of each analysis and factor. Any attempt to select portions of its analysis or of the factors considered without considering all factors and analyses employed would create an incomplete and misleading view of the process underlying HVA's opinion.

    In arriving at its opinion as to fairness, from a financial point of view, of the proposed transaction to the Company's shareholders, HVA conducted analyses of many factors including, but not limited to, the historical financial operating characteristics of the Company, the industry in which the Company operates, the regional economic and competitive characteristics of the market in which the Company operates, financial operating projections for the Company, the projected capital needs of the Company, selected comparable transactions, discounted cash flow, immediate benefits that are to accrue to the Company shareholders resulting from the proposed transaction, future benefits that are to accrue to the Company's shareholders associated with lift ticket privileges, as well as other factors.

    HVA's analyses included, but was not limited to, a capitalization of income approach relative to the historical net free cash flow and earnings of the Company, discounted cash flow approaches relative to projected net free cash flow of the Company and projected future benefits to accrue to the Company's shareholders from retained lift ticket privileges, and selected comparable transactions analysis.

    HVA analyzed publicly available information on selected recent transactions it deemed comparable to the proposed transaction. While this approach can at times provide a useful barometer of current ski resort market conditions, numerous limitations to this approach exist such as significant differences in size of resorts, assets owned by various resorts (i.e., real estate holdings, etc.), status of development, condition of equipment, markets served by specific resorts, weather patterns, availability of water and installed snowmaking, and other similar factors. Given the inherent limitations of this approach, HVA made certain qualitative judgments which are reflected in reaching its conclusion as to the fairness of the proposed transaction to the Company shareholders from a financial point of view. For purposes of its analysis, HVA did not prepare nor was it requested to prepare, a formal valuation of either the Company or Boyne.

    HVA's analyses included, but were not limited to, a capitalization of income approach relative to the historical net free cash flow and earnings of the Company and discounted cash flow approaches relative to projected net free cash flow of the Company. In addition, an analysis of selected comparable transactions was made as well as an analysis of the projected future benefits to accrue to the Company shareholders from retained lift ticket privileges and an analysis of recent transactions in the Company's stock.

    Capitalization of Income Analysis: The historical operating results of the Company were reviewed, analyzed, and adjustments made to eliminate non-recurring income and expense items to provide a basis to analyze historical income, the current financial condition of the Company, and the future prospects for the Company.

    Discounted Cash Flow Analysis: With respect to the discounted cash flow analysis, HVA relied upon the cash flow projections prepared by the Company management. It reviewed the methodologies and assumptions used in the construction of these cash flows for their reasonableness. In addition, sensitivity analyses were performed using cash flow assumptions deemed by HVA to be appropriate. The analysis included a reviews of the projected capital expenditures required to generate the Company's projected income. The projections assumed that the Company shareholder life ticket privileges would remain in existence in perpetuity.

    Selected Comparable Transactions Analysis: HVA analyzed publicly available information on selected recent transactions it deemed comparable to the proposed transaction. While this approach can at times provide a useful barometer of current ski resort market conditions, numerous limitations to this approach exist, such as significant differences in size of resorts, assets owned by various resorts (real estate holdings, etc.), status of development, condition of equipment, markets served by specific resorts, weather patterns, availability of water and installed snowmaking, and other similar factors. Given the inherent limitations of this approach, HVA made certain qualitative judgments which are reflected in reaching its conclusion as to the fairness of the proposed transaction to the Company shareholders from a financial point of view.

    Capitalization of Shareholders Lift Ticket Privileges Analysis: As the transaction is structured, a significant portion of the benefits to accrue to the Company shareholders will be in the form of future lift ticket privileges. In conducting its analysis of the value of such future benefits, HVA considered the financial and operational strength of Boyne, trends in the ski resort industry, the ability of Boyne to meet its capital investment obligations under the terms of the Qualified Expenditure Agreement, and other factors that pertained to the future prospects of the Company.

    Recent Transactions in Class A Shares: HVA reviewed recent and historical transactions in the Company's Class A common stock. Over the years, several transactions have occurred, mostly on a private basis. The overall percentage of outstanding shares traded in a twelve month period has been small and is not deemed by HVA to be representative of an active public market for the Company's stock. Indicated multiples of earnings before interest and taxes and earnings before interest, taxes, depreciation and amortization were analyzed and compared to public market comparables. The multiples indicated by the limited transactions in the Company's Class A Shares are significantly above those indicated for comparable companies whose stock is actively traded on public exchanges. Considering the above factors and the existing financial condition of the Company, HVA deemed that the limited recent arm's length transactions in the Company's Class A Shares were not necessarily indicative of the fair market value of the Company.

    Several other approaches were considered but not utilized in HVA's analysis. A market trading analysis was not utilized as there are no publicly traded companies with operations comparable to the Company. Asset value approaches were also not utilized as they were not deemed to provide useful results.

    Other Considerations: In reaching its conclusions, HVA reviewed and considered other qualitative factors that would be relevant to the Company's shareholders, including, but not limited to, market presence, liquidity, financing leverage, financial strength, and management depth. It was concluded that of the various aspects of the proposed transaction, none were deemed to be of detriment to shareholders in a material respect

    CONCLUSION

    As noted above, HVA was not requested to determine that the price of $220 per share payable to shareholders who elect not the receive Club memberships would be fair to those shareholders. Based on the foregoing and in reliance thereon, it is the opinion of HVA that the proposed transaction, assuming it is consummated as proposed, is fair from a financial point of view to the shareholders of the Company whose shares are being acquired in the proposed transaction in exchange for $65.52 in cash and the Club membership units. HVA provides its opinion as of March 7, 1997 and disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to HVA's attention after the date hereof. Without limiting the preceding, in the event that there is any material change in any fact or matter affecting the opinion after March 7, 1997, HVA reserves the right to change, modify or withdraw its opinion.

    It is HVA's understanding that Company's Board of Directors and shareholders either have had or will have the opportunity to make their own independent investigation of the proposed transaction, and their decision to participate in the proposed transaction should be based primarily on such investigation. Delivery of HVA's opinion to the Company's Board is subject to the conditions, limitations and assumptions set forth therein.

    HVA's opinion is furnished solely for the benefit of the shareholders and Directors of the Company and may not be relied upon by any other person without HVA's express, prior written consent.

    The fairness opinion will be updated effective at the Merger Time.

    NOTIFICATION IN THE EVENT THE FAIRNESS OPINION IS WITHDRAWN

    If HVA exercises its right to withdraw the fairness opinion, shareholders will be notified immediately by mail. If such a withdrawal occurs within four days before the Annual Meeting, making it likely that notice by mail would not reach the shareholders before the meeting, all shareholders who have submitted proxies will be notified by telephone of the withdrawal and given the option to
revoke their proxies.   In any event, such a withdrawal will also be announced
at the opening of the Annual Meeting.

INTERESTED PERSONS

    KEY EMPLOYEES.

    The Company has entered into employment agreements with the following executive officers: Tom Leonard, President (also a member of the Board of Directors); Peter Gillis, Vice President of Mountain Operations; and George Schmidt, Director of Finance and Systems. The Company's existing employment agreements with Messrs. Leonard, Gillis, and Schmidt will remain in effect after the Merger.

    Mr. Leonard's employment agreement provides that in the event the Merger
(or another similar transaction) results in his termination, other than for cause as defined therein, he will continue to receive, as severance pay, his then current salary (but not any bonus) monthly through April 1999, together with agreed-upon insurance benefits. In the absence of the Merger (or another similar transaction), Mr. Leonard would receive similar benefits, but only for a period of six months. Mr. Leonard's current annual salary is $102,000. In addition, Mr. Leonard is entitled to a $45,000 "salary continuation payment" if his employment is terminated for any reason (with or without cause, and whether or not the Merger occurs), including disability or death.

    Mr. Gillis' employment agreement includes a similar provision, but does not call for a "salary continuation payment." Mr. Gillis' current annual salary is $69,000.

    Mr. Schmidt's rights on termination of his employment would not be affected by the Merger.

    FORMER AND CURRENT DIRECTORS OF THE COMPANY.

    Before the Merger, the Company will enter into an agreement to issue forever during their lifetime, annually and without charge, to all former and current members of the Company's Board, determined as of July 31, 1996, two season's passes (or the equivalent dollar value of day lift ticket credits) for use at the Resort during each ski season. These privileges for Board members would not be transferable except to family member designees. This commitment by the Company is a continuation and formalization of existing policy.

    STAATZ TRANSACTION.

    Wallace Staatz owns 700 of the 710 Class B Shares and 245 of the Class A Shares. Mr. Staatz has granted Boyne an irrevocable proxy to vote all of his shares in favor of approval of the Merger Agreement and the Merger and the amendment of the Company's articles of incorporation. Mr. Staatz has also irrevocably elected to take cash in lieu of Club membership units in the Reorganization. In addition, Mr. Staatz has entered into a consulting
                                     -22-
agreement that will be effective only if the Merger is consummated, pursuant to which he would perform consulting services over a three-year period and would receive a lump-sum payment of $248,256.

REGULATORY MATTERS

    The Company is not aware of any material governmental approvals that are required for the consummation of the Reorganization or the Merger, or the establishment and operation of the Club. The Company's United States Forest Service permit requires it to notify the Forest Service of the change in control effected by the Merger after it occurs. The consent of the United States Forest Service is not required for the Reorganization or the Merger.

    As of the date of this Proxy Statement, the Club has not yet requested Internal Revenue Service recognition of its status as a federally tax exempt organization under Internal Revenue Code Section 501(c)(7). The Club will do so promptly after the Reorganization is consummated.


         THE REORGANIZATION AGREEMENT AND AGREEMENT AND PLAN OF MERGER

    The following description of all material terms and conditions of the Merger Agreement and the Reorganization and Merger contemplated therein is qualified in its entirety by reference to the Merger Agreement. The terms of the Merger Agreement are the result of arms' length negotiations between representatives of the Company and Boyne.

THE REORGANIZATION

    Each Class A Share holder will receive a distribution from the Company. If the shareholder so elects on the enclosed Distribution Election Form PRIOR TO THE VOTE AT THE ANNUAL MEETING, he or she (and his or her designees) will receive one Club membership unit for each Class A Share held by such shareholder. Alternatively, a Class A Share holder may elect to receive $154.48 in cash for each Class A Share held by such shareholder. Club membership units will be distributed on the Reorganization Date, which is currently scheduled to be March 28, 1997. Club members who pay annual dues will receive lift tickets beginning in October, 1997 (the Company will honor existing shareholder lift privileges before that time). Payment of the $154.48 will be made between 121 and 150 days after the Reorganization Date. ANY HOLDER OF CLASS A SHARES WHO FAILS TO MAKE A TIMELY ELECTION WILL RECEIVE ONLY CASH AND WILL NOT POSSESS ANY LIFT PRIVILEGES BECAUSE SUCH A HOLDER OF CLASS A SHARES WILL NOT RECEIVE ANY CLUB MEMBERSHIP UNITS IN THE REORGANIZATION. SHAREHOLDERS RECEIVING ONLY CASH IN THE REORGANIZATION WILL NOT POSSESS ANY LIFT PRIVILEGES AFTER THE REORGANIZATION BECAUSE SUCH HOLDERS WILL NOT POSSESS ANY CLUB MEMBERSHIP UNITS.

    The Company will amend its articles of incorporation and bylaws to eliminate the lift privileges associated with the Class A Shares by deleting all language granting the lift privileges. The Company will also amend its articles of incorporation and bylaws to allow for the distribution of Club membership units or $154.48 in cash per Class A Share. The Company will file the articles of amendment effectuating said amendments with the Secretary of State of the State of Washington on the Reorganization Date.

    The Company has not obtained an independent valuation of the Club membership units.

THE MERGER

    Newco, a Washington corporation 100% owned by Boyne, will merge with and into the Company. The separate existence of Newco will cease and the Company will be the surviving corporation possessing all of the rights, privileges, powers and franchises and subject to all of the restrictions, disabilities and duties of the Company and of Newco.

    All Class A Shares and Class B Shares in the Company held by the Company as treasury stock or owned by Boyne or any Boyne subsidiary immediately prior to the Merger will be canceled. Each share of Newco common stock outstanding immediately prior to the Merger will be converted into and become one share of common stock of the surviving Company and will constitute the only outstanding shares of capital stock of the surviving Company. All Class A Shares and Class B Shares of the Company outstanding immediately prior to the Merger will be converted into the right to receive $65.52.

    Boyne will appoint a payment agent for the purpose of distributing the cash payable in the Merger. Each holder of Class A Shares or Class B Shares that have been converted into a right to receive the $65.52 from the Merger will receive said cash upon surrender to the payment agent of the certificate(s) representing such shares, together with a properly completed letter of transmittal covering such shares. The payment agent will be available to accept the surrendered certificates and pay the Merger consideration as of the Merger Time, which is currently planned to be March 31, 1997. Forms of letter of transmittal will be distributed shortly after the Merger, if it is approved. Each stock certificate will, after consummation of the Merger, represent for all purposes only the right to receive the $65.52 per share cash payable in the Merger. If, after the Merger, a Dissenting Shareholder fails to perfect or withdraws or loses his or her right to payment as a Dissenting Shareholder, such shares will be treated as if they had been converted at the time of the Merger into a right to receive $65.52 in cash.

CLOSING

    The Merger Agreement provides that the Reorganization will be consummated on the earliest practicable date after December 31, 1996 on which the conditions set forth in Article 4 of the Merger Agreement are satisfied or waived.
Articles of amendment to effect the amendment to the Company's articles of incorporation will be filed with the Secretary of State of the State of Washington on that same day. The Company will file articles of merger to effect the Merger with the Secretary of State of the State of Washington on the following business day. The Company expects, if the Merger Agreement, the Merger and the proposed amendment to the Company's articles of incorporation are approved by the shareholders at the Annual Meeting, that the Reorganization would be consummated on March 28, 1996 and the Merger would be consummated on March 31, 1996.

CONDITIONS TO CLOSING

    The obligations of both the Company and Boyne to consummate the Reorganization and the Merger are conditioned upon the satisfaction or waiver of certain conditions including: (i) Company shareholder approval of the amendment to the articles of incorporation of the Company, the Merger and the Merger Agreement; (ii) that no provision of applicable law, regulation or court order prohibits the consummation of the transactions; and (iii) that no proceeding has been filed seeking to prohibit the transactions contemplated by the Merger Agreement. Each of these conditions may be waived by a joint written waiver by the Company, Boyne and Newco. However, the Reorganization and Merger cannot be consummated if either of the first two conditions is not satisfied. In addition, the Company does not anticipate that the third condition would be waived if not satisfied.

    The obligation of Boyne to consummate the Reorganization and the Merger is subject to additional conditions, including: (i) the performance in all material respects of all of the covenants and agreements of the Company contained in the Merger Agreement; (ii) the representations and warranties of the Company being true in all material respects; (iii) that no court, arbitrator or other governmental office has issued any order, and there is no statute or other rule, restraining the effective operation of the business of the Company after the Merger; (iv) the aggregate number of Class A Shares and Class B Shares held by Dissenting Shareholders being less than 1,000, excluding shareholders who hold more than 200 Class A Shares of record as of July 31, 1996 (Wallace Staatz, the only person known to hold more than 200 Class A Shares as of July 31, 1996, has agreed not to dissent); (v) receipt of a certificate of the Chairman of the Board and the President of the Company as to the satisfaction of certain conditions; (vi) receipt of a legal opinion from LeSourd & Patten P.S.; and (vii) receipt by Boyne of all documents reasonably requested relating to the existence of the Company and the Club and authority of persons executing agreements on their behalf. Each of these conditions may be waived by Boyne, but the Company does not anticipate that Boyne would waive any of these conditions if not satisfied.

    The obligation of the Company to consummate the Reorganization and the Merger is also subject to various additional conditions, including (i) the performance in all material respects of all of the covenants and agreements of Boyne and Newco contained in the Merger Agreement; (ii) the representations and warranties of Boyne being true in all material respects; (iii) receipt of a certificate of an officer of Boyne as to the satisfaction of certain conditions;
(iv) receipt of legal opinions addressed to the Club from Bogle & Gates P.L.L.C. and from John S. Clark, Michigan counsel for Boyne; and (v) receipt by the Company of all documents reasonably requested relating to the existence of Boyne and Newco and authority of persons executing agreements on their behalf. Each of these conditions may be waived by the Company, but the Company does not intend to waive any of these conditions if not satisfied.
                                     -24-

    The obligations of both the Company and Boyne to consummate the Merger are subject to the condition precedent that the Reorganization has occurred.

REPRESENTATIONS, WARRANTIES AND COVENANTS

    The Merger Agreement contains a number of representations, warranties and covenants made by the Company and Boyne.

    The Company has made representations and warranties to Boyne regarding:
(1) its corporate existence and power; (2) the Company's authorization of the transactions; (3) governmental authorizations and third-party consents; (4) non-contravention of corporate documents, law and contracts; (5) the Company's capitalization; (6) the accuracy of SEC filings; (7) the accuracy of the Company's financial statements; (8) the absence of certain changes since
April 30, 1996; (9) the absence of undisclosed material liabilities;
(10) current stockholder lift privileges; (11) pending and threatened litigation; (12) insurance coverage; (13) compliance with laws, including laws applicable to operating the Company's lifts; (14) environmental matters;
(15) compliance with building laws; (16) the status of (and the effect of the transactions on) the Company's Forest Service permits; (17) other licenses and permits; (18) the existence and condition of the Company's properties;
(19) material contracts; (20) intellectual property; (21) the Company's employees; (22) employee benefits; (23) filing of returns and payment of taxes;
(24) the absence of any former or present affiliates of the Company, for whose tax or employee benefit obligation the Company could be liable; (25) Company investments and the absence of Company subsidiaries; (26) the absence of any brokers' or finders' fees in connection with the transactions; (27) the accuracy of information regarding the Company provided to Boyne; (28) the accuracy of this Proxy Statement and other disclosure documents, and compliance of the same with applicable law; and (29) the status of the Club, including its corporate power and existence, authorization by it of the transactions, governmental authorizations, absence of prior activities and certain provisions of the Club's bylaws.

    In addition, the Company has covenanted with Boyne that it will:
(1) conduct its business in the ordinary course consistent with past practice pending the Merger; (2) allow Boyne access to information regarding the Company;
(3) not solicit or entertain any other acquisition proposals; (4) notify Boyne of certain relevant events; and (5) form the Club.

    Boyne has made representations and warranties to the Company regarding:
(1) its corporate existence and power; (2) Boyne's authorization of the transactions; (3) governmental authorizations and third-party consents; (4) non-contravention of corporate documents, law and contracts; (5) the absence of any brokers' or finders' fees in connection with the transactions; (6) the accuracy of information regarding Boyne provided to the Company; and (7) the accuracy of information regarding Boyne furnished by Boyne to the Company for use in this Proxy Statement and other disclosure documents.

    In addition, Boyne has covenanted with the Company that it will:
(1) maintain the confidentiality of certain information; (2) cause Newco to perform its obligations; and (3) indemnify officers and directors of the Company for five years after the Merger Time, and maintain related liability insurance.

TERMINATION

    The Merger Agreement is terminable (i) by the mutual written consent of the Company and Boyne at any time prior to consummation of the Reorganization;
(ii) by the Company, at any time after the Drop-Dead Date, if the Reorganization has not been consummated even though all conditions precedent to the obligations of Boyne and Newco to consummate the Reorganization have been satisfied or waived by Boyne; (iii) by Boyne, at any time after the Drop-Dead Date, if the Reorganization has not been consummated even though all conditions precedent to the obligations of the Company to consummate the Reorganization have been satisfied or waived by the Company; (iv) by either the Company or Boyne, if the shareholders fail to approve the Merger Agreement, the Merger and the proposed amendment to the articles of incorporation; (v) by either the Company or Boyne, at any time after the Drop-Dead Date, if the Reorganization has not been consummated and there is a law, regulation or legal order prohibiting the consummation of the Reorganization or the Merger or a legal, administrative, or arbitration proceeding has been instituted by someone other than the parties to the Merger Agreement seeking to prohibit the transaction; or (vi) by Boyne, if, prior to the Merger, any person, entity or group other than Boyne or Newco acquires beneficial ownership of 50% or more of the outstanding Class A Shares.

FEES AND EXPENSES

    All costs and expenses incurred by the Company or by Boyne in connection with the Merger Agreement will be paid by the party incurring such expense, except in the event of termination under Section 9.2 of the Merger Agreement. Among other things, Section 9.2 provides that if the Merger Agreement is terminated in certain circumstances, Boyne will pay certain transaction expenses incurred by the Company.

PROCEEDS TO SHAREHOLDERS FROM THE REORGANIZATION AND THE MERGER

    All Company Class A Share holders will receive consideration per share consisting of:

(i) $65.52 in the Merger upon presentation of their share certificates to the payment agent; and

(ii) at the timely election of each Class A Share holder, either one Club membership unit per share OR $154.48 in cash per share in the Reorganization, or some combination of Club membership units and cash.

    Class B Share holders will receive $65.52 in the Merger upon presentation of their share certificates to the payment agent.


                                           THE CLUB

ESTABLISHMENT OF THE CRYSTAL MOUNTAIN FOUNDERS' CLUB

    The Club will be a nonprofit membership organization whose members hold varying numbers of Club membership units. The total number of authorized membership units will be limited to the number distributed by the Company on the Reorganization Date. Annual dues per membership unit will be set by the Club's board of trustees from time to time and will not be less than 5%, nor more than 10%, of the then-current retail price of a weekend lift ticket (unless a higher dues level is approved by the Club members). Adult weekend lift ticket prices for the last seven years are as follows:

                   YEAR                ADULT WEEKEND LIFT TICKET PRICE
                 ---------             --------------------------------

                 1996-1997                            $35
                 1995-1996                            $33
                 1994-1995                            $32
                 1993-1994                            $31
                 1992-1993                            $28
                 1991-1992                            $28
                 1990-1991                            $28

The Club dues will be payable by October 31 each year, beginning October 31, 1997. A Club member who fails to pay dues by October 31 will remain a member of the Club, but will have no lift privileges for that year.

    Members acquiring their membership units in the Reorganization will not be subject to any sponsorship or approval requirements to join the Club. Except for transfers by a gift to family member, inheritance, or pursuant to divorce or separation, all subsequent applicants for membership must be sponsored by two active members and must be approved by the board of trustees before membership may be granted.

    The initial trustees of the Club will be: Robert E. Carlson, W. David Schodde, Jr., William W. Jeude, Nancy K. Dees, Peter F. DeLaunay, David W. Gossard and James C. Martinson. All of the initial trustees are current Directors of the Company. Information about the initial trustees is set forth at pages 43-45 below. The Club will hold an annual meeting for the election of a new board of trustees in September of 1997.

CRYSTAL MOUNTAIN FOUNDERS' CLUB MEMBERSHIP RIGHTS

    Under the Club Operating Agreement, each year, in perpetuity, the Company must recognize a specified number of lift tickets issued by the Club (subject to the same conditions and restrictions as are applicable to the same class of lift ticket offered by the Company for sale to the public generally). On payment of annual dues, the Club will issue to each member who holds at least 20 membership units, the equivalent of one transferable all-day weekend adult lift ticket per membership unit held, for use at the Resort during the following ski season; or each member may elect to receive a non-transferable season's pass, or some combination of passes and transferable lift tickets, so long as the total retail price does not exceed the retail price of an all-day weekend adult lift ticket times the number of membership units held. In addition, the Club may also issue not more than 14 season's passes each season to trustees of the Club and their designees. The Club will pay to the Company an annual administrative fee of 4% of the retail price of lift tickets and season's passes issued by the Club plus reimbursement for the Forest Service Permit fee, if any, attributable to the lift tickets and season's passes issued by the Club.

    Engaging in the business of commercial resale of lift tickets issued by the Club is prohibited. In addition, any transfer by a Club member of tickets to a person or entity that he or she knows is engaged in the business of commercial resale of lift tickets is prohibited. Any tickets so transferred would be null and void. Any Club member who engages in the business of commercial resale of tickets or knowingly transfers tickets to a person or entity engaged in such business will forfeit his or her lift ticket privileges for that year. The board of trustees of the Club will determine what constitutes the business of commercial resale of lift tickets. In addition, the board of trustees will refuse to admit as a member of the Club any applicant who the board of trustees determines to be likely to engage in the business of commercial resale of lift tickets.

    The following are examples of activities that would be considered commercial resales:

    - A tour operator sells lift tickets issued by the Club in a package with transportation, lodging and ski equipment rentals.
    -    A ski shop sells lift tickets issued by the Club.
    - A Club member places an ad in the newspaper offering all of his or her lift tickets issued by the Club for sale.

COMPARISON OF CRYSTAL MOUNTAIN FOUNDERS' CLUB MEMBERSHIP UNITS TO CURRENT CLASS A SHARES

    Upon consummation of the Merger, the shareholders of the Company who elected to receive Club membership units will become members of the Club, and their rights will be governed by the Club articles and bylaws, as well as Title 24 of the RCW governing nonprofit corporations, which differ in certain material respects from the Company articles, bylaws, and Title 23B of the RCW governing for profit business corporations.

    Special meetings of the Club members may be called by the president, the board of trustees or members representing 5% of the votes entitled to be cast at
such meeting.   Special meetings of Company shareholders may be called by the
Board of Directors or by holders of at least 10% of all votes entitled to be cast on any issued proposed to be considered at the special meeting.

    Voting rights of Club members are set out in the Club's articles of incorporation and bylaws. Each Club member who owns at least 20 membership units will have one vote, irrespective of how many units in excess of 20 that he or she owns. Club members who own less than 20 membership units will have no
voting rights.   Club members will elect all members of the Club's board of trustees each year. In addition, approval of a majority of the voting members will be required for the Club: (i) to set annual dues per membership unit at an amount greater than ten percent (10%) of the retail price at which the Company intends to sell an adult all-day weekend lift ticket to the public during the ski season beginning in the last three months of the calendar year in which the annual dues are due; (ii) to amend the Club articles of incorporation, (iii) to impose assessments for any amount, in any fiscal year, in excess of annual dues,
(iv) to voluntarily dissolve the Club or (v) to alter the transferability of lift tickets issued by the Club. Votes of Club members will not govern or otherwise bind the Company or Boyne. In contrast, Company shareholders have one vote per share. A shareholder vote is required to elect directors (who serve staggered terms), to amend the articles of incorporation, to voluntarily liquidate the Company, to approve a distribution by the Company and to approve certain other material Company actions.

    There is no material difference between the Club lift ticket privileges and the Class A lift ticket privileges in terms of timing, quantity and annual cost to the recipient of acquiring lift tickets. Compared to a Class A Share holder owning 20 Class A Shares, a Club member holding 20 Club membership units will be eligible to receive the same number of lift tickets distributed at the same time for approximately the same annual fee. Both the Class A Shares and the Club membership units require payment of a fee between 5% and 10% of the value of an adult weekend lift ticket per Class A Share or Club membership unit to receive a distribution of lift tickets. For the Class A Share holders, this payment is an activation fee. For Club members, this payment is the annual Club dues. Class A Share holders are not required to pay the activation fee unless they want to receive a distribution of lift tickets. Club members will not be required to pay dues if they do not want to receive lift tickets.

TRANSFERABILITY OF CRYSTAL MOUNTAIN FOUNDERS' CLUB MEMBERSHIP UNITS

    Neither any membership in the Club, nor any membership units, will be transferable to any person (including without limitation to another member of the Club), except (A) as a BONA FIDE gift, without consideration, to a family member of the transferor, (B) on the death of a member, to such member's personal representative by operation of law, and from such personal representative to the person entitled thereto under the decedent's will or pursuant to applicable law or (C) to the transferor's spouse pursuant to a marriage dissolution or legal separation proceeding. The Club will not register or recognize any transfer that is not permitted by clause (i), and may require a certificate and other reasonable assurances from the transferee and the transferor to confirm that a transfer is permitted by clause (i).

    The board of trustees of the Club will from time to time set a per-membership unit initiation fee (the "Initiation Fee") for membership in the Club. Such Initiation Fee will be $154.48 until changed by action of the board of trustees of the Club, PROVIDED that the board of trustees will not change the Initiation Fee before August 1, 2000.

    The board of trustees of the Club may admit new members or increase existing members' membership units, in accordance with application and admission rules and procedures established from time to time by the board of trustees, and upon payment of the Initiation Fee, PROVIDED that the total number of membership units may not be increased above the number of membership units issued in the Reorganization.

    Each member of the Club may resign at any time, or may reduce the number of membership units held by him or her, by notice to the Club in accordance with rules and procedures established from time to time by the board of trustees of the Club. Whenever a member's resignation, or reduction in membership units, becomes effective in accordance with such rules and procedures, such member will become entitled to receive from the Club, without interest, an amount in cash equal to the then-current Initiation Fee times the number of membership units held by such member (in the case of a resignation) or the reduction in the number of membership units held by such member (in the case of a mere reduction in membership units). The Club will pay such amount to the member entitled thereto within 30 days of the effective time of the resignation or reduction, or, if the Club lacks sufficient cash to make such payment within such time, at a later time when the board of trustees determines that the Club has sufficient funds to make such payment, in any event without interest.

                                      TAX AND ACCOUNTING
ACCOUNTING TREATMENT

    For financial reporting purposes, it is expected that the distribution by the Company of Club membership units and cash in the Reorganization will be accounted for as a distribution. The Merger will be accounted for by the purchase method of accounting.

FEDERAL INCOME TAX CONSEQUENCES:  OPINION OF LESOURD & PATTEN, P.S.

    In the opinion of LeSourd & Patten, P.S., the following discussion is a general summary of all material United States federal income tax consequences ("U.S. Tax Consequences") of the Reorganization and Merger under current law with respect to (i) an individual who is a U.S. resident who holds shares in the Company as capital assets for investment purposes, (ii) the Company and (iii) the Club. This summary does not address all non-material United States federal income tax matters potentially relevant to the Reorganization and Merger, does not take into account or anticipate any state, local or foreign tax considerations, and is not intended as tax advice. In addition, this summary does not address consequences peculiar to persons subject to special provisions of federal income tax law.

    The following summary is based upon the sections of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, published Internal Revenue Service ("IRS") rulings, published administrative positions of the IRS and court decisions that are currently applicable, any or all of which could be materially and adversely changed, possibly on a retroactive basis, at any time. This summary does not consider the potential effects, both adverse and beneficial, of any proposed legislation which, if enacted, could be applied, possibly on a retroactive basis, at any time. Tax laws are frequently changed, and no assurances can be given that the federal income tax treatment described herein will continue to apply unchanged at the time of the completion of the Reorganization and Merger.

    CONSEQUENCES TO THE SHAREHOLDERS

    GENERAL EXPLANATION. The distribution of cash and Club membership units in the Reorganization and the Merger will be taxable events to the shareholders of the Company. The amount of federal income tax that each shareholder will incur will depend on a number of factors, including without limitation (i) whether that shareholder elects to take cash or Club membership units in the Reorganization, (ii) whether OTHER shareholders elect to take cash or Club membership units, (iii) the amount of taxable income earned by the Company between April 30, 1996 (the end of its last fiscal year) and consummation of the Merger, (iv) the rate at which that shareholder's income is taxed, (v) that shareholder's "basis" in its shares of Company stock and (vi) the value of a Club membership unit.

    The federal income tax consequences of the distribution of cash or Club membership units in the Reorganization depend on the Company's earnings and profits and each shareholder's "basis" in his or her shares. In the Reorganization all or a portion of the distribution will be taxable as ordinary income to each shareholder to the extent that the distribution is supported by earnings and profits of the Company. The remainder of the distribution will not result in tax to the extent that the remainder is a return of capital, and will be taxable as capital gain to the extent, if any, that the remainder exceeds the basis of each shareholder. The determination of how much of the distribution will be taxable as ordinary income and how much as a capital gain is discussed under "THE REORGANIZATION" below. The taxation of ordinary income is discussed under "TAXATION OF ORDINARY INCOME" below.

    The payment of cash in exchange for Company shares in the Merger will be treated as a sale of the Company shares for federal income tax purposes. The tax result of this transaction to each shareholder will depend on that shareholder's "basis" in his or her Company shares. The determination of a shareholder's basis is discussed under "DETERMINATION OF BASIS" below. Depending on each shareholder's basis in his or her shares, that shareholder will either recognize a capital gain or a capital loss as a result of the Merger. The calculation of that gain or loss, and its taxation, is discussed under "TAXATION OF CAPITAL GAINS AND LOSSES" below.

    THE REORGANIZATION. For federal income tax purposes, when a corporation makes a distribution to shareholders, it is taxed to the shareholders as ordinary income up to the amount of "earnings and profits" of the corporation (looking both at earnings and profits earned during the corporation's current year and accumulated in previous years). If the distribution is larger than the corporation's earnings and profits, then a part of the distribution equal to the corporation's earnings and profits will be treated as ordinary taxable income to the shareholders, after which the remaining part of the distribution will be treated as a non-taxable return of capital up to the shareholder's basis, with the remainder constituting taxable capital gain.

    The Company estimates that it had accumulated earnings and profits at April 30, 1996 (the end of its most recent fiscal year) of $1,696,699. The Company estimates that it had losses of approximately $1,431,000 from May 1, 1996 through December 29, 1996. If the proposed transactions are approved by the Company's shareholders on March 27, 1997, the Merger would be consummated on or about March 31, 1997. The Company's income up to that time is, of course, unknown.
 However, the Company estimates that it will have earnings and profits from December 30, 1996 through March 31, 1997 that fall between an approximate low of $1,200,000 and an approximate high of $1,900,000. Accordingly, the Company estimates that its accumulated earnings and profits at the Merger Time (without taking into account the Reorganization) will likely fall between $1,465,699 and $2,165,699. This amount, which is unknown at present, is referred to below as the Company's "pre-transaction earnings and profits."

    As discussed below under "Consequences to the Company," Section 311 of the Code provides that the Company will recognize income at the time of the Reorganization in an amount equal to the value of the Club membership units (but not the cash) distributed by the Company in the Reorganization. This income, sometimes referred to as the Company's "Section 311 income," will be included in the Company's "earnings and profits" for the purpose of determining how much of the distribution to shareholders will be taxable as ordinary income. As a result, the Company's earnings and profits, and thus the portion of the distribution to each shareholder to be treated as ordinary income, will depend on the number of shareholders that elect to receive cash in the Reorganization.

    The amount of the distribution to shareholders in the Reorganization will be equal to the value of Club membership units distributed plus the amount of cash distributed. The Company's earnings and profits through the Merger will be equal to the value of Club membership units distributed plus the Company's pre-transaction earnings and profits. Therefore, if the amount of cash distributed is less than or equal to the Company's pre-transaction earnings and profits, all of the distribution to shareholders in the Reorganization will be taxable to the shareholders as ordinary income. However, if more shareholders elect to receive cash in the Reorganization and, as a result, the amount of cash distributed is GREATER than the Company's pre-transaction earnings and profits, then a portion of the distribution to shareholders in the Reorganization would be taxable as ordinary income, with the remaining portion being treated as a non-taxable return of capital to each shareholder up to that shareholder's basis in his or her shares, with any excess constituting taxable capital gain.

    The fraction of the distribution that is treated as ordinary income will be the same for all shareholders, whether or not they elect to receive cash or Club membership units in the Reorganization. Thus, each shareholder's election to take cash or Club membership units in the Reorganization may affect the portion of the distribution that will be treated as ordinary income to ALL the shareholders. A shareholder's election will not, however, affect the classification (as ordinary income, return of capital or capital gains) of the distribution to him or her, except to the extent it affects ALL shareholders similarly.

    TAXATION OF ORDINARY INCOME. The part of the distribution to each shareholder in the Reorganization that is taxable as ordinary income should be included on that shareholder's federal income tax return as dividend income, and will increase that shareholder's adjusted gross income. The federal income tax rate applicable to this additional income will depend on the shareholder's other income, deductions and credits, and other matters. Currently, the highest marginal tax rate applicable to the ordinary income of individual taxpayers (applicable to individuals filing joint returns with taxable income over approximately $250,000) is 39.6%.

    TAXATION OF CAPITAL GAINS AND LOSSES. Return of capital reduces basis. Thus, if part of the distribution to each shareholder in the Reorganization is treated as a return of capital, it will reduce that shareholder's "basis" in his or her Company stock. If any amount of the distribution is not supported by earnings and profits, and if it is greater than that shareholder's basis, the excess will be treated for federal income tax purposes as a capital gain.

    Boyne's payment of cash in exchange for Company shares in the Merger will be treated, for federal income tax purposes, as a sale of the Company shares. If the $65.52 per share Merger payment is greater than a shareholder's basis in his or her stock, he or she will have a taxable capital gain to the extent that the sale price exceeded basis. If the sale price is less than the shareholder's basis, he or she will have a capital loss for federal income tax purposes.

    As a result, looking at the distribution in the Reorganization and the payment in the Merger as a whole, for federal income tax purposes each shareholder will (in addition to receiving ordinary income as described above) either have a capital gain or loss, depending on the relative amount of:

(i) the sum of (x) the part (if any) of the distribution in the Reorganization that is not supported by earnings and profits plus
         (y) the cash paid in the Merger ($65.52 per share); as compared to

(ii)     that shareholder's basis in his or her Company stock.

If the amount described in (i) exceeds the amount described in (ii), that shareholder will have a capital gain equal to the excess. If (ii) exceeds
(i), that shareholder will have a capital loss.

    If a shareholder who is an individual has a capital gain, that gain should be included on that shareholder's federal income tax return as a long- or short-term capital gain. The federal income tax rate applicable to this gain will depend on how long that shareholder has held his or her shares of Company stock, the shareholder's other income, deductions and credits, and other matters. If the gain qualifies as a long-term capital gain, which will generally be the case if the shareholder has held his or her shares for more than one year, the gain will be subject to a 28% federal income tax. If the gain does not qualify, it will be taxed as if it were ordinary income.

    If a shareholder has a capital loss, that loss may be netted against capital gains from other transactions in accordance with special rules. Deductions for net capital losses are subject to significant limitations. For shareholders who are individuals, any capital loss that is not netted to reduce that shareholder's capital gain in a particular year may be carried over and used in later tax years. Shareholders who expect to have a capital loss as a result of the Reorganization and Merger should consult with a tax adviser before assuming that that loss will allow them to reduce their federal taxable income.

    DETERMINATION OF BASIS. A shareholder's "basis" in his or her shares, for federal income tax purposes, is generally equal to the amount he or she paid to purchase those shares. Special rules apply to the determination of basis for shareholders who acquired their shares by gift or inheritance.

    VALUE OF CLUB MEMBERSHIP UNITS. The amount of taxable ordinary income and capital gain received by each shareholder will be based on the sum of the cash received by that shareholder in the Reorganization and Merger plus the fair market value of the Club membership units received by that shareholder. The Company intends to prepare and file its own tax returns using an estimated fair market value for the Club membership units of $154.48 per unit. SHAREHOLDERS SHOULD BE AWARE THAT THERE IS NO ASSURANCE THAT THE INTERNAL REVENUE SERVICE WILL NOT TAKE THE POSITION THAT THE VALUE OF THE CLUB MEMBERSHIP UNITS IS SIGNIFICANTLY HIGHER THAN $154.48 PER UNIT. THE COMPANY HAS NOT OBTAINED AN INDEPENDENT VALUATION OF THE CLUB MEMBERSHIP UNITS. IF A SHAREHOLDER ELECTS TO RECEIVE CLUB MEMBERSHIP UNITS IN THE REORGANIZATION, AND IF THE INTERNAL REVENUE SERVICE TAKES THE POSITION THAT THE FAIR MARKET VALUE OF A CLUB MEMBERSHIP UNIT IS GREATER THAN $154.48, THE EFFECT COULD BE TO INCREASE MATERIALLY THE TAX PAYABLE BY THAT SHAREHOLDER AS A RESULT OF THE REORGANIZATION AND MERGER.

    ONGOING TAX CONSEQUENCES, COMPARED TO CURRENT TAX CONSEQUENCES. Currently, each shareholder is treated, for federal income tax purposes, as receiving a distribution each year equal to the fair market value of the lift privileges distributed to him or her. The Company estimated, and reported to the Internal Revenue Service, that the fair market value of the lift privileges distributed in 1995 was $14.85 per share activated. This distribution has been taxable as ordinary income to each shareholder who activated his or her lift privileges, and would continue to be so treated (if the Reorganization and Merger DO NOT occur) so long as the Company has accumulated or current earnings and profits.

    If the Club is and remains properly qualified as a federally tax-exempt organization under Code Section 501(c)(7), there is a reasonable basis for Club members to take the position that the lift tickets they receive from the Club are not taxable as income, but rather are a non-taxable benefit enjoyed due to membership in a nonprofit corporation. However, it must be noted that the position that the Club members' mere receipt of tickets from the Club is
not taxable is not free from doubt.   There is no assurance that the Internal
Revenue Service will not take the position that the receipt of the lift tickets constitutes taxable income to the Club members. If such a contrary position were sustained, each Club member who received lift tickets would incur income to the extent of the difference between the fair market value of the lift tickets received and the basis in the lift tickets. The member's basis in the lift tickets would likely be deemed to be zero. So long as neither the Club nor its members are shareholders of the Company, the Company shall not recognize any income when lift tickets are issued by the Club or by any successor or assignee thereof.

    Neither the Company nor the Club has sought, or intends to seek, a ruling from the IRS concerning the federal income tax consequences of the distribution of lift tickets to the Club members.

    Any sales by a Club member of tickets received from the Club will be taxable to the full extent of the difference between the sales proceeds received and the Club member's basis in the tickets being sold. If receipt of the lift tickets from the Club is nontaxable to the Club member, then the
Club member would have a zero basis in the tickets.   If the Club member
incurred income on receipt of those lift tickets from the Club, then the amount of such income incurred would be the Club member's basis in those tickets.

    Currently, whenever a shareholder sells his or her Company stock, he or she may be treated as receiving a taxable capital gain equal to the excess of the consideration received over that shareholder's "basis" in his or her stock. After the Reorganization and Merger occur (if they are approved by the Company's shareholders), whenever a member of the Club surrenders all or some of his or her Club membership units, he or she may be treated as realizing a taxable capital gain equal to the excess of the amount received from the Club as a result of such surrender over that member's basis in his or her Club memberships. It should be noted that surrender of Club membership units to the Club is the only transfer allowed, other than the limited transfers (bona fide gifts to family members, transfers upon death or transfers upon divorce or separation) discussed above under "Transferability of Crystal Mountain
Founders' Club Membership Units".   Basis would generally be the fair market
value of the Club membership units at distribution. It should be noted that any surrender for less than the member's basis would likely not result in a deductible loss, due to the Club membership units being treated as personal, not investment, assets.

    The foregoing discussion does not apply to any shares acquired by shareholders who are not citizens or residents of the United States or to other categories of shareholders subject to special treatment under federal income tax laws, such as dealers in securities, banks, insurance companies and tax-exempt entities. The foregoing discussion assumes that each shareholder holds his or her shares in the Company as capital assets for investment purposes.

    EXAMPLES OF TAX CONSEQUENCES TO SHAREHOLDERS. The tables below show the estimated tax consequences to a shareholder of the Reorganization and Merger, based on varying assumptions as to the fair market value of the Club membership units and the shareholder's basis in his or her shares of Company stock. The following tables are based on the assumptions set forth above, including without limitation that the Company had tax losses of $1,431,000 from May 1, 1996 through December 29, 1996. The following table is based on the further assumptions that (i) the shareholder elects to take Club membership units, rather than cash, in the Reorganization, (ii) the holders of 5,000 shares of Company stock elect to take cash instead of Club membership units in the Reorganization, (iii) the Company earns $1,550,000 of taxable income between December 30, 1996 and consummation of the Merger (anticipated to be March 31, 1997) and (iv) all ordinary income is taxed to the shareholder at 39.6%. The following table does not take into account the fact that the shareholder may use capital losses to offset capital gains.

TAX PER SHARE

Shareholder with a 39.6% tax rate for ordinary income, ignoring capital loss

  HYPOTHETICAL
VALUE OF ONE CLUB                     SHAREHOLDER'S BASIS
MEMBERSHIP UNIT    50.00     100.00    150.00    200.00    250.00    300.00
                   -----     ------    ------    ------    ------    ------
    154.48         65.52      61.17     61.17     61.17     61.17     61.17
    200.00         83.55      79.20     79.20     79.20     79.20     79.20

    The following table is based on the same assumptions as the table above, except that it is assumed that all ordinary income is taxed to the shareholder at 28% and that the shareholder may use capital losses to offset capital gains.

    TAX PER SHARE

    Shareholder with a 28% tax rate for ordinary income, treating capital loss as a benefit

HYPOTHETICAL
VALUE OF ONE CLUB
MEMBERSHIP UNIT                            SHAREHOLDER'S BASIS
                       50.00    100.00     150.00    200.00   250.00   300.00
                       -----    ------     ------    ------   ------   ------

  154.48               47.60     33.60      19.60      5.60    (8.40)  (22.40)
  200.00               60.35     46.35      32.35     18.35     4.35    (9.65)

(NEGATIVE NUMBERS INDICATE THAT THE SHAREHOLDER RECEIVES A TAX BENEFIT IN THE TRANSACTION)

    There is no assurance that the Internal Revenue Service will not take the position that the value of the Club membership unit is significantly higher than $154.48 per unit. In the event that the IRS successfully made such an assertion, then the tax liability to the recipient Club membership unit holder would increase.

    FOREIGN INVESTOR IN REAL PROPERTY ISSUES. The amount received by a foreign person upon the disposition of a U.S. real property interest is subject to withholding tax. To avoid withholding, each shareholder must present to Boyne a certificate declaring that said shareholder is not a foreign person. Such a certificate will be included in the form of letter of transmittal that will be distributed to shareholders after the Merger, if it occurs. Failure to provide a certificate will result in the withholding of tax at a rate of 10% on the $65.52 per share paid in the Merger.

    THE TAX DISCUSSION SET FORTH HEREIN IS INCLUDED FOR GENERAL INFORMATION ONLY AND IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY HOLDER OR PROSPECTIVE HOLDER OF COMPANY COMMON SHARES. IN VIEW OF THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE REORGANIZATION AND MERGER TO HIM OR HER, INCLUDING THE EFFECT AND APPLICABILITY OF FEDERAL, STATE, LOCAL OR OTHER TAX LAWS.

    CONSEQUENCES TO THE COMPANY

    The distribution of Club membership units in the Reorganization will be a taxable event to the Company upon which it will recognize ordinary income.
In contrast, the distribution of cash in the Reorganization will not be a taxable event to the Company. The Merger will not be a taxable event to the Company.

    The Club memberships distributed will constitute appreciated property subject to Code Section 311(b). The distribution of Club membership units should result in ordinary income to the Company under Code Section 311 in an amount equal to the total value of the Club membership units distributed, and this income should be offset to the extent that there are existing net operating losses. The amount of federal income taxes that will be incurred by the Company in the Reorganization thus depends, among other things, on the number of Club membership units distributed in the Reorganization (which is affected by the number of Company stockholders who elect to receive cash instead of membership units), the value of each Club membership unit and the amount of the Company's net operating losses at the time of the Reorganization.

    For example, if (i) the holders of 5,000 Class A Shares elect to take cash instead of Club membership units in the Reorganization, (ii) Club membership units are valued at $154.48 per unit and (iii) the Company has tax losses of $1,431,000 from May 1, 1996 through December 29, 1996, and taxable income of $1,550,000 from December 30, 1996 through consummation of the Reorganization on March 28, 1997, then the Company expects that it would incur federal income taxes of approximately $664,299 in the Reorganization, which would be counted as a "Qualified Expenditure."

    CONSEQUENCES TO THE CLUB

    Neither the Reorganization nor the Merger should be a taxable event to the Club. Assuming that the Club is and remains a qualified federally tax exempt club described in Code Section 501(c)(7), it should not incur any federal income tax on its dues income, or as a result of the issuance of lift tickets to its members. The Club, if a qualified federally tax exempt club described in Code Section 501(c)(7), will not incur unrelated business taxable income as defined in Code Section 512(a)(3) on Club dues or on the issuance of lift tickets to its members; thus, a ruling will not be sought on this issue.

    While Code Section 501(c)(7) describes social and recreation non-profit clubs which are exempt from federal income taxation under Code Section 501(a), such tax exempt status requires an established membership of individuals, personal contacts and fellowship. A commingling of the members must play a material part in the life of the tax exempt organization. To qualify as a federally tax exempt organization described in Code Section 501(c)(7), Club members must actually share interests or goals. While Club members will presumably share a common interest in skiing and the development of the Resort, there is no assurance, that the Club will qualify for federally tax-exempt status under Code Section 501(c)(7). If it does not so qualify, then the Club would be subject to federal taxes on its net income, including not only dues income net of Club expenses but also income equal to the fair market value of the lift tickets distributed to the Club members under Code Section 311(b).

    If the Club is not federally tax-exempt and must pay taxes on Code
Section 311(b) income on the distribution of lift tickets and income from the receipt of membership dues then, even at a 10% dues level, the Club's cash flow would likely be insufficient to pay such taxes. To fund the tax liability through Club dues, dues might have to be raised to approximately
60% of the value of an adult all day weekend lift ticket.   Alternatively,
the Club could investigate a reduction in the number of lift tickets distributed. Presumably, if the Club were not to qualify for federally tax-exempt status, then the members' annual dues would be deemed to be a mere annual activation fee comparable to the fee currently paid by shareholders, and therefore deductible by the members in arriving at their taxable income on the receipt of the lift tickets.

    If alterations to the Club's structure and actions would allow the Club to qualify for federally tax-exempt status under Code Section 501(c)(7), or to avoid the negative ramifications of the failure to so qualify, such alterations, if possible, would likely be made by the board of trustees. For a description of possible alterations, see the discussion below under "Formation Status of the Crystal Mountain Founders' Club."

    LeSourd & Patten, P.S. has not opined on whether the Club will qualify for federally tax-exempt status under Code Section 501(c)(7) and no IRS determination as to such qualification has been received. The Club will apply for recognition of federal tax exempt status promptly following the Reorganization.

FORMATION STATUS OF THE CRYSTAL MOUNTAIN FOUNDERS' CLUB

    Application for Internal Revenue Service recognition of qualification as a federally tax-exempt organization under Code Section 501(c)(7) should be made after the Club has members. Such application will be made by the Club shortly after the distribution of membership units in the Reorganization. As such application has not yet been made, there is no assurance that the Club will qualify for federally tax exempt status under Code Section 501(c)(7). The tax ramification of the Club's qualification under Code Section 501(c)(7), as well as its failure to so qualify, are discussed above under "Tax and Accounting Treatment - Federal Income Tax Consequences -- Consequences to the Club."

    Should the IRS reject the Club's application, then the Company expects that the board of trustees would, if possible, either make changes required for the Club to be recognized as federally tax exempt under Internal Revenue Code
Section 501(c)(7) or take other steps to avoid the negative ramifications of the failure so to qualify. Such changes could include an increase in membership dues, an increase in social activities or a restriction of the transferability of lift tickets issued by the Club. A restriction on transferability of lift tickets could, for example, allow tickets only to be transferred to family members and forbid the sale of tickets for valuable consideration. Increasing membership dues or restricting transferability of lift tickets will be done only after obtaining the requisite vote of the Club members.


                      BOYNE'S QUALIFIED EXPENDITURE COVENANT

    Boyne and the Club will be parties to the Qualified Expenditure Agreement, pursuant to which:

- Boyne has agreed with the Club that, if the Merger occurs, Boyne will make qualified expenditures of not less than $15,000,000 by December 31, 2006. Not less than $8,000,000 of that $15,000,000 will be made by December 31, 2001.

- Qualified expenditures are capital expenditures on certain projects to improve the Resort, together with a certain amount of non-capital expenditures including the federal income taxes, withholding taxes, interest and/or penalties, if any, incurred by the Company in completing the Reorganization and Merger (as described in Section 5 of the Qualified Expenditure Agreement), and the $65.52 per share in cash paid to the Company's shareholders in the Merger.

- The non-capital expenditure component of the qualified expenditures will be limited to a maximum of $5 million of the $15 million to be spent prior to December 31, 2006, including $2 million of the $8 million to be spent prior to December 31, 2001. Based on certain assumptions described under "Tax and Accounting: Federal Income Taxes" above, the total non-capital expenditure component would be approximately $2.5 million.

Boyne's financial condition is described under "Boyne Financial Information" below. Boyne's obligations under the Qualified Expenditure Agreement will be secured by a pledge in favor of the Club of Boyne's shares in the Company.

CAPITAL PROJECTS

    Boyne and the Club have agreed that capital expenditures on the following projects will be counted as Qualified Expenditures. Boyne is not obligated to complete all of the projects listed below, whose total cost is estimated at over $36,000,000. Such projects that are completed may not be completed in the order listed.

      LIFTS AND TRAILS

(i)   Construction of new lifts, and associated slope, trail and road work:

    - new high speed detachable from Green Valley (Chair 3) base area to Northway Peak, servicing the entire north backcountry

    - new high speed detachable chairlift in Paradise Bowl, opening the north backcountry with improved return trails
    - new high-speed detachable lift to Platinum Peak on the east side of the valley above Silver Skis opening all new terrain above the east side of the resort
    -    new lift linking parking lot areas with the base area village

(ii) Realignment and extension of Chair 4 to reach new terrain in lower Silver Basin, as well as slope work.

(iii) Conversion of the following to high speed detachable chairs:

      -  Chair 3 (Green Valley)
      -  Chair 4 (Quicksilver)
      -  Chair 9 (Rendezvous)
      -  Chair 11 (Midway Shuttle)

(iv)  Relocation of old Chair 9 to run from Silver Basin to Silver King.

(v) Construction of a new double reversible tram from the base area to the Summit House. An 80 passenger, all weather tram is proposed.

(vi)  Improvement of the summit traverse trail system.

(vii) Snowmaking improvements, so that the lower part of the mountain will be capable of initial season base snowmaking and after thaw re-surfacing.

      LODGES AND BASE FACILITIES

(i) Construction of a new 450-seat Rendezvous Restaurant near the top of Chairs 5 and 9, in Campbell Basin.

(ii) Expansion of the Summit House to a 500-seat food and beverage facility, and improvement of summit drainfields.

(iii) Construction of an all new base lodge skier service facility, with 800 additional seats for food and beverage service.

(iv) Expansion of parking lots and associated access, relocating parking closer to the base area.

      OTHER

(i)   Light Chair 9 for night skiing.

(ii)  Approximately $1,500,000 of other improvements to the Resort.

(iii) Preparation of a revised master plan, with environmental impact statement.

    The above deadlines (December 31, 2001 and December 31, 2006) may be extended as a result of certain FORCE MAJEURE events, such as failure to obtain Forest Service approval or other permits (notwithstanding Boyne's reasonable diligence in seeking them), acts of God and labor troubles. The Club will appoint an advisory committee, which will provide non-binding advice and recommendations to Boyne as to capital projects.

    The Qualified Expenditure Agreement requires Boyne to make Qualified Expenditures in the amounts described above by the deadlines described above and specifies the list of projects whose costs would count as Qualified Expenditures. Boyne has not agreed to undertake projects in any particular order. Boyne has, however, advised the Company that, if the Merger is consummated, Boyne's preliminary plan is to complete the projects described below in the first two and a half years following the Merger. This is Boyne's preliminary plan only, and there is no assurance that Boyne will complete these projects in the periods referred to below.

      IN THE FIRST YEAR AND A HALF:

(i) Conversion of Chair 9 (Rendezvous) to a 6-place, high-speed detachable chair lift and associated trail pod work, including night lighting.

(ii)  Improvements to the summit traverse trail system.
(iii) Design work for the new Rendezvous Restaurant, drainfields and site work.

      IN THE FOLLOWING YEAR:

(i) Realignment of Chair 4 (Quicksilver) and conversion to a high-speed detachable chair lift, and related slope and trail work.

(ii) Conversion of Chair 3 (Green Valley) to a high-speed detachable chair lift, and related slope and trail work.

(iii) Other improvements or additions to the lifts.

(iv) Construction of the new Rendezvous Restaurant (subject to permitting and other clearances).

FEDERAL INCOME TAXES

    Qualified expenditures include a certain amount of non-capital expenditures including the federal income taxes, withholding taxes, interest and/or penalties, if any, incurred by the Company in completing the Reorganization and Merger (as described in Section 5 of the Qualified Expenditure Agreement). The amount of federal income taxes that will be incurred by the Company in the Reorganization depends, among other things, on the number of Club membership units distributed in the Reorganization (which is affected by the number of Company stockholders who elect to receive cash instead of Club membership units), the value of each Club membership unit and the amount of the Company's net operating losses at the time of the Reorganization. The federal income tax consequences of the Reorganization and Merger to the Company and others is more fully discussed above under "Tax and Accounting: Federal Income Tax Consequence" at page 29. Shareholders are urged to read that discussion, and the above summary is qualified by that more detailed discussion.

REMEDIES OF THE CLUB

    The parties have agreed that if Boyne fails to perform its obligations under the Qualified Expenditure Agreement, the Club will be entitled to specific performance. In particular, the parties have agreed that if Qualified Expenditures fall short, the Club may require Boyne to pay the shortfall PLUS seven percent into an escrow account. If that occurs, the Club could itself cause capital projects to be undertaken, and withdraw funds from the escrow account to pay for such projects. If Boyne fails to make the Qualified Expenditures in the amount required by the Qualified Expenditure Agreement, the security pledged in favor of the Club will not provide additional capital to the Company.

    Boyne will pledge to the Club 100% of the Company shares held by Boyne as security for Boyne's performance of its obligations under the Qualified Expenditure Agreement. The form of Pledge Agreement is attached to the Merger Agreement as Exhibit C. If Boyne fails to make Qualified Expenditures in the amount required by the Qualified Expenditure Agreement the Club could, at its option, exercise certain remedies against the Company shares, which might include: (i) proposing to retain the Company shares in satisfaction of Boyne's obligations (a "strict foreclosure") or (ii) selling or otherwise disposing of the Company shares in a commercially reasonable manner. If the Club were to propose a strict foreclosure, Boyne could object and require the Club to exercise other remedies.

    If the Club were to complete a strict foreclosure, the Club would own all of the outstanding shares of stock of the operator of the Resort, but neither Boyne nor any other person would have any obligation to make the remaining Qualified Expenditures.

    If the Club were to sell the Company shares, the proceeds of such sale (after expenses) would be applied to pay amounts payable by Boyne to the Club and to make the payment into the escrow account referred to above.

Any proceeds remaining after that would be returned to Boyne or another party or parties entitled thereto (such as other creditors of Boyne). The Club would generally be required to sell the Company shares to the party offering the most for them, without taking into account other factors, such as the buyer's plans for operating the Resort. Requirements of federal and state securities laws would significantly restrict the Club's ability to sell or otherwise dispose of the Company shares.

    If the Club were to sell the Company shares, the Club might "bid in" the obligations of Boyne. If, for example, Boyne's Qualified Expenditures fell short by $1,000,000, Boyne would be required to deposit $1,070,000 into the escrow account. The Club might bid as much as $1,070,000 for the Company shares, to be "paid" by forgiving Boyne's obligation, after which the Company would be in substantially the same position as after a strict foreclosure.

    If Boyne were the subject of a bankruptcy proceeding, the Club would be stayed from pursuing remedies against the Company shares. Also, applicable law and the provisions of the Pledge Agreement contain additional procedural and other restrictions on the Club's ability to exercise remedies against the Company shares.

    Disputes regarding Boyne's performance under the Qualified Expenditure Agreement may be submitted to arbitration. The party against whom a dispute is resolved may be required to bear the entire cost of the arbitration. If the disputed amount of Qualified Expenditures determined by the arbitrators is less than 90% of Boyne's Final Proposal (as defined in the Qualified Expenditure Agreement) and less than 110% of the Club's Final Proposal, then Boyne will pay to the Club all of the Club's reasonable costs and expenses incurred in connection with the arbitration. If the disputed amount determined by the arbitrators is more than 90% of Boyne's Final Proposal (as defined in the Qualified Expenditure Agreement) and more than 110% of the Club's Final Proposal, then the Club will pay to Boyne all of the Boyne's reasonable costs and expenses incurred in connection with the arbitration. If neither of the two preceding sentences applies, then each party will bear its own costs of arbitration and bear 50% of the arbitrators' fees and expenses. If the Club were required to pay the cost of arbitration it would be necessary for it to pay such cost out of member dues and/or special assessments.


                                    DESCRIPTION OF BOYNE

IDENTITY AND BACKGROUND OF MANAGEMENT OF BOYNE

    Boyne is a Michigan corporation in the business of owning and operating ski areas, including the Boyne Mountain and Boyne Highlands ski areas located in Michigan, Big Sky Ski Area in Montana and Brighton Mountain Ski Area in Utah. Everett Kircher ("Kircher"), age 80, is the founder and President of Boyne, which has been a family held business since its establishment in 1947. Boyne is qualified as a subchapter S corporation for federal income tax purposes. Boyne ski management includes two of the four Kircher children: John, age 38, manager of the Big Ski resort in Montana and the Brighton Resort in Utah; and Stephen, age 32, general manager of Michigan operations. In addition to the family, senior management positions at Boyne are held by Arthur Tebo, Chief Operating Officer, and Edward Dembek, Comptroller.

    Before starting Boyne Mountain, Boyne purchased a used chairlift from Sun Valley -- the first chairlift ever built -- had it transported to Michigan and installed it, later converting the single to a double chairlift. Sections are still in use today on the Hemlock run. Since that time, Boyne has had many firsts, including the world's first triple chair, installed in 1964 at Boyne Highlands, and the world's first four-place chair, installed in 1969 at Boyne Mountain. In 1990 Boyne installed Michigan's first high-speed detachable quad chairlift at Boyne Highlands and, in 1992, Boyne Mountain unveiled America's first 6-seat high-speed chairlift.

    Kircher is the co-inventor of the Boyne Snowmaker, the first efficient snowmaker widely accepted as the standard for marginal temperature snowmaking. It combines small amounts of air and electricity with large quantities of water to provide a high efficiency snowmaking system with energy saving operation and minimum noise level. The Boyne Mountain and Boyne Highlands resorts are equipped with complete snowmaking equipment on all runs. Kircher also pioneered the design of much of the snow grooming equipment and techniques in use today.

OTHER RESORTS OPERATED BY BOYNE

    Boyne resorts include Michigan's two premier summer and winter resorts, Boyne Highlands and Boyne Mountain; Big Sky, the year-round resort in Montana founded by the late Chet Huntley in 1970; Brighton Ski Resort in Big Cottonwood Canyon near Salt Lake City; Boyne South, a golf course in Naples, Florida and a scenic chairlift in Gatlinburg, Tennessee, near the Great Smokey Mountains National Park.

    Boyne's ski resorts continue to generate recognition through skier surveys conducted by many national ski publications. SNOW COUNTRY magazine readers have rated Boyne Mountain and Boyne Highlands as the #1 ski resorts in the Midwest. SKI magazine named Boyne Mountain America's best snowmaker, with the Highlands rated fourth in the nation. SKI magazine readers also rated Boyne Mountain the top Midwest weekend destination resort, as well as their favorite day-trip ski area.

    Big Sky Resort was rated the best mountain experience in SNOW COUNTRY magazine, and has consistently been recognized in national ski magazines for short or non-existent lift lines. Big Sky offers over 1,000 hotel rooms and condominium units. The ski area encompasses 75 named runs making for 80 miles of skiing on 3,500 skiable acres and two mountains. Since 1988, 11 lifts have been constructed or improved, including the recent addition of a high speed detachable quad lift and the Lone Peak Tram. Gondola facilities have been upgraded to move skiers rapidly out of the base area, with total area lift capacity of 17,180 skiers per hour. Boyne has made $35 million in capital expenditures in Big Sky since 1988.

    Boyne's other western resort, Brighton, was founded in 1936, making it one of America's oldest alpine skiing areas. A small, but high quality resort just outside of Salt Lake City, Brighton consists of 64 runs on two mountains, with day and night skiing. Purchased by Boyne in the mid-1980s, Brighton lift facilities include two detachable high speed quad lifts, three double chairs, and two triple chair lifts, moving 8,300 skiers per hour. Boyne has made $18 million in capital expenditures at Brighton since 1987.

BOYNE FINANCIAL INFORMATION

    Boyne's financial statements are prepared on a tax basis and are not prepared in accordance with generally accepted accounting principles. As a family-held S corporation, Boyne does not produce the audited annual financial statements which are required for public companies under the Exchange Act. Given (i) the Board's conclusions from its due diligence investigation of Boyne's financial resources and history as a developer of ski resorts and (ii) the fact that Boyne's obligation under the Qualified Expenditure Agreement is secured by Boyne's pledge of its shares in the Company, the Board made its own determination that Boyne's ability to make the Qualified Expenditures was satisfactory.

                           SELECTED BALANCE SHEET DATA
                                  (UNAUDITED)

                                       AS OF MAY 31,
                           1996            1995             1994
                        ------------   -------------   --------------
ASSETS
Current Assets          $16,062,246    $16,649,844      $11,614,745

Property & Equipment
 (net of depreciation)   48,036,251     42,695,338       38,632,739
Other assets              6,112,543      5,788,836        5,801,951
                        -----------   ------------      -----------
    Total Assets         70,211,040     65,134,017       56,049,436
                        -----------   ------------      -----------
                        -----------   ------------      -----------

LIABILITIES
Current Liabilities        612,025         153,285          896,600
Long-Term Debt          20,859,863      22,343,742       12,977,119
                        -----------   ------------      -----------
    Total Liabilities   21,471,888      22,190,457       13,873,719
                        -----------   ------------      -----------
                        -----------   ------------      -----------
STOCKHOLDERS' EQUITY    48,739,153      42,043,560       42,175,717
                        -----------   ------------      -----------
                        -----------   ------------      -----------

                         SELECTED INCOME STATEMENT DATA
                                   (UNAUDITED)

                                           YEAR ENDED MAY 31,
                                     1996           1995         1994
                                  -----------  -------------  -----------
  Revenues                        $69,021,909  $ 62,679,678   $63,264,981
  Income From Operations*          11,598,075     7,032,605     5,487,979
  Net Income                        5,504,485     1,075,471       367,592

  *Income from operations excludes depreciation, amortization and interest expenses.

                 DESCRIPTION OF BUSINESS OF CRYSTAL MOUNTAIN, INC.

    The Company owns and operates the Resort, a mountain resort facility on federally-owned land in the Cascade Mountains of Washington State. The Resort is located at the headwaters of Silver Creek in the Mt. Baker-Snoqualmie National Forest, adjacent to Mt. Rainier National Park and near the Greater Seattle Metropolitan Area. It serves the Puget Sound region and attracts vacationers from throughout the Northwestern United States and Canada.

    The Company occupies over 4,300 acres, which are used under a special permit from the United States Forest Service. The village elevation at the Resort is 4,400 feet and the summit is 7,002 feet. The Northway run drops below the ski village to 3,900 feet, providing a 3,102 foot vertical drop. The terrain offers skiing for individuals of all ages and levels of experience. The resort has ten chair lifts consisting of a high speed quadruple lift, a regular speed quadruple lift, three triple-chair lifts and five double-chair lifts plus one beginner handle-tow.

FACILITIES

    The Resort primarily serves day visitors but is one of the few resorts in Washington State with both hotel and condominium facilities within walking distance of the base lift facilities. The Company owns and operates a 20 room hotel, a main lodge with two restaurants and an entertainment bar, the Summit House Restaurant, a business conference center, a ski rental and repair facility, and numerous support facilities. Concessionaires own and operate two hotels, and a restaurant with a bar and delicatessen. Another concessionaire also operates a ski shop which is in a facility owned by the Company. In addition, 96 privately owned condominium units have been built at the Resort of which, pursuant to Forest Service requirements, 20% must be available for rental to the public.

    During late spring, summer and early fall, the Resort offers scenic rides to the summit on two chairlifts, fine dining at the Summit House Restaurant, and mountain biking, hiking, swimming, tennis, and disc golf. There are RV hookups, a base area restaurant, and both hotel and condominium accommodations offering meeting rooms serving both tourists and groups.

EMPLOYEES

    The Company employs approximately 650 people during peak operations of which 34 are full time, year-round employees.

COMPETITION

    The Resort competes primarily with eight local ski areas, including the four Snoqualmie Pass areas, Stevens Pass, White Pass, Mission Ridge and
Mt. Baker. Additional competition comes from the regional destination resorts at Mt. Bachelor, Mt. Hood, Sun Valley and Whistler/Blackcomb.

REGULATORY MATTERS

    The federally-owned land occupied by the Company is regulated by a 40-year Ski Area Term Special Use Permit issued in 1992. In addition, the Company has two separate 30-year term Special Use Permits covering the condominium facilities. The continued use of these permit areas is subject to certain regulations common to all ski areas developed on United States Forest Service lands.

    These include restrictions on land use, environmental compliance, and water and sewer regulations among others. Advance approval must be obtained from the United States Forest Service for all construction, land alterations, and significant repairs. In granting permission, the Forest Service considers the protection of the natural esthetics of the land. The permits may be canceled at any time with equitable consideration for improvements made to the area.

PROPERTIES; LEASES; PERMITS

    USE PERMIT. The Company operates under a Term Special Use Permit issued by the United States Department of Agriculture Forest Service. The permit was renewed as of April 1, 1992 for forty years, ending April 1, 2032. According to the permit, the Company is required to pay a graduated fee to the Forest Service based on net revenue and gross fixed assets used. Fees paid to the Forest Service in 1996 and 1995 amounted to approximately 2% of revenue after sales tax.

    LEASES. The Company leases equipment and an office facility under operating lease agreements which expire in 1999. For the period from May 1, 1996 until December 29, 1996, lease expense amounted to $59,000. Future minimum payments under the leases are:


                          FISCAL YEAR            PROJECTED LEASE
                        ENDING APRIL 30,              EXPENSE
                        ---------------          ---------------
                             1997                    $159,000
                             1998                     164,000
                             1999                     110,000
                                                     --------
                                                     $433,000
                                                     --------
                                                     --------
LEGAL PROCEEDINGS

    Injury claims are filed against the Company in the normal course of business. The Company has insurance coverage subject to a $50,000 deductible per occurrence, with a maximum of $150,000 to be incurred by the Company annually. Accordingly, the Company believes the ultimate outcome of these matters will not have a material adverse effect on the Company's financial condition. The total expense for deductibles associated with claims was $63,000 for the period from May 1, 1996 until December 29, 1996. Litigation currently pending may increase this figure.

IDENTITY AND BACKGROUND OF MANAGEMENT OF CRYSTAL MOUNTAIN, INC.

    The following chart shows pertinent information concerning all of the Company's executive officers:

                                                           YEARS OF
                                                            SERVICE
OFFICER'S NAME, TITLE AND PRINCIPAL OCCUPATION      AGE   AS OFFICER
----------------------------------------------      ---   ----------
Robert E. Carlson(1)                                56       6
Chairman of the Board
(Manager, Western Washington Fair Association)

Thomas F. Leonard(2)                                53      12
President

Peter G. Gillis                                     41       5
Vice President, Mountain Operations

Lawrence E. Hard(4)                                 52      14
Secretary
(Shareholder, LeSourd & Patten, P.S., Attorney at Law)


William W. Jeude(5)                                 49       1
Treasurer
(President, Univest group of companies)

                                                           YEARS OF
                                                            SERVICE
OFFICER'S NAME, TITLE AND PRINCIPAL OCCUPATION      AGE   AS OFFICER
----------------------------------------------      ---   ----------
W. David Schodde, Jr.(6)                             54       2
Vice Chairman of the Board
(President, Enumclaw Landscape Maintenance,
Owner, Enumclaw Nursery)


--------------------
(1) Mr. Carlson is a nominee for Director whose term will expire in 1999.
(2) Mr. Leonard is a nominee for Director whose term will expire in 1999.
(3) Mr. Hard is a nominee for Director whose term will expire in 1999.
(4) Mr. Jeude also serves as a Director whose term will expire in 1998.
(5) Mr. Schodde also serves as a Director whose term will expire in 1998.

    ROBERT E. CARLSON: Mr. Carlson, has been a director since 1987 and has served as Chairman of the Board since June 1994. He is the Manager of the Western Washington Fair Association in Puyallup. He is the Chairman of the Executive Committee and, as Chairman of the Board, Mr. Carlson serves on all standing committees.

    THOMAS F. LEONARD: Mr. Leonard, has been a Director since 1987 and has served as President of the Company for the last twelve years. Prior to joining the Company, he was Vice President, Corporate Administration for Vail, Beaver Creek. He has served on the board of the National Ski Areas Association and Washington State Ski Industries and is immediate past Chairman of the Pacific Northwest Ski Areas Association. Mr. Leonard is a member of the Executive Committee.

    PETER G. GILLIS: Mr. Gillis: Mr. Gillis has been employed by the Company since July, 1990 after having worked as Assistant General Manager at Bretton Woods Resort in New Hampshire. Since 1992, he has served as Vice President in charge of Mountain Operations.

    LAWRENCE E. HARD: Mr. Hard, has been a Director since 1987 and has served as Secretary of the Company since 1982. He is an attorney and shareholder of the law firm of LeSourd & Patten, P.S. Mr. Hard is a member of the Executive Committee.

    WILLIAM W. JEUDE: Mr. Jeude, has served as a Director since 1992 and has served as Treasurer of the Company since 1995. He is the owner and President of the Univest group of companies involved in investment banking and brokerage, mergers and acquisitions, and real estate brokerage, investment and development. Mr. Jeude has been a licensed general securities principal and broker since 1982, affiliated with Craig and Associates, Inc., a securities brokerage firm, as a registered representative since 1991. Mr. Jeude is a CPA and also holds a real estate designated broker license. He is chair of the Budget/Finance/Audit Committee and the Capital Strategies Committee and is a member of the Nominating Committee and the Executive Committee.

    W. DAVID SCHODDE, JR.: Mr. Schodde, has been a Director since 1983. He has served as Vice Chairman of the Board since June 1994. He has been the President of Enumclaw Landscape Maintenance, Inc., for the past twenty-four years, and the owner of the Enumclaw Nursery for ten years. He is Vice Chairman of the Green River Community College Board of Trustees. Mr. Schodde is the Chairman of the Compensation Committee and a member of the Executive and the Budget/Finance/Audit Committees.

    The business experience of those Directors who are not officers is discussed herein under "Election of the Board of Directors"

COMMITTEES

    The Board has established an Executive Committee, a Compensation Committee, a Nominating Committee, a Budget/Finance/Audit Committee, a Marketing and Public Relations Committee, and a Capital Strategies Committee. The members of the Executive Committee are

William W. Jeude, W. David Schodde, Jr., Lawrence E. Hard, Thomas F. Leonard,
and Robert E. Carlson.   The Compensation Committee members are William S.
Coghill, Robert E. Carlson, Nancy K. Dees and Robert J. Diercks. The Nominating Committee members are William W. Jeude, Robert E. Carlson and Robert J. Diercks. The Budget/Finance/Audit Committee members are William W. Jeude, Delight S. Mahalko, W. David Schodde, Jr. and Robert E. Carlson. The Marketing and Public Relations Committee members are James C. Martinson, William S. Coghill, Peter F. DeLaunay and Robert E. Carlson. The Capital Strategies Committee members are William W. Jeude, Tom Leonard, Larry Hard, Robert Diercks and Robert E. Carlson.

    During the past year, all Directors have attended 75% or more of the aggregate number of meetings of the Board and of committee meetings of which said Director is a member.


EXECUTIVE COMPENSATION

    The Summary Compensation Table shows certain information for the Company's Chairman of the Board who performs the duties of the Chief Executive Officer and the other executive officer whose annual salary and bonus exceeds $100,000 for services rendered in all capacities during the fiscal year from October 1, 1995 to April 30, 1996, as well as the fiscal years ended September 30, 1995, 1994, and 1993. The information includes the dollar value of base salaries, bonuses, the Company's contribution to the 401(k) retirement plan and certain other compensation, if any, whether paid or deferred.

                                                                               All Other
                                                                              Compensation
                                                                     401(k)    (including
Name and Principal                                                Retirement    deferred
   Position              Fiscal Year             Salary    Bonus     Plan    compensation)
----------------------   ----------------------  -------   -----  ---------- -------------
Robert E. Carlson        From May 1, 1996 until   5,400     -0-       -0-         -0-
Chairman of the Board      October 31, 1996
(since 1994)                (partial year)
                         ------------------------------------------------------------------
                            From October 1,       7,000     -0-       -0-         -0-
                           1995 to April 30,
                                 1996
                         ------------------------------------------------------------------
                                1995             12,000     -0-       -0-         -0-
                         (October 1, 1994 -
                         September 30, 1995)
                         ------------------------------------------------------------------
                                1994              3,000     -0-       -0-         -0-
                           (June 1, 1994 -
                          September 30, 1994)
                         ------------------------------------------------------------------
Thomas F. Leonard          From May 1, 1996      49,500     -0-       -0-        7,700
President                 until October 31,
                         1996 (partial year)
                         ------------------------------------------------------------------
                            From October 1,      64,000     -0-       -0-       50,000(1)
                         1995 to April 30, 1996
                         ------------------------------------------------------------------
                                1995            110,000     -0-      4,700       4,400(2)
                         (October 1, 1994 -
                         September 30, 1995)
                         ------------------------------------------------------------------
                                1994
                          (October 1, 1993 -     89,700     -0-      2,027       4,400
                          September 30, 1994)
                         ------------------------------------------------------------------
                                1993             89,700     -0-      3,140      12,105
                          (October 1, 1992 -
                          September 30, 1993)
                         ------------------------------------------------------------------

----------------
(1) Includes $30,000 deferred compensation for past years of service, and $11,000 deferred compensation for the 1994-1995 fiscal year.

  (2) The President receives the use of a car and rent-free use of living quarters located at the Resort, the combined value of which is estimated to be as listed. The Board of Directors feels that it is essential that the President live at Crystal Mountain and provides a residence because no adequate private housing is otherwise available.

    The President, Thomas F. Leonard, the Vice President for Mountain Operations, Peter Gillis, and Robert E. Carlson, the Chairman of the Board, received cash compensation. All other executive officers and directors of the Company receive the equivalent of two season passes. The value of each season pass is $695 based on the full 1995-1996 season pass price. The passes were issued to 12 executive officers and directors for the 1995-1996 ski season.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    During the period from May 1, 1996 to December 29, 1996, the Company paid approximately $113,827 for legal services and costs to LeSourd & Patten, P.S. Lawrence E. Hard, a Director and officer of the Company, is a member of that firm. For the same period, the Company paid approximately $16,123 for public relations services to DeLaunay Communications, Inc. Peter F. DeLaunay, a Director of the Company, is the President of that firm.

UPDATE OF PROJECTED RESULTS THROUGH SEPTEMBER 30, 1996

    The projected results, stated in footnote 2 of the April 30, 1996 Annual Report, for the 12 months ended September 30, 1996 was a loss of $790,000. The unaudited actual loss was $750,000. There were no material risks or uncertainties which accounted for the difference between the projected loss and the actual loss.


           MARKET PRICE OF THE COMMON SHARES AND RELATED SHAREHOLDER MATTERS

MARKET INFORMATION

    The Company has outstanding voting securities consisting of 26,609 shares of Class A Shares ($50 per share par value) and 710 shares of Class B Shares ($20 per share par value). The Company is aware several brokerage firms are making a market in the Class A Shares. Transfers in the stock occur through private transactions. The following table sets forth the range of prices at which the Company's stock was sold in the public market by quarter as well as the number of shares traded:
                                                       NUMBER OF SHARES
                                     HIGH   LOW     TRANSFERRED OF RECORD
                                     ----   ----    ---------------------
December 1994                        $310   $310              121
March 1995                           $320   $310               70
June 1995                            $325   $310               20
September 1995                       $325   $325               97
December 1995                        $335   $322              144
March 1996                           $335   $310               86
June 1996                            $335   $320              287
September 1996                       $345   $320              408
December 1996                        $340   $320              638


HOLDERS

    As of March 6, 1997 there were 979 holders of record of the Company's Class A Shares, and two holders of record of the Company's Class B Shares.

BENEFICIAL OWNERSHIP AND MANAGEMENT OWNERSHIP

    As of March 6, 1997, there were no beneficial owners of more than five percent (5%) of the outstanding Class A Shares of the Company. Beneficial owners of more than five percent (5%) of the Class B Shares as of March 6, 1997 are as follows:

     NAME & ADDRESS OF BENEFICIAL OWNER     CLASS     NUMBER    PERCENTAGE
     ----------------------------------     -----     ------    ----------
     Wallace T. Staatz                        B        700          98.6%
     PO Box 490
     Orting, WA 98360

    Directors, nominees for Director and Officers of the Company beneficially owned the following voting securities of the Company as of March 6, 1997:


    Owner                                       Class      Number     Percentage
    -----                                       -----      ------     ----------
    Robert E. Carlson                              A          20           .08%
    William S. Coghill                             A          21           .08%
    Nancy K. Dees                                  A          30           .11%
    (Ms. Dees' 30 shares are owned jointly with
    Paul Dees)
    Peter F. DeLaunay                              A          20           .08%
    Robert J. Diercks                              A          20           .08%
    David W. Gossard                               A          62           .23%
    Lawrence E. Hard                               A          60           .23%
    William W. Jeude                               A          44           .16%
    Thomas F. Leonard                              A           1           .00%
    Delight S. Mahalko                             A          20           .08%
    (Ms. Mahalko's 20 shares are owned jointly
    with Harvey Mahalko)
    James C. Martinson                             A           5           .01%
    W. David Schodde, Jr.                          A          50           .19%
    (Of 50 shares shown for Mr. Schodde, 29
    shares are owned jointly by Mr. Schodde
    and his wife, Gretchen Allen Schodde, and
    21 shares are owned of record by his wife.)   ----       -----       ------
    All directors and officers as group            A          355         1.32%


DIVIDENDS

    The Company has never paid a cash dividend but does anticipate paying a dividend on its Class A Shares in the near future as part of the Reorganization, pursuant to which the shareholders may receive $154.48 per share in cash or one Club membership unit per share. The Company has annually distributed lift privileges to each holder of at least 20 Class A Shares, as required by its articles of incorporation, by providing these shareholders the right to purchase lift tickets and season's passes at a discount.

                     PROPOSAL II:  ELECTION OF DIRECTORS

    The Company has a system of classification of Directors under which Directors serve three-year terms and their terms of office are staggered. Each year the shareholders establish the size of the Board for the coming year. It is the recommendation of the current Board that the shareholders set the size of the Board at twelve for the coming year, resulting in three equal units of four directors each.

    Unless otherwise specified in the proxy, the Proxy Committee intends to vote the proxies given to it in favor of the election as Directors of the Company of the persons listed below, to hold office for terms of three years from the day of the Annual Meeting and until their successors are elected and qualified. If a person or persons other than the nominees named below is or are nominated for election as a Director, the Proxy Committee may, with discretionary authority, vote cumulatively the shares given it for less than all of such nominees and/or may select from such nominees those for whom the proxies will be so voted. In case any of the nominees are unable or decline to serve, the proxy may be voted for another person in his or her stead. The Board of Directors has no reason to believe that any person named below will be unable or will decline to serve.

    All four nominees are current Directors of the Company, serving terms which expire at the Annual meeting. Messrs. Carlson, Hard and Leonard have been directors since 1987. Ms. Dees has been a director since 1990. On the following pages, identifying information is provided for each person nominated for election to the Board of Directors, including their principal occupation during the last five years. Also shown is similar information for the Directors whose terms of office will continue after the Annual Meeting.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS FOR TERMS TO EXPIRE IN 1999

    ROBERT E. CARLSON: Mr. Carlson, 56, has been a director since 1987 and has served as Chairman of the Board since June 1994. He is the Manager of the Western Washington Fair Association in Puyallup. He is the Chairman of the Executive Committee and, as Chairman of the Board, Mr. Carlson serves on all standing committees.

    NANCY K. DEES: Ms. Dees, 57, has been a Director since 1990. She holds a Bachelor of Science in Nursing and is a member of the Board of Directors of Northwest Regional Education Laboratory. Ms. Dees is also a member of the Board of Directors of Pierce County Medical Bureau and serves on the General Advisory Council of Bates Technical College in Tacoma. She is a member of the Puyallup School District Board of Directors. Ms. Dees is a member of the Compensation Committee.

    LAWRENCE E. HARD: Mr. Hard, 52, has been a Director since 1987 and has served as Secretary of the Company since 1982. He is an attorney and shareholder of the law firm of LeSourd & Patten, P.S. Mr. Hard is a member of the Executive Committee.

    THOMAS F. LEONARD: Mr. Leonard, 53 has been a Director since 1987 and has served as President of the Company for the last twelve years. Prior to joining the Company, he was Vice President, Corporate Administration for Vail, Beaver Creek. He has served on the board of the National Ski Areas Association and Washington State Ski Industries and is immediate past Chairman of the Pacific Northwest Ski Areas Association. Mr. Leonard is a member of the Executive Committee.

    Members of the Board of Directors Continuing in Office Whose Terms Expire in 1998 are William W. Jeude, Delight S. Mahalko, James C. Martinson and W. David Schodde. Members of the Board of Directors Continuing in Office Whose Terms Expire in 1997 are William S. Coghill, Peter F. DeLaunay, Robert J. Diercks and David W. Gossard. Their business experience is described below.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE WHOSE TERMS EXPIRE IN
1998

    WILLIAM W. JEUDE: Mr. Jeude, 49, has served as a Director since 1992 and has served as Treasurer of the Company since 1995. He is the owner and President of the Univest group of companies involved in investment banking and brokerage, mergers and acquisitions, and real estate brokerage, investment and development. Mr. Jeude has been a licensed general securities principal and broker since 1982, affiliated with Craig and Associates, Inc., a securities brokerage firm, as a registered representative since 1991. Mr. Jeude is a CPA and also holds a real estate designated broker license. He is chair of the Budget/Finance/Audit Committee and the Capital Strategies Committee and is a member of the Nominating Committee and the Executive Committee.

    DELIGHT S. MAHALKO: Ms. Mahalko, 61, has been a Director since 1983. Since April of 1991, she has been an Executive Secretary for the Pacific Northwest Ski Areas Association. She has also served as Secretary for the Washington State Ski Industries. Ms. Mahalko worked as an Administrative Assistant for Mel Borgersen Consultants, International Ski Resort Consultants from January 1968 to April 1991. She is currently a member of the Budget/Finance/Audit Committee.

    JAMES C. MARTINSON:  Mr. Martinson, 50, has been a Director since 1992.
From 1981 through 1992, he owned and operated Magic in Motion which manufactures sporting equipment for the disabled. In 1992, he merged his corporation with Sunrise Medical and now acts as manager of marketing for the Shadow Products division. Mr. Martinson is also an Olympic Gold Medalist for the U.S. Disabled Ski Team. He is a member of the Marketing and Public Relations Committee.

    W. DAVID SCHODDE, JR.:  Mr. Schodde, 54, has been a Director since 1983.
He has served as Vice Chairman of the Board since June 1994. He has been the President of Enumclaw Landscape Maintenance, Inc., for the past twenty-four years, and the owner of the Enumclaw Nursery for ten years. He is Vice Chairman of the Green River Community College Board of Trustees. Mr. Schodde is the Chairman of the Compensation Committee and a member of the Executive and the Budget/Finance/Audit Committees.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE WHOSE TERMS EXPIRE IN
1997

    WILLIAM S. COGHILL: Mr. Coghill, 68, has been a Director since 1985. In 1991, he became General Manager of Emco Wood Products, Inc., in Stanwood, Washington, after establishing the forest products industry consulting firm,

Coghill & Associates. In 1989, he concluded 25 years in wood products production management and technology implementation with Weyerhaeuser company where his last position was Technology Marketing Manager. In September 1995, he accepted the business and operations improvement responsibilities for Tom Torrens Sculpture & Design, Inc., in Gig Harbor, Washington. Mr. Coghill is currently a member of the Compensation, Marketing and Public Relations Committees.

    PETER F. DELAUNAY: Mr. DeLaunay, 46, has served as a Director since 1992. He is a marketing professional who has worked with the Company and the Sun Valley resort, and Helly-Hansen ski wear. Mr. DeLaunay is the President of DeLaunay Communications, Inc. He was formerly SVP/Director of Client Services for Hill and Knowlton, Inc. and EVP/Client Services Director for Elgin Syferd, Inc. Mr. DeLaunay serves on the Marketing and Public Relations Committee.

    ROBERT J. DIERCKS: Mr. Diercks, 55, has been a Director since 1985. He is an attorney and a partner in the law firm of Foster Pepper & Shefelman.
Mr. Diercks is currently Chairman of the Nominating Committee and a member of the Compensation Committee.

    DAVID W. GOSSARD: Mr. Gossard, 67 has served as a Director since October, 1994. He is an attorney who is currently a sole practitioner whose practice includes advising various business clients. Mr. Gossard is an experienced skier and has been a shareholder of the Company since 1963.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE FOR THE PROPOSED DIRECTORS.


                                OTHER INFORMATION
ACCOUNTANTS

    The Company employed Moss Adams, LLP as its independent public accountants during the past fiscal year. During the two most recent fiscal years, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure. The accountant's report on the financial statements has never contained an adverse opinion or a disclaimer of opinion, or been modified as to uncertainty, audit scope, or accounting principles.

    Representatives of Moss Adams, LLP are expected to be present at the Annual Meeting, with the opportunity given to them to make a statement if they so desire, and to respond to appropriate questions.

OTHER MATTERS

    The Board of Directors does not intend to bring any matters before the Annual Meeting other than those specified herein, and the Board of Directors does not have any information that other matters will be introduced at the Annual Meeting. If other matters are introduced, it is the intention of the Proxy Committee to vote the proxies in accordance with its judgment.

SHAREHOLDER PROPOSALS FOR NEXT MEETING

    Shareholder proposals intended for inclusion in next year's proxy statement (should the Merger not be approved) should be sent to Lawrence E. Hard, Secretary, Crystal Mountain, Inc., One Crystal Mountain Blvd., Crystal Mountain, Washington 98022, and must be received by July 14, 1997.


AVAILABLE INFORMATION

    The Company is subject to information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, and at certain regional offices of the Commission located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and at 7 World Trade Center, 13th Floor, New York, New

York 10048. Copies of such information can also be obtained at prescribed rates from the Public Reference Section of the Commission at the above address in Washington, D.C. A copy of the Company's most recent 10-KSB is delivered with this Proxy Statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    This Proxy Statement is accompanied by the Company's annual report on Form 10-KSB for the fiscal year ended April 30, 1996 (the "Annual Report") and the quarterly reports on form 10-QSB for the quarters ended July 31, 1996, October 31, 1996 and January 31, 1997 (the "Quarterly Reports").

    The Company's Annual Report and the Quarterly Reports (File Number 000-02374) previously filed with the Commission pursuant to the Securities and Exchange Act of 1934 (the "Exchange Act") are incorporated herein by reference. The information relating to the Company contained in this Proxy Statement does not purport to be comprehensive and should be read together with the information in the documents incorporated by reference.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Proxy Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

    March 10, 1997                       BY ORDER OF THE BOARD OF DIRECTORS

                                                /s/ Lawrence E. Hard

                                                           Lawrence E. Hard
                                                                  SECRETARY
                                                     Crystal Mountain, Inc.



APPENDICES
Appendix A -- Reorganization Agreement and Agreement and Plan of Merger
              among Crystal Mountain, Inc., Boyne USA, Inc. and CM Acquisition Corporation dated as of December 6, 1996, including:
              - Exhibit A, form of Ski Club Operating Agreement between Crystal Mountain, Inc. and the Crystal Mountain Founders' Club;
              - Exhibit B, form of Qualified Expenditure Agreement between Boyne USA, Inc. and the Crystal Mountain Founders' Club; and
              - Exhibit C, form of Pledge Agreement by Boyne USA, Inc. in favor of the Crystal Mountain Founders' Club.
Appendix B --  Sections 23B.13.010 to 23B.13.310 of the Revised Code of
               Washington
Appendix C --  Fairness Opinion Of The Company's Financial Advisor,
               Houlihan Valuation Advisors, dated February 12, 1997.

                                                           Composite Agreement
                                                      Composite Conformed Copy
                                                                    As Amended


                             REORGANIZATION AGREEMENT AND

                             AGREEMENT AND PLAN OF MERGER


                                     DATED AS OF

                                   DECEMBER 6, 1996


                                        AMONG


                                CRYSTAL MOUNTAIN, INC.


                                   BOYNE USA, INC.

                                         AND

                              CM ACQUISITION CORPORATION

                                TABLE OF CONTENTS

                                    ARTICLE 1
                                   DEFINITIONS

1.1     Terms Defined Elsewhere . . . . . . . . . . . . . . . . . . . .  1
1.2     Definitions Related to the Time of Various Events . . . . . . .  2
1.3     General Definitions . . . . . . . . . . . . . . . . . . . . . .  2

                                    ARTICLE 2
                         TAXABLE REORGANIZATION OF CMI

2.1     Amendment of Articles and Bylaws. . . . . . . . . . . . . . . .  5
2.2     Distribution of Club Memberships and Cash . . . . . . . . . . .  5
        (a)  DECLARATION OF DIVIDEND
        (b)  RECORD DATE; DIVIDEND ELECTION FORMS
        (c)  DIVIDEND IN MEMBERSHIPS
        (d)  DIVIDEND IN CASH
2.3     Club Operating Agreement; Current Season. . . . . . . . . . . .  6

                                    ARTICLE 3
                                   THE MERGER

3.1     The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . .  7
3.2     Conversion of Shares. . . . . . . . . . . . . . . . . . . . . .  7
3.3     Surrender and Payment . . . . . . . . . . . . . . . . . . . . .  7
3.4     Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . .  8
3.5     The Surviving Corporation . . . . . . . . . . . . . . . . . . .  9

                                   ARTICLE 4
                        CLOSING; CONDITIONS PRECEDENT

4.1     Consummation of Transactions. . . . . . . . . . . . . . . . . .  9
        (a)  PROXY STATEMENT AND OTHER DISCLOSURE DOCUMENTS
        (b)  STOCKHOLDER MEETING
        (c)  THIRD-PARTY ACTIONS
        (d)  PUBLIC ANNOUNCEMENTS
        (e)  REORGANIZATION
        (f)  MERGER
        (g)  QUALIFIED EXPENDITURE AGREEMENT
        (h)  FURTHER ASSURANCES
4.2     Conditions to the Obligations of Each Party . . . . . . . . . . 10
4.3     Conditions to the Obligations of CMI. . . . . . . . . . . . . . 10
4.4     Conditions to the Obligations of Boyne and Newco. . . . . . . . 11
4.5     Condition to the Merger . . . . . . . . . . . . . . . . . . . . 11

                                      ARTICLE 5
                        REPRESENTATIONS AND WARRANTIES OF CMI

5.1                Corporate Existence and Power . . . . . . . . . . . . . . . . . 12
5.2                Corporate Authorization . . . . . . . . . . . . . . . . . . . . 12
5.3                Governmental Authorization; Consents. . . . . . . . . . . . . . 12
5.4                Non-Contravention . . . . . . . . . . . . . . . . . . . . . . . 12
5.5                Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . 12
5.6                SEC Filings . . . . . . . . . . . . . . . . . . . . . . . . . . 13
5.7                Financial Statements. . . . . . . . . . . . . . . . . . . . . . 13
5.8                Absence of Certain Changes. . . . . . . . . . . . . . . . . . . 13
5.9                No Undisclosed Material Liabilities . . . . . . . . . . . . . . 14
5.10               Stockholder Lift Privileges . . . . . . . . . . . . . . . . . . 14
5.11               Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . 15
5.12               Insurance Coverage. . . . . . . . . . . . . . . . . . . . . . . 15
5.13               Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . 15
5.14               Environmental Matters . . . . . . . . . . . . . . . . . . . . . 16
5.15               Building Laws . . . . . . . . . . . . . . . . . . . . . . . . . 17
5.16               Forest Service Permits. . . . . . . . . . . . . . . . . . . . . 17
5.17               Other Licenses and Permits. . . . . . . . . . . . . . . . . . . 18
5.18               Properties. . . . . . . . . . . . . . . . . . . . . . . . . . . 18
5.19               Material Contracts. . . . . . . . . . . . . . . . . . . . . . . 18
5.20               Intellectual Property . . . . . . . . . . . . . . . . . . . . . 19
5.21               Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
5.22               Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . 19
5.23               Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
5.24               Not a Member of a Tax or ERISA Group. . . . . . . . . . . . . . 20
5.25               No Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . 20
5.26               Finders' Fees . . . . . . . . . . . . . . . . . . . . . . . . . 20
5.27               Other Information . . . . . . . . . . . . . . . . . . . . . . . 21
5.28               Disclosure Documents. . . . . . . . . . . . . . . . . . . . . . 21
5.29               The Club. . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
                   (a)  CORPORATE EXISTENCE AND POWER
                   (b)  CORPORATE AUTHORIZATION
                   (c)  GOVERNMENTAL AUTHORIZATIONS
                   (d)  NO ACTIVITIES
                   (e)  BYLAWS
5.30               Reorganization Date Representation. . . . . . . . . . . . . . . 22

                                      ARTICLE 6
                       REPRESENTATIONS AND WARRANTIES OF BOYNE

6.1                Corporate Existence and Power . . . . . . . . . . . . . . . . . 22
6.2                Corporate Authorization . . . . . . . . . . . . . . . . . . . . 22
6.3                Governmental Authorization; Consents. . . . . . . . . . . . . . 22
6.4                Non-Contravention . . . . . . . . . . . . . . . . . . . . . . . 23
6.5                Finders' Fees . . . . . . . . . . . . . . . . . . . . . . . . . 23
6.6                Other Information . . . . . . . . . . . . . . . . . . . . . . . 23
6.7                Disclosure Documents. . . . . . . . . . . . . . . . . . . . . . 23


                                      ARTICLE 7
                                   COVENANTS OF CMI

7.1                Conduct of CMI. . . . . . . . . . . . . . . . . . . . . . . . . 23
7.2                Access to Information . . . . . . . . . . . . . . . . . . . . . 24
7.3                Other Offers. . . . . . . . . . . . . . . . . . . . . . . . . . 24
7.4                Notices of Certain Events . . . . . . . . . . . . . . . . . . . 24
7.5                Formation of the Club . . . . . . . . . . . . . . . . . . . . . 24

                                      ARTICLE 8
                                  COVENANTS OF BOYNE

8.1                Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . 25
8.2                Obligations of Newco. . . . . . . . . . . . . . . . . . . . . . 25
8.3                Director and Officer Liability. . . . . . . . . . . . . . . . . 25

                                      ARTICLE 9
                                     TERMINATION
9.1                Termination . . . . . . . . . . . . . . . . . . . . . . . . . . 25
9.2                Effect of Termination . . . . . . . . . . . . . . . . . . . . . 26

                                      ARTICLE 10
                                    MISCELLANEOUS

10.1               Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
10.2               Survival of Representations and Warranties. . . . . . . . . . . 27
10.3               Amendments; No Waivers. . . . . . . . . . . . . . . . . . . . . 27
10.4               Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
10.5               Successors and Assigns. . . . . . . . . . . . . . . . . . . . . 28
10.6               Governing Law; Submission to Jurisdiction . . . . . . . . . . . 28
10.7               Headings and Captions . . . . . . . . . . . . . . . . . . . . . 28
10.8               Counterparts; Effectiveness . . . . . . . . . . . . . . . . . . 28

 Schedule          5.11 Litigation
                        5.12 Insurance Coverage
                        5.14 Environmental Matters
                        5.15 Building Laws
                        5.16 Forest Service Permits
                        5.17 License and Permits
                        5.18 Liens
                        5.19 Material Contracts
                        5.20 Intellectual Property
                        5.21 Employees
                        5.22 Employee Benefit Arrangements
                        5.23 Personal Property Tax Accruals
                        5.25 No Subsidiaries

  Exhibit               A    Club Operating Agreement
                        B    Qualified Expenditure Agreement
                        C    Pledge Agreement
                        D    Dividend Election Form
                        E    Opinion of Bogle & Gates P.L.L.C.
                        F    Opinion of John S. Clark
                        G    Opinion of LeSourd & Patten, P.S.

                             REORGANIZATION AGREEMENT AND
                             AGREEMENT AND PLAN OF MERGER

                        AGREEMENT dated as of December 6, 1996 among Crystal Mountain, Inc., a Washington corporation ("CMI"), Boyne USA, Inc., a Michigan corporation ("Boyne"), and, after such party executes and delivers a counterpart of this Agreement as contemplated by Section 8.2, CM Acquisition Corporation, a Washington corporation ("Newco").

                        WHEREAS, CMI owns and operates Crystal Mountain, a ski resort on federally-owned land in Washington State;

                        WHEREAS, the holders of CMI's Class A common stock are entitled, pursuant to CMI's articles of incorporation and bylaws, to receive each year lift tickets and season's passes for use at the Crystal Mountain ski resort, on the terms and subject to the conditions set forth in CMI's articles and bylaws;

                        WHEREAS, Boyne wishes to acquire the stock of CMI from the holders thereof, but does not necessarily wish to acquire the lift privileges of the Class A stockholders described in the preceding recital; and

                        WHEREAS, CMI wishes to allow its Class A stockholders the option to retain their lift privileges by distributing to them, before Boyne acquires the stock of CMI, memberships in Crystal Mountain Founders' Club, a Washington nonprofit corporation (the "Club");

                        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                      ARTICLE 1
                                     DEFINITIONS

                        1.1 TERMS DEFINED ELSEWHERE. Each of the following terms, when capitalized, is used herein with the meaning set forth in the Section or other part of this Agreement identified opposite such term below:

                   Account Holder                         5.10
                   Acquisition Proposal                   7.3
                   Benefit Arrangement                    5.22
                   Boyne                                  Preamble
                   Boyne Payment Agent                    3.3
                   Building Laws                          5.15
                   CERCLA                                 5.14
                   Club                                   Fourth recital
                   CMI                                    Preamble
                   CMI Payment Agent                      2.2.(d)
                   Condominium Permit                     5.16
                   Current Lift Privilege Record Date     5.10
                   Disclosure Document                    4.1
                   Dividend Election Form                 2.2.(b)
                   Environmental Laws                     5.14
                   401(k) Plan                            5.22
                   Hazardous Substance                    5.14
                   Intellectual Property Right            5.20
                   Lift Privilege Account                 5.10
                   Merger Consideration                   3.2

                   Newco                                  Preamble
                   Proxy Statement                        4.1
                   Release                                5.14
                   Retail Price                           Exhibit A
                   Ski Area Permit                        5.16
                   Special Permit Regulations             5.16
                   Surviving Corporation                  3.1

                        1.2 DEFINITIONS RELATED TO THE TIME OF VARIOUS EVENTS. Each of the following terms, when capitalized, is used herein with the meanings set forth below:

                        "Record Date" means the day before the Proxy
Statement is first distributed to CMI's stockholders, or another date that CMI and Boyne may reasonably agree upon as the Record Date.

                        "Dividend Election Deadline" means the date of the meeting of CMI's stockholders for the purpose of voting on the approval of the amendment to CMI's articles of incorporation described in Section 2.1 and on the approval of the Merger, as set forth in CMI's call of such meeting (without regard to any delay or adjournment of such meeting), or a later date (not later than 119 days after the date of such meeting) designated by Boyne by notice to CMI.

                        "Reorganization Date" means the earliest practicable date after December 31, 1996 on which the conditions to the occurrence of the Reorganization Date set forth in Article 4 are satisfied or waived, or (if the Reorganization Date has not previously occurred) the Drop-Dead Date.

                        "Merger Time" means the time at which articles of merger with respect to the Merger are duly filed with the Secretary of State of the State of Washington as described in Section 3.1.

                        "Drop-Dead Date" means April 15, 1997, or such later date that CMI and Boyne may reasonably agree upon as the Drop-Dead Date.

                        1.3 GENERAL DEFINITIONS. Each of the following terms, when capitalized, is used herein with the meanings set forth below:

                        "Affiliate" of any Person (the "Reference Person") means (i) any Person directly or indirectly controlling, controlled by or under common control with the Reference Person or an Affiliate of the Reference Person, (ii) if the Reference Person is a corporation or similar entity, each member of the Reference Person's board of directors or similar body, (iii) if the Reference Person is a limited liability company or similar entity, each manager of the Reference Person (or holder of a similar office) and (if the Reference Person is member-managed) each member of the Reference Person, (iv) if the Reference Person is a general or limited partnership, each general partner of the Reference Person, (v) if the Reference Person is an estate or trust, each fiduciary of the Reference Person and each beneficiary of the Reference Person, (vi) if the Reference Person is a natural person, each relative of the Reference Person and any corporation or similar entity of whose board of directors or similar body the Reference Person is a member, (vii) each general or limited partnership of which the Reference Person is a general partner,(viii) each trust or estate of which the Reference Person is a fiduciary or beneficiary and (ix) each Affiliate of an Affiliate of the Reference Person. For the purpose of this definition, "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                        "Balance Sheet" means the audited balance sheet of CMI as of April 30, 1996 included in CMI's annual report on Form 10-KSB for the seven months ended April 30, 1996.

                        "Class A Share" means one share of Class A common stock, par value $50.00 per share, of CMI.

                        "Class B Share" means one share of Class B common stock, par value $20.00 per share, of CMI.

                        "Club Operating Agreement" means an agreement between CMI and the Club in substantially the form of Exhibit A.

                        "Debt" of any Person means all obligations for borrowed money, all obligations evidenced by bonds, debentures, notes or other similar instruments, all obligations to pay the deferred purchase price of property or services (except trade accounts payable, payroll liabilities and deferred revenues arising in the ordinary course of business consistent with past practice), all obligations as lessee which are capitalized in accordance with GAAP, all obligations of others secured by a Lien on any asset of such Person, whether or not such obligations are assumed by such Person, and all obligations of others guaranteed by such Person.

                        "ERISA" means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, as amended from time to time.

                        "Financial Statements" means the financial statements (including the notes thereto) included in CMI's Form 10-KSB for the seven months ended April 30, 1996, as delivered to Boyne before the date hereof.

                        "Forest Service" means the United States Forest Service, an agency of the United States Department of Agriculture, and any agency that succeeds to the functions of such agency.

                        "GAAP" means generally accepted accounting principles applied on a basis consistent with that used to prepare the Financial Statements.

                        "Houlihan" means Houlihan Valuation Advisors.

                        "Improvements" means the lodges, restaurants, hotels, shops, maintenance facilities, buildings, structures, parking lots, pads, improvements and fixtures now or hereafter owned or operated by CMI that are in the general vicinity within which CMI currently owns or operates improvements and fixtures or are reachable by skiers from any Lift, including at any relevant time such improvements and fixtures now existing that continue to exist at such time, as well as any replacement or additional improvements and fixtures.

                        "Internal Revenue Code" means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended from time to time.

                        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, any Person will be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

                        "Lifts" means the ski lifts, ski tows and conveyances for conducting individuals uphill (including without limitation chair lifts, rope tows and other lifts) now or hereafter owned or operated by CMI that are in the general vicinity within which CMI currently operates ski lifts or are reachable by skiers from another Lift, including at any relevant time such of the ski lifts now operated that continue to operate at such time, as well as any replacement or additional ski lifts.

                        "Material Adverse Effect" means a material adverse effect on the business, assets, condition (financial or otherwise), result of operations or prospects of CMI or on the Relevant Current Property or any Lift or Improvement.

                        "Membership Unit" means one membership unit in the Club, as described in the articles of incorporation and bylaws of the Club, as adopted and amended from time to time.

                        "Merger" means the merger of Newco with and into CMI described in Article 3.

                        "1934 Act" means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended from time to time.

                        "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                        "Pledge Agreement" means an agreement of Boyne for the benefit of the Club in substantially the form of Exhibit C.

                        "Qualified Expenditure Agreement" means an agreement between Boyne and the Club in substantially the form of Exhibit B.

                        "RCW" means the Revised Code of Washington, as amended from time to time.

                        "Recreation Commission" means the Washington State Parks and Recreation Commission, and any agency that succeeds to the functions of such agency.

                        "Relevant Current Property" means any property now or hereafter covered by CMI's Forest Service Permit or now or hereafter owned, leased or used by CMI.

                        "Relevant Property" means any property previously, now or hereafter covered by CMI's Forest Service Permit or previously, now or hereafter owned, leased or used by CMI.

                        "Reorganization" means the amendment to CMI's articles of incorporation described in Section 2.1, the distribution of the dividend to holders of CMI's Class A Shares described in Section 2.2 and the entry by CMI and the Club into the Club Operating Agreement as described in
Section 2.3.

                        "Resort" means the ski area and base facilities commonly referred to as "Crystal Mountain," as in existence at the date hereof and as improved, modified and added to after the date hereof and after the Merger Time, including without limitation the Lifts, the Improvements and the equipment used in connection with the Lifts and Improvements (such as, without limitation, snow-making equipment, snow grooming equipment, vehicles, lighting and food-service equipment).

                        "SEC" means the Securities and Exchange Commission.

                        "SeaFirst" means Bank of America NW (sometimes known as Seattle-First National Bank).

                        "Season" means the twelve months beginning on October 1 of each year and ending on September 30 of the following year.

                        "SeaFirst Facility" means the Second Amended and Restated Loan Agreement dated September 14, 1995 between CMI and SeaFirst, as provided by CMI to Boyne before the date hereof and as amended and modified by amendments provided by CMI to Boyne before the date hereof.

                        "Share" means one share of common stock of CMI, either a Class A Share or a Class B Share.

                        "Tax" payable by any Person means any tax or governmental charge or assessment imposed on such Person, including without limitation any tax or governmental charge or assessment measured by such Person's net income, gross income, gross receipts or sales; any use, ad valorem, value added, franchise, profits, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, alternative or add-on minimum tax or governmental charge or assessment; any withholding of amounts paid to or by such Person on account of any such tax, governmental charge or assessment; and any interest or any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any Tax.

                        "Transaction Costs" means costs incurred by CMI in connection with the completion of the transactions contemplated hereby, including without limitation (a) fees and expenses of legal advisors, public relations firms and other consultants, (b) costs incurred in preparing and negotiating this Agreement and related documents, (c) the cost of printing and mailing the Proxy Statement and (d) costs incurred in incorporating and organizing the Club, and in making the initial arrangements for organization of the business of the Club.

                        "WAC" means the Washington Administrative Code, as amended from time to time.

                        "Washington BCA" means the Washington Business Corporation Act, RCW title 23B, as amended from time to time.

                                      ARTICLE 2
                            TAXABLE REORGANIZATION OF CMI

                        2.1 AMENDMENT OF ARTICLES AND BYLAWS. Subject to the conditions to the Reorganization set forth in Article 4:

                        (a) CMI will amend its articles of incorporation and bylaws to eliminate the lift privileges associated with the Class A Shares, as follows:

                        (i)  the third paragraph of Article
               V of CMI's articles of incorporation will be amended to delete the last three words thereof, so that such paragraph reads: "Each share of common stock, whether it be Class A or Class B, shall enjoy equally all other rights, preferences and restrictions.";

                       (ii) the fourth and fifth paragraphs of Article V of
               CMI's articles of incorporation will be deleted in their entirety;

                      (iii) the seventh paragraph of Article V of CMI's
               articles of incorporation will be deleted in its entirety;
               and

                       (iv) Sections 1 and 2 of Article IV of CMI's bylaws
               will be deleted in their entirety; and

                        (b) On the Reorganization Date CMI will file with the Secretary of State of the State of Washington articles of amendment to its articles of incorporation complying with RCW 23B.10.060 and make all other filings and take all other actions required by the Washington BCA in connection with the Reorganization.

                        2.2 DISTRIBUTION OF CLUB MEMBERSHIPS AND CASH. (a) DECLARATION OF DIVIDEND. CMI will declare a dividend to holders of Class A Shares of, at the election of each holder of Class A Shares, either cash or one or more memberships in the Club, at the following rates:

                        (i) one Membership Unit in the Club per Class A Share or

                        (ii) $154.48 in cash per Class A Share,

such dividend to be distributed in the manner, at the times and subject to the conditions set forth in this Agreement, including without limitation the provisions of this Section and the conditions to the Reorganization set forth in Article 4. Upon satisfaction or waiver of such conditions, CMI will distribute such dividend. Boyne will take all action necessary so that such dividend complies with RCW 23B.06.400(2) at the time of payment of the cash portion thereof.

                        (b) RECORD DATE; DIVIDEND ELECTION FORMS. The record date for the dividend described in this Section will be the Record Date. Each reference in this Section to the "holder" of any Class A Shares, to the number of Class A Shares "held" by any Person, and each similar reference, refers to the Persons and number of shares shown on CMI's stock transfer records at the close of business on the Record Date. CMI will mail to each holder of Class A Shares, at the time directed by Boyne by written notice to CMI, a distribution election form in substantially the form attached hereto as Exhibit D (each, a "Dividend Election Form"), instructing each such holder that such form should be completed and returned to CMI not later than 5:00 pm, Seattle time, on the Dividend Election Deadline.

                        (c) DIVIDEND IN MEMBERSHIPS. On the Reorganization Date, subject to the conditions to the Reorganization set forth in Article 4, CMI agrees that the Club will admit as a member of the Club each

Person listed as a proposed member on a Dividend Election Form that is properly completed and effective (as described in the next sentence), with the number of Membership Units shown opposite such Person's name on such Dividend Election Form. A Dividend Election Form will be properly completed and effective if: (i) the Person submitting such Dividend Election Form is a holder of Class A Shares, (ii) such Dividend Election Form appears to be signed by the Person submitting such Dividend Election Form, (iii) the total number of Membership Units on such Dividend Election Form is equal to or less than the total number of Class A Shares held by the Person submitting such Dividend Election Form, (iv)such Dividend Election Form is in substantially the form mailed by CMI without material alteration or addition (other than completion of the information to be supplied by the Person submitting such form) and (v) such Dividend Election Form is received by CMI at the address set forth therein not later than 5:00 pm, Seattle time, on the Dividend Election Deadline. If CMI receives a Dividend Election Form that is, or appears to be, ineffective, CMI may at its option (but will not be obligated to) contact the Person that submitted such Dividend Election Form and assist such Person, or an appropriate other Person, to submit an effective Dividend Election Form. A holder of Class A Shares may submit more than one Dividend Election Form, PROVIDED that the aggregate number of shares covered by all such forms is equal to or less than the total number of shares held by such holder. If any holder of Class A Shares submits two or more effective Dividend Election Forms covering an aggregate number of Class A Shares that is greater than the total number of Class A Shares held by such holder, CMI may treat later-submitted forms as effective and disregard one or more earlier-submitted forms, or may treat all such Dividend Election Forms as ineffective, at CMI's option. The Club's membership records will reflect that each Person admitted as a member of the Club as provided above was so admitted on the Reorganization Date. The Club will notify each Person admitted as a member of the Club as provided above as promptly as practicable after the Reorganization Date and each such Person will be entitled to all of the privileges and benefits of membership in the Club, subject to the limitations thereof, from and after the Reorganization Date.

                        (d) DIVIDEND IN CASH. Each holder of Class A Shares who fails to submit an effective Dividend Election Form (including without limitation each such holder who submits a Dividend Election Form that is not effective) will be conclusively deemed to have elected to receive cash in respect of all Class A Shares held by it. Subject to the conditions to the Reorganization set forth in Article 4, on the Reorganization Date each holder of Class A Shares will become entitled to receive (without interest) $154.48 times the excess (if any) of the number of Class A Shares held by it over the total number of Membership Units set forth on any effective Dividend Election Form submitted by such holder. Not later than the Reorganization Date, CMI will appoint an agent (the "CMI Payment Agent"), for the purpose of paying the cash portion of the dividend described in this Section. The CMI Payment Agent will pay to each holder of Class A Shares the amount of cash to which it is entitled pursuant to this Section (without interest), such payments to be made as soon as practicable on or after the 121st day after the Reorganization Date, but in any event not later than the 150th day after the Reorganization Date. CMI will make available to the CMI Payment Agent, as needed, the cash to be distributed to the holders of Class A Shares.

                        2.3 CLUB OPERATING AGREEMENT; CURRENT SEASON. (a) Subject to the conditions to the Reorganization set forth in Article 4, on the Reorganization Date CMI will execute and deliver (and will cause the Club to execute and deliver) the Club Operating Agreement, in substantially the form of Exhibit A. CMI will not amend or modify the Club Operating Agreement in any manner until after the Merger Time.

                        (b) During the Season that begins in 1996 (including the portion thereof after the Reorganization Date):

                        (i)  CMI will continue to set up
               Lift Privilege Accounts, and credit amounts thereto, as described in Section 5.10 and in accordance with CMI's past practice, at the direction of Persons who held Class A Shares of record on the Current Lift Privilege Record Date and

                        (ii) CMI will issue daily lift
               tickets and season's passes (for use during that Season only) to each Account Holder referred to in Section 5.10 (and its designees) in accordance with CMI's past practice, PROVIDED that the Retail Price of the daily lift tickets and season's passes so issued to such Account Holder and its designees does not exceed the sum of (A) the amount credited to such Account Holder's Lift Privilege Account as described in Section 5.10 plus (B) cash received in partial payment for such daily lift tickets and season's passes.

                                      ARTICLE 3
                                      THE MERGER

                        3.1 THE MERGER. (a) At the Merger Time, Newco will be merged with and into CMI in accordance with the Washington BCA, whereupon the separate existence of Newco will cease, and CMI will be the surviving corporation.

                        (b) On the business day after articles of amendment to the CMI Articles are filed with the Secretary of State of the State of Washington as described in Section 2.1, CMI and Newco will file with the Secretary of State of the State of Washington articles of merger complying with RCW 23B.11.050 and make all other filings and take all other actions required by the Washington BCA in connection with the Merger. The Merger will become effective at the Merger Time, which is the time at which such articles of merger are duly filed with the Secretary of State of the State of Washington.

                        (c) From and after the Merger Time, CMI, as the surviving corporation in the Merger (the "Surviving Corporation"), will possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of CMI and Newco, all as provided by the Washington BCA.

                        3.2  CONVERSION OF SHARES.  At the Merger Time:

                        (a)  each Class A Share and each
               Class B Share held by CMI as treasury stock or owned by Boyne or any subsidiary of Boyne immediately prior to the Merger Time will be cancelled, and no payment will be made with respect thereof;

                        (b)  each share of common stock of
               Newco outstanding immediately prior to the Merger Time will be converted into and become one share of common stock of the Surviving Corporation and will constitute the only outstanding shares of capital stock of the Surviving Corporation; and

                        (c)  each Class A Share and each
               Class B Share outstanding immediately prior to the Merger Time will, except as otherwise provided in Section 3.2.(a) or as provided in Section 3.4 with respect to Shares whose holder is entitled to payment as a dissenter pursuant to RCW Chapter 23B.13, be converted into the right to receive $65.52 in cash, without interest (the "Merger Consideration").

                        3.3 SURRENDER AND PAYMENT. (a) Boyne will appoint an agent, which may be the same person that is appointed CMI Payment Agent (the "Boyne Payment Agent"), for the purpose of exchanging certificates representing Shares for the Merger Consideration. Boyne will make available to the Boyne Payment Agent, as needed, the Merger Consideration to be paid in respect of the Shares. For purposes of determining the Merger Consideration to be made available, Boyne will assume that no holder of Shares will become entitled to payment as a dissenter pursuant to RCW Chapter 23B.13. Promptly after the Merger Time, Boyne will send, or will cause the Boyne Payment Agent to send, to each holder of Shares at the Merger Time a letter of transmittal for use in such exchange (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the certificates representing Shares to the Boyne Payment Agent, except as described in Section 3.3.(d)). Such letter of transmittal will include a certificate as to such information as is necessary for CMI to determine whether it is required by the Internal Revenue Code to withhold tax from the payment to be made to the holder of the shares transmitted.

                        (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Boyne Payment Agent of a certificate or certificates representing such Shares (or compliance with Section 3.3.(d)), together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares, PROVIDED that CMI may withhold taxes from such payment as required by the Internal Revenue Code. Until so surrendered, each such certificate will, after the Merger Time, represent for all purposes only the right to receive the Merger Consideration.

                        (c) If any portion of the Merger Consideration is to be paid to a Person other than the record holder, at the Merger Time, of the Shares represented by the certificate or certificates surrendered in exchange therefor, it will be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Boyne Payment Agent any transfer or other Tax required as a result of such payment to a Person other than the record holder of such Shares or establish to the satisfaction of the Boyne Payment Agent that such Tax has been paid or is not payable.

                        (d) If any certificate representing Shares has been lost or destroyed, the record holder thereof may make written application to the board of directors of CMI for payment of the Merger Consideration to such record holder without presentation of such certificate. The board of directors of CMI will, upon execution and delivery to CMI of a good and sufficient bond or other security deemed satisfactory by the board of directors, and receipt of a properly completed letter of transmittal, authorize the payment of the Merger Consideration to such record holder without presentation of such certificate. If such certificate is later presented to CMI, no further payment will be made on account of the shares represented thereby, except as required by applicable law.

                        (e) After the Merger Time, there will be no further registration of transfers of Shares. If, after the Merger Time, certificates representing Shares are presented to CMI, they will be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 3.

                        (f) Boyne or the Boyne Transfer Agent will send a written reminder notice to each record holder of any Shares who has neither exercised the dissenter's rights referred to in Section 3.4 nor transmitted its Shares to CMI within four months after the Merger Time. Any portion of the Merger Consideration made available to the Boyne Payment Agent pursuant to Section 3.3.(a) that remains unclaimed by the holders of Shares six months after the Merger Time will be returned to Boyne, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section prior to that time will thereafter look only to Boyne for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, Boyne will not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares two years after the Merger Time will, to the extent permitted by applicable law, become the property of Boyne free and clear of any claims or interest of any Person previously entitled thereto.

                        (g) Any portion of the Merger Consideration made available to the Boyne Payment Agent pursuant to Section 3.3.(a) to pay for Shares for which the right to payment as a dissenter has been perfected as described in RCW 23B.13.230(1) will be returned to Boyne, upon demand.

                        3.4 DISSENTING SHARES. (a) Notwithstanding Section 3.2, Shares outstanding immediately prior to the Merger Time and held by a holder who (i) delivers to CMI, before the vote of the stockholders of CMI is taken to approve the Merger, written notice of such holder's intent to demand payment for such holder's Shares if the Merger is effected and (ii) does not vote its Shares in favor of the Merger, will not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its right to payment under RCW Chapter 23B.13. If after the Merger Time such holder fails to perfect or withdraws or loses its right to payment under RCW Chapter 23B.13, such Shares will be treated as if they had been converted as of the Merger Time into a right to receive the Merger Consideration.

                        (b) CMI will give Boyne prompt notice of any notices received by CMI of intent to demand payment for Shares under RCW Chapter 23B.13, and Boyne will have the right to participate in all negotiations and proceedings with respect to such notices. CMI will send a dissenters' notice within ten days after the Merger Time if, and as, required by RCW 23B.13.220. CMI will not, except with the prior written consent of Boyne, make any payment with respect to, or settle or offer to settle, any such demands.

                        3.5 THE SURVIVING CORPORATION. (a) The articles of incorporation of the Surviving Corporation will be amended so they are substantially the same as the articles of incorporation of Newco in effect at the Merger Time, except that the name of the Surviving Corporation will remain "Crystal Mountain, Inc."

                        (b) The bylaws of the Surviving Corporation will be amended so they are substantially the same as the bylaws of Newco in effect at the Merger Time, except that the name of the Surviving Corporation will remain "Crystal Mountain, Inc."

                        (c) From and after the Merger Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors of Newco at the Merger Time will be the directors of the Surviving Corporation.

                                      ARTICLE 4
                            CLOSING; CONDITIONS PRECEDENT

                        4.1 CONSUMMATION OF TRANSACTIONS. (a) PROXY STATEMENT AND OTHER DISCLOSURE DOCUMENTS. The parties will cooperate and use their best efforts in preparing and filing with the SEC, (i) as promptly as practicable, a proxy statement of CMI complying with the 1934 Act, describing the Reorganization and Merger, soliciting proxies from the stockholders of CMI to approve the amendment to CMI's articles of incorporation described in
Section 2.1 and to approve the Merger, and soliciting Dividend Election Forms (the "Proxy Statement") and (ii) in as expeditious a manner as practicable, amendments and supplements to the Proxy Statement and other documents, forms and filings that are required by the 1934 Act, requested by the SEC or otherwise necessary or reasonably advisable (each, and the Proxy Statement, a "Disclosure Document"). CMI will obtain and include in the Proxy Statement an opinion of LeSourd & Patten P.S. as to the federal income tax effect of the transaction on CMI's stockholders and the other Tax matters described or required to be described therein. No information regarding Boyne will be included in the Proxy Statement without Boyne's consent (which will not be unreasonably withheld), and no information regarding CMI or the Club will be included in the Proxy Statement without CMI's consent (which will not be unreasonably withheld). Each party hereto will use its best efforts to cause the Proxy Statement to be cleared by the SEC. As promptly as practicable after the Proxy Statement is cleared by the SEC, CMI will mail the Proxy Statement to its stockholders, together with a form of proxy to be returned by such stockholders and a Dividend Election Form. CMI will mail or otherwise distribute other Disclosure Documents as necessary or reasonably advisable.

                        (b) STOCKHOLDER MEETING. CMI will cause a meeting of its stockholders to be duly called and held on or about January 28, 1997, or as soon thereafter as practicable, for the purpose of voting on the approval of the amendment to CMI's articles of incorporation described in
Section 2.1 and on the approval of the Merger and will set the Record Date as the record date for determining the stockholders entitled to vote at such meeting. Each party hereto will use its best efforts to obtain the affirmative vote of CMI's stockholders to approve such matters at such meeting.

                        (c) THIRD-PARTY ACTIONS. The parties will cooperate and use their best efforts to determine whether (i) any action by or in respect of, or filing with, the Forest Service or any other government body, agency or official, authority or (ii) any action, consent, approval or waiver of SeaFirst or any other party to a material contract, is necessary or reasonably advisable in connection with the Reorganization or Merger. Each party will use its best efforts to obtain such actions, consents, approvals and waivers, and to make such filings, in a timely manner.

                        (d) PUBLIC ANNOUNCEMENTS. Boyne and CMI will consult with each other before issuing any press release or making any public statement with respect to this Agreement, the Reorganization or the Merger and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation.

                        (e) REORGANIZATION. On the terms and subject to the conditions set forth in this Agreement, the Reorganization will occur on the Reorganization Date.

                        (f) MERGER. On the terms and subject to the conditions set forth in this Agreement, the Merger will occur on the business day after the Reorganization Date.

                        (g) QUALIFIED EXPENDITURE AGREEMENT. Boyne will execute and deliver to the Club on or before the Reorganization Date the Qualified Expenditure Agreement, in substantially the form of Exhibit B, and the Pledge Agreement, in substantially the form of Exhibit C.

                        (h) FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Reorganization and Merger. At and after the Merger Time, the officers and directors of CMI will be authorized to execute and deliver, in the name and on behalf of CMI or Newco, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of CMI or Newco, any other actions and things to vest, perfect or confirm of record or otherwise in CMI any and all right, title and interest in, to and under any of the rights, properties or assets of CMI.

                        4.2  CONDITIONS TO THE OBLIGATIONS OF EACH PARTY.
The obligations of CMI, Boyne and Newco to consummate the Reorganization and Merger are subject to the satisfaction (or joint written waiver by CMI, Boyne and Newco) of the following conditions precedent on the Reorganization Date:

                        (a)  the amendment to the articles
               of incorporation of CMI described in Section 2.1, this Agreement and the Merger shall have been approved by the stockholders of CMI in accordance with the Washington BCA;

                        (b)  no provision of any applicable
               law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Reorganization or the Merger; and

                        (c)  no proceeding seeking to
               prohibit the Reorganization or the Merger shall have been instituted by any Person other than a party hereto before any court, arbitrator or governmental body, agency or official and be pending.

                        4.3 CONDITIONS TO THE OBLIGATIONS OF CMI. The obligation of CMI to consummate the Reorganization and Merger are subject to the satisfaction (or written waiver by CMI) of the following further conditions precedent on the Reorganization Date:

                        (a)  Boyne and Newco shall have
               performed in all material respects all of their respective obligations hereunder and under the Pledge Agreement required to be performed at or prior to the Reorganization Date;

                        (b)  the representations and
               warranties of Boyne contained in this Agreement, in the Pledge Agreement and in any certificate or other writing delivered by Boyne pursuant hereto shall be true in all material respects;

                        (c)  receipt by CMI of a
               certificate of an officer of Boyne as to the satisfaction of the conditions set forth in clauses (a) and (b) above;

                        (d)  receipt by CMI of an opinion,
               addressed to the Club, of Bogle & Gates P.L.L.C., special counsel for Boyne, in substantially the form of Exhibit E, and receipt by CMI of an opinion, addressed to the Club, of John S. Clark of Petoskey, Michigan, as counsel for Boyne, in substantially the form of Exhibit F; and

                        (e)  receipt by CMI of all
               documents it may reasonably request relating to the existence of Boyne and Newco and the authority of the Persons executing this Agreement on behalf of Boyne and Newco and the Qualified Expenditure Agreement and Pledge Agreement on behalf of Boyne, all in form and substance reasonably satisfactory to CMI.

The individual signing the certificate referred to in Section 4.3.(c) will not thereby become personally liable for any misstatement therein, and such certificate may so state.

                        4.4 CONDITIONS TO THE OBLIGATIONS OF BOYNE AND NEWCO. The obligations of Boyne and Newco to consummate the Reorganization and Merger are subject to the satisfaction (or written waiver by Boyne) of the following further conditions precedent on the Reorganization Date:

                        (a)  CMI shall have performed in all
               material respects all of its obligations hereunder required to be performed at or prior to the Reorganization Date;

                        (b)  the Club shall have executed
               and delivered to CMI a counterpart of the Club Operating Agreement and executed and delivered to Boyne a counterpart of the Qualified Expenditure Agreement;

                        (c)  the representations and
               warranties of CMI contained in this Agreement and in any certificate or other writing delivered by CMI pursuant hereto shall be true in all material respects;

                        (d)  no court, arbitrator or
               governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining the effective operation of the business of CMI after the Merger Time;

                        (e) the number of Class A Shares and
               Class B Shares (in the aggregate) held by stockholders (other than stockholders who hold more than 200 Class A Shares of record as of July 31, 1996) who have delivered notices of intent to demand payment for their Shares under RCW Chapter 23B.13 shall be less than 1,000 Shares;

                        (f)  receipt by Boyne of a
               certificate of the Chairman of the Board and the President of CMI as to the satisfaction of the conditions set forth in clauses (a) through (d) above;

                        (g)  receipt by Boyne of an opinion
               of LeSourd & Patten, P.S., counsel for CMI, in substantially the form of Exhibit G; and

                        (h)  receipt by Boyne of all
               documents it may reasonably request relating to the existence of CMI and the Club and the authority of the Persons executing this Agreement, the Club Operating Agreement and the Qualified Expenditure Agreement on behalf of CMI or the Club, all in form and substance reasonably satisfactory to Boyne.

The individuals signing the certificate referred to in Section 4.4.(f) will not thereby become personally liable for any misstatement therein, and such certificate may so state.

                        4.5 CONDITION TO THE MERGER. The obligations of CMI, Boyne and Newco to consummate the Merger and to file articles of Merger are subject only to the condition precedent that the Reorganization Date has occurred, the conditions to the Reorganization set forth above have been satisfied (or waived) on the Reorganization Date and the Reorganization has been consummated by filing articles of amendment to CMI's articles of incorporation as described in Section 2.1.

                                      ARTICLE 5
                        REPRESENTATIONS AND WARRANTIES OF CMI

                        CMI represents and warrants to Boyne, (a) on the date hereof, as set forth in Sections 5.1 through 5.27, (b) on the date each Disclosure Document is filed with the SEC and on the date each Disclosure Document is first mailed to stockholders of CMI, as set forth in Sections 5.6, 5.27 and 5.28, and (c) on the Reorganization Date, as set forth in Sections 5.1 through 5.30.

                        5.1  CORPORATE EXISTENCE AND POWER. CMI is a
corporation duly incorporated, validly existing and in good standing under the laws of the State of Washington, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. CMI has heretofore delivered to Boyne true and complete copies of CMI's articles of incorporation and bylaws as currently in effect.

                        5.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by CMI of this Agreement and the consummation by CMI of the Reorganization and the Merger are within CMI's corporate powers and, except for any required approval by CMI's stockholders of the amendment to CMI's articles of incorporation described in Section 2.1 and of the Merger, have been duly authorized by all necessary corporate action on the part of CMI. CMI's board of directors has:(i) proposed and recommended to CMI's stockholders the amendment to CMI's articles of incorporation described in
Section 2.1, (ii) approved the amendment to CMI's bylaws described in such Section, (iii) declared the dividend described in Section 2.2 and (iv) adopted, approved and unanimously recommended to CMI's stockholders this Agreement and the Merger. This Agreement constitutes a valid and binding agreement of CMI.

                        5.3 GOVERNMENTAL AUTHORIZATION; CONSENTS. (a) The execution, delivery and performance by CMI of this Agreement and the consummation by CMI of the Reorganization and the Merger require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of articles of amendment in accordance with Section 2.1; (ii) the filing of articles of merger in accordance with
Section 3.1; (iii) compliance with any applicable requirements of the 1934 Act in accordance with Sections 4.1; (iv) actions or filings necessary in connection with licenses, franchises, permits and other similar authorizations that might be terminated or become terminable, as indicated in
Schedule 5.17 and (v) compliance with the notice requirement of Section XI(H) of the Ski Area Permit and any similar requirement of the Condominium Permits or any other license, franchise, permit or other similar authorization listed in Schedule 5.17.

                        (b) No consent, approval, waiver or other action by any Person under any contract, agreement, indenture, lease, instrument or other document to which CMI is a party or by which it or any Lift, Improvement or other asset or property of CMI is bound is required or necessary for the execution, delivery and performance of this Agreement by CMI or the consummation of the Reorganization and Merger, other than the consent by SeaFirst to the Reorganization and Merger.

                        5.4 NON-CONTRAVENTION. The execution, delivery and performance by CMI of this Agreement and the consummation by CMI of the Reorganization and Merger do not and will not, assuming compliance with the matters referred to in Section 5.3, (i) contravene or conflict with the articles of incorporation or bylaws of CMI; (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to CMI; (iii) contravene or conflict with, constitute a violation of or a default under, give rise to a right of termination, cancellation or acceleration of any right or obligation of CMI or to a loss of any benefit to which CMI is entitled under, any provision of any agreement, contract or other instrument binding upon CMI or any license, franchise, permit or other similar authorization held by CMI; or (iv) result in the creation or imposition of any Lien on any asset of CMI.

                        5.5 CAPITALIZATION. The authorized capital stock of CMI consists of 90,000 shares of Class A common stock and 25,000 shares of Class B common stock. No shares of preferred stock are authorized or have been designated. There are outstanding 26,609 Class A Shares and 710 Class B Shares. Other than those Class A Shares and Class B Shares, there are no outstanding (i) shares of capital stock or other voting securities of CMI, (ii) securities of CMI convertible into or exchangeable for shares of capital stock or voting securities of CMI, or (iii) options or other rights to acquire from CMI, or obligations of CMI to issue, deliver, repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of CMI (other than preemptive rights in favor of CMI's stockholders as described in CMI's articles of incorporation).

                        5.6 SEC FILINGS. (a) CMI has delivered to Boyne (i) its annual reports on Form 10-KSB for the seven months ended April 30, 1996 and for CMI's fiscal years ended September 30, 1995, September 30, 1994 and September 30, 1993, (ii) its quarterly report on Form 10-QSB for its fiscal quarter ended July 31, 1996, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of CMI held since January 1, 1993, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since January 1, 1993.

                        (b) As of its filing date, none of such reports or statements filed pursuant to the 1934 Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which made, not misleading.

                        5.7 FINANCIAL STATEMENTS. The audited financial statements and unaudited interim financial statements of CMI included in its annual reports on Form 10-KSB and the quarterly report on Form 10-QSB referred to in Section 5.6 fairly present, in accordance with GAAP, the financial position of CMI as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

                        5.8 ABSENCE OF CERTAIN CHANGES. Since April 30, 1996, CMI has conducted its business in the ordinary course consistent with past practice and there has not been:

                        (a)  any expenditure by CMI of funds
               materially in excess of that contemplated in the interim operations plan agreed upon by CMI and Boyne before the date hereof, unless the same was made with Boyne's prior written approval (or was made after a written request for Boyne's approval to which Boyne failed to respond within 5 business days);

                        (b)  any event, occurrence or
               development of a state of circumstances or facts which has had or reasonably could be expected to have a Material Adverse Effect;

                        (c)  any declaration, setting aside or
               payment of any dividend or other distribution with respect to any shares of capital stock of CMI (other than as described in Section 5.10 and as required by Section 2.2), or any repurchase, redemption, retirement or acquisition by CMI of any of its capital stock, options, warrants or rights to acquire its capital stock, or other securities of, or other ownership interests in, CMI;

                        (d)  any amendment of any term of any
               outstanding security of CMI, except as required by this Agreement;

                        (e)  any incurrence, assumption or
               guarantee by CMI of any Debt other than (i) Debt under the SeaFirst Facility and (ii) as otherwise approved by Boyne in writing;

                        (f)  any creation or assumption by CMI
               of any Lien other than Liens arising in the ordinary course of business consistent with past practice that (i) do not secure Debt,(ii) do not secure any obligation in an amount exceeding $25,000 in the aggregate and (iii) do not in the aggregate materially detract from the value of CMI's assets or materially impair the use thereof in the operation of its business;

                        (g)  any making or acquisition by CMI
               of any investment in any Person, whether by means of share purchase, capital contribution, loan, time deposit or otherwise, other than (i) demand deposits and short-term cash investments made in the ordinary course of business consistent with


                                       -13
               past practice and (ii) investment of funds held by CMI in a deferred compensation arrangement described in Schedule 5.22;

                        (h)  any prepayment by CMI of any
               expense, including without limitation any rent under any lease or any insurance premium, except in the ordinary course of business consistent with past practice, and except for a prepayment or purchase of liability insurance coverage disclosed to Boyne and not reasonably objected to by Boyne;

                        (i)  any damage, destruction or other
               casualty loss (whether or not covered by insurance) affecting the business or assets of CMI which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

                        (j)  any transaction or commitment
               made, or any contract or agreement entered into, by CMI relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by CMI of any contract or other right, in either case material to CMI, other than: (i) transactions and commitments in the ordinary course of business consistent with past practice, (ii) transactions required by this Agreement and (iii) an irrevocable agreement by CMI each Season to issue, without charge, to each individual who was, on July 31, 1996, a living former or serving member of CMI's board of directors, so long as such individual shall live, two season's passes (or, at such individual's option, lift tickets having a Retail Price not in excess of the Retail Price of two season's passes), for use by such individual or a member of such individual's family designated by him or her, on the Lifts during such Season, so long as such agreement provides that the rights of the beneficiaries thereof are not transferable except to family member designees;

                        (k)  any change in any method of
               accounting or accounting practice by CMI, other than the change of CMI's fiscal year to a year ending April 30;

                        (l)  any (i) grant of any severance or
               termination pay to any director, officer or employee of CMI,
               (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of CMI,
               (iii) increase in benefits payable under any existing severance or termination pay policy or employment agreement or
               (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of CMI, whether or not in the ordinary course of business or consistent with past practice (except with the written approval of Boyne or as described in clause (iii) of Section 5.8.(j) above); or

                        (m)  any labor dispute, other than
               routine, immaterial individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of CMI, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

                        5.9 NO UNDISCLOSED MATERIAL LIABILITIES. There are no liabilities of CMI of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than:

                        (a) liabilities disclosed or provided for on the Balance Sheet;

                        (b)  liabilities incurred in the
               ordinary course of business and consistent with past practice and in compliance with Section 5.8 since April 30, 1996, which in the aggregate are not material to CMI; and

                        (c)  liabilities under this Agreement.

                        5.10 STOCKHOLDER LIFT PRIVILEGES. CMI is fulfilling its obligations under its articles of incorporation and its bylaws to provide annual lift privileges to holders of its Class A Shares for the Season beginning in 1996 by making the following arrangements, which are consistent with CMI's arrangements in previous years:

                        (a)  CMI has announced to the record
               holders of the Class A Shares that each record holder of 20 or more Class A Shares (on a record date of October 1, 1996 (the "Current Lift Privilege Record Date")) may set up one or more charge accounts (each, a "Lift Privilege Account") for the account of such holder or others designated by such holder, and may cause CMI to credit to such Lift Privilege Accounts an amount up to $35 times the number of shares held of record by such holder on the Current Lift Privilege Record Date, upon cash payment to CMI of 10% of the amount to be credited to such Lift Privilege Accounts.

                        (b)  On October 31, 1996, CMI had set
               up Lift Privilege Accounts for 515 Persons (each, an "Account Holder") and credited to such Lift Privilege Accounts an aggregate dollar amount of $532,875 at the direction of the record holders of 15,225 Class A Shares. CMI has received payment of 10% of such aggregate dollar amount.

                        (c)  CMI has and will continue to set
               up Lift Privilege Accounts, and credit amounts thereto, as described in subsection (a) and in accordance with CMI's past practice, at the direction of Persons who held Class A Shares of record on the Current Lift Privilege Record Date.

                        (d)  CMI has reduced the amount
               credited to each Account Holder's Lift Privilege Account by the Retail Price of daily lift tickets and season's passes issued to such Account Holder and its designees for use during the Season beginning in 1996 (less cash received in partial payment for such daily lift tickets and season's passes).

                        5.11 LITIGATION. Schedule 5.11 sets forth a list of every action, suit, investigation or proceeding pending (or, to the knowledge of CMI, threatened) against or affecting CMI, its business or any of its properties or the Relevant Current Property before any court or arbitrator or any governmental body, agency or official. Except as indicated in Schedule 5.11, none of the matters described therein, if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to have a Material Adverse Effect or in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Reorganization, the Merger or any of the other transactions contemplated hereby.

                        5.12 INSURANCE COVERAGE. (a) CMI has furnished to Boyne a list of, and true and complete copies of, all insurance policies and fidelity bonds covering the assets, properties, business, operations, employees, officers and directors of CMI, a summary of which is set forth in
Schedule 5.12. There is no claim by CMI pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and CMI is otherwise in full compliance with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since before January 1, 1991 and remain in full force and effect. Such policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to the business conducted by CMI.

                           (b)  CMI does not know of any threatened
termination of any of such policy or bond, or any planned premium increase, or any claim, loss, event, occurrence or situation which might reasonably be expected to give rise before or after the Merger Time to any premium increase, with respect to any such policy or bond.

                        5.13 COMPLIANCE WITH LAWS. (a) To the best of CMI's knowledge, CMI is not in violation of, and has not since before January 1, 1991 violated, any law, statute, rule, ordinance or regulation, or judgment, order or decree entered by any court, arbitrator or governmental authority, domestic or foreign, applicable to CMI or its properties, except such violations as have not had, and are not reasonably expected to have, in the aggregate, a Material Adverse Effect. CMI has not been threatened to be charged with or given notice of any such violation. To CMI's knowledge, CMI is not under investigation with respect to any such violation.

                        (b) CMI has never received an order or notice of the Recreation Commission pursuant to RCW 70.88.030 with respect to CMI, any Lift or any ski lift previously owned or operated by CMI, there has never been any hearing pursuant to such statute with respect to CMI, any Lift or any ski lift previously owned or operated by CMI, and to CMI's knowledge, no such hearing, order or notice is pending or threatened. CMI has not given notice, or been required to give notice, to the Recreation Commission pursuant to WAC 352-44-100 of any incident or malfunction since March 24, 1996.

                        (c) Each Lift is in compliance with the current American National Standards Safety Requirements for Aerial Passenger Tramways. Each Lift has a current annual certificate, issued in accordance with WAC 352-44-020, to operate until December 31, 1996. No such certificate is conditional. CMI has no reason to anticipate that any such annual certificate will not be renewed. Each Lift has been inspected since December 14, 1995 by a representative of the Washington State Inspector of Recreational Devices as contemplated by RCW 70.88.060, WAC 352-44-050 and WAC 352-44-080. CMI has delivered to Boyne copies of all reports of each such inspection completed since January 1, 1991. The cost to CMI of the most recent such inspections was $2,707.75.

                        (d) CMI submitted plans and specification for each Lift to the Recreation Commission before construction and received the approval of the Recreation Commission for such construction, all in accordance with RCW 70.88.020 and WAC 352-44-070.

                        5.14 ENVIRONMENTAL MATTERS.

                        "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 and as otherwise amended from time to time.

                        "Environmental Laws" means any and all federal, state, local and foreign statutes, laws (including common or case law), regulations, ordinances, rules, judgments, judicial decisions, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to the environment, the protection of the environment or emissions, discharges or releases of Hazardous Substances into the environment (including without limitation into ambient air, surface water, ground water, or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or the clean-up or other remediation thereof, including without limitation CERCLA, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Washington State Environmental Policy Act of 1971, the Washington State Hazardous Waste Management Act, the Washington State Waste Cleanup -- Model Toxics Control Act, the Washington State Water Pollution Control Act, the Washington State Clean Air Act and the Washington State Industrial Safety and Health Act, in each case as amended from time to time.

                        "Hazardous Substance" mean any and all pollutants, contaminants, asbestos, urea formaldehyde, polychlorinated biphenyls, petroleum, petroleum products, natural gas, natural gas liquids, liquified natural gas, synthetic gas, chemicals and industrial, toxic, radioactive or hazardous substances, materials or wastes.

                        Except as set forth in Schedule 5.14, to CMI's knowledge:

                        (a) No notice, notification, demand, request for information, citation, summons, complaint or order has been issued or filed, no penalty has been assessed and no investigation or review is pending or threatened by any government or other entity (i) with respect to any alleged violation by CMI of any Environmental Law or (ii) with respect to any alleged failure of CMI to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business or (iii) with respect to any generation, treatment, storage, recycling, transportation, disposal or release (including a release as defined in 42 USC Section 9601) ("Release") of any Hazardous Substance.

     (b) (i) No polychlorinated biphenyls or urea formaldehyde is or has been present at the Relevant Property; (ii) no asbestos is or has been present at the Relevant Property; (iii) there are no underground storage tanks, whether active or abandoned, at the Relevant Property; (iv) there has been no Release of a Hazardous Substance at, on or under the Relevant Property and (v) no Hazardous Substance is present in a reportable or threshold planning quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under the Relevant Property.

     (c) CMI has not generated, transported, disposed of or arranged for the transportation or disposal (directly or indirectly) of any Hazardous Substance to any location which is listed or proposed for listing under CERCLA or on any similar state list or which is the subject of any federal, state or local enforcement action or other investigation which may lead to any claim for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

     (d) No oral or written notification of a Release of a Hazardous Substance has been filed by or on behalf of CMI and no part of the Relevant Property is listed or proposed for listing, on the National Priorities List promulgated pursuant to CERCLA or any similar state list of sites requiring investigation or clean-up.

     (e)  There are no environmental Liens on any part of the Relevant
Current Property or any asset of CMI, and no government actions have been taken or are in process which give raise to such a Lien.

     (f) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of CMI in relation to the Relevant Property which have not been delivered to Boyne prior to the date hereof.

     5.15 BUILDING LAWS.

     "Building Laws" means any and all federal, state, local and foreign statutes, laws (including common or case law), regulations, ordinances, rules, judgments, judicial decisions, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to zoning, planning, subdivision, building, access, preservation, fire safety and safety generally, including without limitation the Americans with Disabilities Act of 1990, in each case as amended from time to time.

     Except as set forth in Schedule 5.15, to the knowledge of CMI, no notice, notification, demand, request for information, citation, summons, complaint or order has been issued or filed, no penalty has been assessed and no investigation or review is pending or threatened by any government or other entity (i) with respect to any alleged violation by CMI of any Building Law or
(ii) with respect to any alleged failure of CMI to have any building permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business.

     5.16 FOREST SERVICE PERMITS.  CMI holds (i) a 40-year permit (the "Ski
Area Permit") issued in 1992 under the Ski Area Permit Act of 1986, as amended, and Subpart B of Title 36, Part 251 of the Code of Federal Regulations, as amended (the "Special Permit Regulations"), and (ii) two 30-year permits (each, a "Condominium Permit") issued in 1992 under the Special Permit Regulations.
CMI has delivered to Boyne before the date hereof a true, correct and complete copy of the Ski Area Permit and each Condominium Permit, as well as CMI's master development plan submitted to the Forest Service, together in each case with all amendments, modifications, supplements, agreements and instruments affecting the terms thereof and all material correspondence between CMI and the Forest Service with respect thereto. Except as set forth in Schedule 5.16, CMI has paid all fees required to be paid under each such permit when due, has performed all other obligations thereunder in a timely manner and is in compliance with each such permit. CMI has operated the Resort and made improvements in accordance with such master development plan. The Forest Service has not indicated to CMI that it intends to adjust the fees payable under any such permit, except as set forth in Schedule 5.16. No such permit will be terminated or impaired or become terminable as a result of the Reorganization, the Merger and the other transactions contemplated hereby. No event or condition that permits the Forest
Service to terminate the term of any such permit before its scheduled expiration (nor any event or condition that, with notice or the passage of time or both, would permit the Forest Service so to terminate any such permit) has occurred and is continuing or is a reasonably foreseeable result of any present event or condition.

     5.17 OTHER LICENSES AND PERMITS. Schedule 5.17 correctly describes each license, franchise, permit or other similar authorization (other than the Ski Area Permit and the Condominium Permits referred to in Section 5.16) affecting, or relating in any way to, CMI, together with the name of the government agency or entity issuing such license or permit. Each such authorization is valid and in full force and effect and, except as described in
Schedule 5.17, none of such authorizations will be terminated or impaired or become terminable as a result of the Reorganization, the Merger and the other transactions contemplated hereby.

     5.18 PROPERTIES. (a) CMI does not own any real property (other than Lifts and Improvements, to the extent the same may constitute real property). CMI has and will have after the Merger Time good and marketable title to the Lifts and Improvements, and good and marketable title to (or, in the case of leased property, valid leasehold interests in) all other property and assets (whether real or personal, tangible or intangible) reflected on the Balance Sheet or acquired after April 30, 1996, except for (i) assets that are not necessary to the operations of CMI and are in the aggregate not material and
(ii) inventory, in each case to the extent sold in the ordinary course of business consistent with past practice. Except as set forth in Schedule 5.18, none of the Lifts, Improvements or such other property or assets is subject to any Liens, except Liens disclosed in the Financial Statements securing obligations disclosed in such Financial Statements and Liens which could be incurred after April 30, 1996 without causing the representation in
Section 5.8.(f) to be untrue.

     (b) To CMI's knowledge, there is no circumstance existing and there are no developments affecting the Relevant Current Property or any of the Lifts, Improvements or other properties or assets of CMI pending or threatened which would materially detract from the value thereof, materially interfere with any present or intended use thereof or materially adversely affect the marketability thereof.

     (c) The Lifts, Improvements and other properties and assets of CMI are in good operating condition and repair, have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are suitable for their present uses and are structurally sound.

     (d) The Resort has access to Washington State Highway 410 by way of a public road, which road (and such Highway) are in a permanent right-of-way granted by the Forest Service that is not terminable by the Forest Service. The Resort, and each Lift and Improvement included therein, has access to all public utilities necessary for conduct of CMI's business as currently conducted (including, as applicable, water supply, storm and sanitary sewers, telephone, gas and electrical connections and fire protection) by way of private or public easements granted by the Forest Service that are not terminable by the Forest Service. To the knowledge of CMI, there is no circumstance existing and there are no developments pending or threatened which would interfere with such access and the availability of such public utilities.

     5.19 MATERIAL CONTRACTS. (a) Except as listed in Schedule 5.19, CMI is not a party to or subject to:

          (i)  any lease providing for annual rentals of $25,000 or more;

         (ii) any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by CMI of $25,000 or more;

        (iii) any sales, distribution or other similar agreement providing for the sale by CMI of materials, supplies, goods, services, equipment or other assets;

         (iv) any partnership, joint venture or other similar contract, arrangement or agreement;

          (v) any contract relating to Debt of CMI, other than the SeaFirst Facility;

         (vi) any license agreement, franchise agreement or agreement in respect of similar rights granted to or held by CMI;

        (vii) any agency, dealer, sales representative or other similar agreement;

       (viii) any agreement, contract or commitment that currently does, or after the Merger Time may, restrain or limit CMI from competing with any Person, in any line of business or in any area;

         (ix) any agreement, contract or commitment which is or relates to an agreement with or for the benefit of any Affiliate of CMI (other than as described in the Disclosure Documents); or

          (x) any other agreement, contract or commitment not made in the ordinary course of business consistent with past practice which is material to CMI.

          (b) Each agreement, contract, plan, lease, arrangement and commitment listed in any Schedule to this Agreement or required to be disclosed by this
Section is a valid and binding agreement of CMI and is in full force and effect; neither CMI nor, to the knowledge of CMI, any other party thereto is in default in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment; and, to the knowledge of CMI, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

     5.20 INTELLECTUAL PROPERTY.

     "Intellectual Property Right" means any trademark, service mark, registration thereof or application for registration therefor, trade name, invention, patent, patent application, trade secret, know-how, copyright, copyright registration, application for copyright registration, or any other similar type of proprietary intellectual property right, in each case which is owned or licensed by CMI or any Affiliate of CMI and used or held for use in connection with the Resort.

     CMI has not since before January 1, 1991 been sued or charged in writing with, or been a defendant in, any claim, suit, action or proceeding relating to its business (other than matters that have been finally terminated prior to the date hereof without liability to CMI) and that involves a claim of infringement of any patent, trademark, service mark or copyright, and, except as disclosed in Schedule 5.20, CMI has no knowledge of any claim or infringement by CMI, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Right. No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by CMI or restricting the licensing thereof by CMI. CMI has not entered into any agreement to indemnify any other Person against any charge of infringement of any patent, trademark, service mark or copyright.

     5.21 EMPLOYEES. (a) Schedule 5.21 sets forth a true and complete list of (i) the names, titles, annual salaries and other compensation of all employees of CMI whose annual base salary exceeds $25,000 and (ii) the wage rates for non-salaried employees of CMI by classification. None of the employees so listed, and no other key employee of CMI, has indicated to CMI that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement.

     (b) CMI is not a party to any written or unwritten employment agreement with any Person other than Tom Leonard, Peter Gillis and George Schmidt. CMI has delivered to Boyne complete copies of each such employment agreement, together with all amendments thereto. CMI has never been a party to any collective bargaining agreement.

     5.22 EMPLOYEE BENEFITS. (a) CMI maintains a 401(k) Plan (the "401(k)
Plan") that is accurately described in the Financial Statements. CMI has delivered to Boyne copies of the 401(k) Plan and related trust agreement, together with all amendments thereto and written interpretations thereof and the three most recent annual reports prepared in connection therewith. The 401(k) Plan is qualified under
                                      -19-

Section 401(a) of the Internal Revenue Code and has been so qualified during the period from its adoption to date, and the trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Internal Revenue Code. The 401(k) Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including but not limited to ERISA and the Internal Revenue Code) which are applicable to the 401(k) Plan.

     (b) Except for the 401(k) Plan and as disclosed in Schedule 5.22, CMI has never maintained any employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

     (c) Schedule 5.22 sets forth a summary description of each arrangement, policy or plan (whether or not written) pursuant to which CMI provides to any of its employees or their families any employee benefit, including without limitation any vacation, sick or personal days; health, life, disability or other insurance coverage; workers' compensation; disability benefit; supplemental unemployment benefit; severance benefit; tuition reimbursement or other educational or training benefit; deferred compensation; retirement benefit; postretirement insurance, compensation or benefit; or profit-sharing, bonus, stock option, stock appreciation right or other form of incentive compensation (including without limitation each employee benefit plan within the meaning of Section 3(3) of ERISA) (each, a "Benefit Arrangement"). Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations. Since July 1, 1994 there has been no amendment or modification of, or any announcement (whether or not written) by CMI of any future amendment or modification of any Benefit Arrangement, which would increase the expense of maintaining such Benefit Arrangement.

     5.23 TAXES. (a) CMI has filed all tax returns, statements, reports and forms required to be filed by it with respect to any Tax when due in accordance with all applicable laws (including without limitation federal income tax returns for all periods through April 30, 1996), and has paid all Taxes shown as due and payable pursuant to such returns, statements, reports and forms, or pursuant to any assessment. CMI has delivered true and correct copies of its federal income tax returns for the years ended September 30, 1993, 1994 and 1995 and the seven months ended April 30, 1996. The charges, accruals and reserves on the books of CMI in respect of Taxes are adequate in accordance with GAAP, except as described in Schedule 5.23. There is no government, state, local jurisdiction or authority to which any Tax is or will be properly payable by CMI, other than the United States, the State of Washington and Pierce County, Washington.

     (b) No federal income tax returns of CMI have been audited by the Internal Revenue Service and CMI has not agreed with the Internal Revenue Service to any extension of the statute of limitations with respect to its federal income taxes for any period.

     5.24 NOT A MEMBER OF A TAX OR ERISA GROUP. No Person other than CMI has ever operated the Lifts or conducted CMI's business. CMI has never been a member of an affiliated group of corporations (as defined in Section 1504(a) of the Internal Revenue Code) or a combined, consolidated or unitary group (for purposes of any applicable state or local Tax). CMI has never been a member of a controlled group of corporations or of a group of trades or businesses (whether or not incorporated) under common control that were treated as a single employer under Section 414 of the Internal Revenue Code.

     5.25 NO SUBSIDIARIES. There are no subsidiaries of CMI. Except as set forth in Schedule 5.25, CMI does not hold any shares of capital stock of any corporation, is not a general or limited partner of any partnership and is not a member of any limited liability company.

     5.26 FINDERS' FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of CMI who might be entitled to any fee or commission from Boyne or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

     5.27 OTHER INFORMATION. None of the documents or information regarding CMI or the Club delivered to Boyne or Houlihan in connection with the transactions contemplated by this Agreement, taken together with this Agreement, the Schedules hereto and the Disclosure Documents, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

     5.28 DISCLOSURE DOCUMENTS. Each Disclosure Document, including without limitation the Proxy Statement: (i) complies as to form in all material respects with the applicable requirements of the 1934 Act and (ii)does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading, PROVIDED that the representation in clause (ii) does not apply to statements or omissions in the Disclosure Documents based upon information regarding Boyne furnished to CMI by Boyne.

     5.29 THE CLUB. (a) CORPORATE EXISTENCE AND POWER. The Club is a nonprofit corporation duly incorporated, validly existing and in good standing under the laws of the State of Washington, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as proposed to be conducted. CMI has delivered to Boyne true and complete copies of the Club's articles of incorporation and bylaws.

     (b) CORPORATE AUTHORIZATION. The execution, delivery and performance by the Club of the Club Operating Agreement and the Qualified Expenditure Agreement and the consummation by the Club of the transactions contemplated hereby and thereby are within the Club's corporate powers and have been duly authorized by all necessary corporate action on the part of the Club. The Club Operating Agreement and the Qualified Expenditure Agreement each constitutes a valid and binding agreement of the Club.

     (c) GOVERNMENTAL AUTHORIZATIONS. The execution, delivery and performance by the Club of the Club Operating Agreement and the Qualified Expenditure Agreement, and the consummation by the Club of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

     (d) NO ACTIVITIES. The Club has no assets or liabilities, is not a party to any contract or agreement and has conducted no activities, other than, in each case, the Club Operating Agreement and the Qualified Expenditure Agreement, and as contemplated hereby and thereby.

     (e) BYLAWS. The Club's bylaws contain provisions substantially to the following effect, and neither the Club's bylaws nor its articles of incorporation contain any provision inconsistent with the following:

          (i) Neither any membership in the Club, nor any Membership Units, will be transferrable to any Person (including without limitation to another member of the Club), except (A) as a BONA FIDE gift, without consideration, to a family member of the transferor, (B) on the death of a member, to such member's personal representative by operation of law, and from such personal representative to the person entitled thereto under the decedent's will or pursuant to applicable law or (C) to the transferor's spouse pursuant to a marriage dissolution or legal separation proceeding.

         (ii) The Club will not register or recognize any transfer that is not permitted by clause (i), and may require a certificate and other reasonable assurances from the transferee and the transferor to confirm that a transfer is permitted by clause (i).

        (iii) The board of trustees of the Club will from time to time set a per-Membership Unit initiation fee (the "Initiation Fee") for membership in the Club. Such Initiation Fee will be $154.48 until changed by action of the board of trustees of the Club, PROVIDED that the board of trustees will not change the Initiation Fee before August 1, 2000.

         (iv) The board of trustees of the Club may admit new members or increase existing members' Membership Units, in accordance with application and admission rules and procedures established from time to time by the board of trustees, and upon payment of the Initiation Fee, PROVIDED that the total number of Membership Units may not be increased above [a stated number, which will be equal to the number of Membership Units issued in the Reorganization].

         (v) Each member of the Club may resign at any time, or may reduce the number of Membership Units held by it, by notice to the Club in accordance with rules and procedures established from time to time by the board of trustees of the Club. Whenever a member's resignation, or reduction in Membership Units, becomes effective in accordance with such rules and procedures, such member will become entitled to receive from the Club, without interest, an amount in cash equal to the then-current Initiation Fee times the number of Membership Units held by such member (in the case of a resignation) or the reduction in the number of Membership Units held by such member (in the case of a mere reduction in Membership Units). The Club will pay such amount to the member entitled thereto within 30 days of the effective time of the resignation or reduction, or, if the Club lacks sufficient cash to make such payment within such time, at a later time when the board determines that the Club has sufficient funds to make such payment, in any event without interest.

     5.30 REORGANIZATION DATE REPRESENTATION. Each Lift has a current annual certificate, issued in accordance with WAC 352-44-020, to operate until December 31, 1997. No such certificate is conditional.


                                      ARTICLE 6
                       REPRESENTATIONS AND WARRANTIES OF BOYNE

     Boyne represents and warrants to CMI, (a) on the date hereof, as set forth in Sections 6.1 through 6.6 (excluding Section 6.2.(b)), (b) on the date each Disclosure Document is filed with the SEC and on the date each Disclosure Document is first mailed to stockholders of CMI, as set forth in Section 6.7,
(c) on the date Newco executes and delivers this Agreement, as set forth in
Section 6.2.(b), and (d) on the Reorganization Date, as set forth in Sections
6.1 through 6.7.

     6.1 CORPORATE EXISTENCE AND POWER. Each of Boyne and Newco is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Since the date of its incorporation, Newco has not engaged in any activities other than in connection with or as contemplated by this Agreement.

     6.2 CORPORATE AUTHORIZATION. (a) The execution, delivery and performance by Boyne of this Agreement, the Qualified Expenditure Agreement and the Pledge Agreement and the consummation by Boyne of the Merger are within the corporate powers of Boyne and have been duly authorized by all necessary corporate action on the part of Boyne. This Agreement constitutes a valid and binding agreement of Boyne.

     (b) The execution, delivery and performance by Newco of this Agreement and the consummation by Newco of the Merger are within the corporate powers of Newco and have been duly authorized by all necessary corporate action on the part of Newco. This Agreement constitutes a valid and binding agreement of Newco.

     6.3 GOVERNMENTAL AUTHORIZATION; CONSENTS. (a) The execution, delivery and performance by Boyne and Newco of this Agreement, the execution, delivery and performance by Boyne of the Qualified Expenditure Agreement and the Pledge Agreement and the consummation by Boyne and Newco of the Merger require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of articles of merger in accordance with Section 3.1, (ii) compliance with any applicable requirements of the 1934 Act in accordance with Section 4.1 and (iii) filing of a UCC-1 financing statement as required by the Pledge Agreement.

     (b) No consent, approval, waiver or other action by any Person under any contract, agreement, indenture, lease, instrument or other document to which Boyne or Newco is a party or by which it is bound is required or necessary for the execution, delivery and performance of this Agreement by Boyne or Newco, the execution, delivery and performance of the Qualified Expenditure Agreement and the Pledge Agreement by Boyne or the consummation of the Merger.

     6.4 NON-CONTRAVENTION. The execution, delivery and performance by Boyne and Newco of this Agreement, the execution, delivery and performance by Boyne of the Qualified Expenditure Agreement and the Pledge Agreement and the consummation by Boyne and Newco of the Merger do not and will not (i) contravene or conflict with the articles of incorporation or bylaws of Boyne or Newco;
(ii) assuming compliance with the matters referred to in Section 5.3.(a), contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Boyne or Newco, (iii) contravene or conflict with any obligation of Boyne or Newco under any provision of any agreement, contract or other instrument binding upon Boyne or Newco.

     6.5 FINDERS' FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Boyne or Newco who might be entitled to any fee or commission from CMI or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

     6.6 OTHER INFORMATION. None of the documents or information regarding Boyne delivered by Boyne to CMI or Houlihan in connection with the transactions contemplated by this Agreement, taken together with this Agreement, the Schedules hereto and the Disclosure Documents, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

     6.7 DISCLOSURE DOCUMENTS. The information in the Disclosure Documents regarding Boyne furnished by Boyne to CMI for use in the Disclosure Documents does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading.


                                      ARTICLE 7
                                   COVENANTS OF CMI

     CMI agrees for the benefit of Boyne:

     7.1 CONDUCT OF CMI. From the date hereof until the Merger Time, CMI will conduct its business in the ordinary course consistent with past practice and will use its best efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Merger Time, CMI will not:

          (a) adopt or propose any change in its articles of incorporation or bylaws except as required by this Agreement;

          (b) merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

          (c) sell, lease, license or otherwise dispose of any assets or property except (i) pursuant to existing contracts or commitments and
     (ii) in the ordinary course consistent with past practice;

          (d) incur Transaction Costs other than Transaction Costs reasonably incurred (including without limitation Transaction Costs related to the Club that are expected to be incurred after the Merger Time, which CMI may provide for by paying not more than $25,000 to the Club before the Merger
     Time);

         (e)  agree or commit to do any of the foregoing; or

         (f) take or agree or commit to take any action that would make any representation and warranty of CMI hereunder inaccurate in any respect at, or as of any time prior to, the Merger Time or omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

     7.2 ACCESS TO INFORMATION. From the date hereof until the Merger Time, CMI will give Boyne, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of CMI, will furnish to Boyne, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct CMI's employees, counsel and financial advisors to cooperate with Boyne in its investigation of the business of CMI, PROVIDED that no investigation pursuant to this Section will affect any representation or warranty given by CMI to Boyne hereunder, and PROVIDED further that any investigation pursuant to this Section will be conducted in such manner as not to interfere unreasonably with the conduct of the business of CMI.

     7.3  OTHER OFFERS.

     "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving CMI, or the acquisition of any equity interest in, or a substantial portion of the assets of, CMI, other than the transactions with Boyne and Newco contemplated by this Agreement.

     From the date hereof until the termination hereof, CMI and the officers, directors, employees or other agents of CMI will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) subject to the fiduciary duties of the board of directors of CMI under applicable law, as advised by LeSourd & Patten, P.S., counsel to CMI, engage in negotiations with, or disclose any non-public information relating to CMI or afford access to the properties, books or records of CMI to, any Person that may be considering making, or has made, an Acquisition Proposal. CMI will promptly notify Boyne after receipt of any Acquisition Proposal or any indication that any Person is considering making an Acquisition Proposal or any request for non-public information relating to CMI or for access to the properties, books or records of CMI by any Person that may be considering making, or has made, an Acquisition Proposal and will keep Boyne fully informed of the status and details of any such Acquisition Proposal, indication or request.

     7.4 NOTICES OF CERTAIN EVENTS. From the date hereof to the Merger Time, CMI will promptly notify Boyne of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

          (c) any action, suit, claim, investigation or proceeding commenced or, to the best of its knowledge threatened, against, relating to or involving or otherwise affecting CMI which are required to be disclosed by
     Section 5.11 or which relate to the consummation of the transactions contemplated by this Agreement.

     7.5 FORMATION OF THE CLUB. On or before the Reorganization Date: CMI will cause the Club to be incorporated and organized, will cause the Club's bylaws to include provisions substantially to the effect set forth in
Section 5.29.(e) and will cause the Club to execute and deliver the Club Operating Agreement and the Qualified Expenditure Agreement.

                                      ARTICLE 8
                                  COVENANTS OF BOYNE

     Boyne agrees that:

     8.1 CONFIDENTIALITY. Prior to the Merger Time and after any termination of this Agreement, Boyne will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning CMI furnished to Boyne in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (A) previously known on a nonconfidential basis by Boyne, (B) in the public domain or (C) later lawfully acquired by Boyne from sources other than CMI; PROVIDED that Boyne may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to its lenders in connection with obtaining the financing for the transactions contemplated by this Agreement, so long as such Persons are informed by Boyne of the confidential nature of such information and are directed by Boyne to treat such information confidentially. Boyne's obligation to hold any such information in confidence will be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, Boyne will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to CMI, upon request, all documents and other materials, and all copies thereof, obtained by Boyne or on its behalf from CMI in connection with this Agreement that are subject to such confidence.

     8.2 OBLIGATIONS OF NEWCO. Boyne will cause Newco to execute and deliver a counterpart of this Agreement to each of the other parties hereto as promptly as practicable after December 31, 1996. Boyne will take all action necessary to cause Newco to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     8.3  DIRECTOR AND OFFICER LIABILITY.  For five years after the Merger
Time, Boyne will cause CMI to continue to indemnify and to hold harmless the present and former officers and directors of CMI in respect of acts or omissions occurring prior to the Merger Time to the extent provided under CMI's articles of incorporation and bylaws in effect on the date hereof; PROVIDED that such indemnification will be subject to any limitation imposed from time to time under applicable law. For five years after the Merger Time, Boyne will cause CMI to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Merger Time covering each such Person currently covered by CMI's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, PROVIDED that in satisfying its obligation under this Section, Boyne will not be obligated to cause CMI to pay premiums in excess of one and one-half times the amount per annum CMI paid in its last full fiscal year, which amount has been disclosed to Boyne.


                                      ARTICLE 9
                                     TERMINATION

     9.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned (notwithstanding any approval of this Agreement by the stockholders of CMI):

          (a) by mutual written consent of CMI and Boyne at any time prior to the Reorganization Date;

          (b) by CMI, at any time on or after the Drop-Dead Date, if the Reorganization Date has not occurred before the Drop-Dead Date, notwithstanding the fact that all of the conditions precedent set forth in Sections 4.2 and 4.4 have been satisfied, or waived by Boyne;

          (c) by Boyne, at any time on or after the Drop-Dead Date, if the Reorganization Date has not occurred before the Drop-Dead Date, notwithstanding the fact that all of the conditions precedent set forth in Sections 4.2 and 4.3 have been satisfied, or waived by CMI;

          (d) by either CMI or Boyne, at any time after the meeting of CMI's stockholders referred to in Section 4.1.(b) is finally adjourned, if the condition precedent set forth in Section 4.2.(a) has not been satisfied;

         (e) by either CMI or Boyne, at any time on or after the Drop-Dead Date, if the Reorganization Date has not occurred before the Drop-Dead Date and one or more of the conditions precedent set forth in Section 4.2 has not been satisfied;

         (f)  by Boyne, if prior to the Merger any Person, entity or "group"
     (as defined in Section 13(d)(3) of the 1934 Act) other than Boyne and Newco acquires beneficial ownership of 50% or more of the outstanding Class A Shares.

     9.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 9.1, this Agreement will become void and of no effect with no liability on the part of any party hereto, PROVIDED that if such termination is pursuant to clause (b) or (c) of Section 9.1, Boyne (if this Agreement is so terminated by CMI) or CMI (if this Agreement is so terminated by Boyne) will be fully liable for any breach of this Agreement by it and PROVIDED FURTHER that the agreements contained in this Section and in Section 8.1 and Article 10 will survive the termination of this Agreement. If this Agreement is terminated pursuant to clause (a), (b), (d) or (e) of Section 9.1, Boyne will reimburse CMI for the following Transaction Costs incurred in compliance with this Agreement since July 31, 1996: (i) approximately $80,000 of consultants' fees incurred in connection with CMI's master development plan, (ii) not more than $22,000 of fees and expenses of Houlihan reasonably incurred in providing a fairness opinion and other valuation advice, (iii) the cost of printing and mailing the Proxy Statement, (iv) other Transaction Costs that Boyne has agreed in writing to pay and (v) in addition, other Transaction Costs not referred to in clauses
(i) through (iv) above, reasonably incurred, that do not in the aggregate exceed $125,000.


                                      ARTICLE 10
                                    MISCELLANEOUS

     10.1 NOTICES. All notices, requests and other communications to any party hereunder will be in writing (including facsimile transmission or similar writing) and will be given,

     IF TO BOYNE OR NEWCO, OR TO CMI AFTER THE MERGER TIME:
     c/o Boyne USA, Inc.
     Boyne Mountain Road
     Boyne Falls, MI 49713
     Attn: Ed Dembek
     Telecopier: 616-549-6094

     WITH A COPY TO:
     Kirwan & Barrett
     215 West Mendenhall
     Bozeman, Montana 59771-1348
     Attn: Stephen M. Barrett
     Telecopier: 406-586-8971

      AND A COPY TO:
      Bogle & Gates P.L.L.C.
      Two Union Square
      601 Union Street
      Seattle, Washington 98122
      Attn: Scot J. Johnston
      Telecopier: 206-621-2660

      IF TO CMI BEFORE THE MERGER TIME:
      One Crystal Mountain Boulevard
      Crystal Mountain, Washington 98022
      Attn: Thomas F. Leonard
      Telecopier: 360-825-6261

      WITH A COPY TO:
      LeSourd & Patten, P.S.
      2400 Columbia Center
      701 Fifth Avenue
      Seattle, Washington 98104-7095]
      Attn: Rodney J. Waldbaum
      Telecopier: 206-223-1099

or such other address or telecopier number as such party may hereafter specify for the purpose by notice to the others. Each such notice, request or other communication will be effective (a) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (b) otherwise, when delivered at the address specified in this Section. Failure to provide a copy of any notice to a person that is not a party to this Agreement will not affect the effectiveness of the notice to such party.

     10.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto will not survive the Merger Time, except for the representations, warranties and agreements set forth in the Club Operating Agreement, the Qualified Expenditure Agreement and the Pledge Agreement, and in Sections 2.3.(b), 4.1.(h) and 8.3 and Article 10 of this Agreement, which will survive the Merger Time.

     10.3 AMENDMENTS; NO WAIVERS. (a) Any provision of this Agreement may be amended or waived prior to the Merger Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party hereto, or, in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) Any provision of this Agreement may be amended or waived after the Merger Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Club and Boyne or, in the case of a waiver, by the party against whom the waiver is to be effective.

     (c) No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law. This Agreement, together with the exhibits and schedules hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, among any of the parties with respect to the subject matter of this Agreement.

     10.4 EXPENSES. All costs and expenses incurred in connection with this Agreement will be paid by the party incurring such cost or expense, except as set forth in Section 9.2.

     10.5 SUCCESSORS AND ASSIGNS. This Agreement will inure to the benefit of and be binding upon each of the parties hereto and their respective successors, but no party hereto may assign, delegate or otherwise transfer any of its obligations or rights under this Agreement.

     10.6 GOVERNING LAW; SUBMISSION TO JURISDICTION. This Agreement will be governed by and construed in accordance with the laws of the State of Washington. The parties hereby submit to the nonexclusive jurisdiction of the United States District Court for the Western District of Washington and of any Washington state court sitting in King County for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

     10.7 HEADINGS AND CAPTIONS. The headings and captions in this Agreement are included for convenience of reference only and will be ignored in the construction or interpretation hereof.

     10.8 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement will become effective between CMI and Boyne when both such parties shall have received a counterpart hereof signed by the other. This Agreement will become effective among those two parties and Newco when those two parties have received a counterpart hereof signed by Newco.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

                                               CRYSTAL MOUNTAIN, INC.

                                               By /S/ ROBERT CARLSON
                                                 -------------------------------
                                                  Title: Chairman

                                               BOYNE USA, INC.


                                               By /S/ ARTHUR TEBO
                                                  ------------------------------
                                                  Title: Chief Operating Officer

                                               CM ACQUISITION CORPORATION

                                               By /S/ JOHN KIRCHER
                                                  ------------------------------
                                                  Title:

                                                                     EXHIBIT A

                             SKI CLUB OPERATING AGREEMENT


         AGREEMENT dated as of _______ __, 1997 between Crystal Mountain, Inc., a Washington corporation ("CMI"), and Crystal Mountain Founders' Club, a Washington nonprofit corporation (the "Club").

         1. DEFINITIONS. (a) Each of the following terms, when capitalized, is used herein with the meaning set forth in the Section or other part of this Agreement identified opposite such term below:
0
              Annual Administrative Fee     3.(c)
              CMI                           Preamble
              Club                          Preamble
              Ticket Recipient              3.(b)

         (b) Each of the following terms, when capitalized, is used herein with the meanings set forth below:

         "Adult Weekend Lift Ticket" means a contractual license that permits one particular individual to use all of the Lifts without restriction (other than general safety and operating restrictions) during their entire hours of operation on one day, which may be any day the Lifts are operating (or another contractual license, as set forth in Section 2.(e)).

         "Adult Unrestricted Season's Pass" means a contractual license that permits one particular individual to use all of the Lifts without restriction (other than general safety and operating restrictions) during their entire hours of operation for one Season (or another contractual license, as set forth in Section 2.(e)).

         "Lift Ticket" means an Adult Weekend Lift Ticket, an Adult Unrestricted Season's Pass or any other contractual license that permits one particular individual to use the Lifts on terms offered by CMI to the general public, which terms may include restrictions such as (without limitation) (i) a provision that the individual holder who is permitted to use such license must be under or over a certain age, (ii) a limitation on the Lifts the holder is permitted to use, (iii) a limitation on the hours during which the holder is permitted to use the Lifts, (iv) a limitation on the days on which the holder is permitted to use the Lifts (such as only weekdays that are not holidays), (v) a limitation on the number of rides on the Lifts the holder is permitted or (vi) other similar or different restrictions. "Lift Ticket" does not include licenses issued only to certain classes of individuals, such as employees of CMI, students in ski schools owned by CMI or others, or individuals who provide volunteer or paid services who are not employees of CMI, including without limitation ski patrolmen, mountain hosts, ski shop personnel, food service personnel, ski instructors and other ski school employees.

         "Lifts" means the ski lifts, ski tows and conveyances for conducting individuals uphill (including without limitation chair lifts, rope tows and other lifts) now or hereafter owned or operated by CMI that are in the general vicinity within which CMI currently operates ski lifts or are reachable by skiers from another Lift, including at any relevant time such of the ski lifts now operated that continue to operate at such time, as well as any replacement or additional ski lifts.

         "Membership Unit" means one membership unit in the Club, as described in the articles of incorporation and bylaws of the Club, as adopted and amended from time to time.

         "Retail Price" of any Lift Ticket (including without limitation a Lift Ticket issued by the Club) means the full retail price at which CMI offers to sell a Lift Ticket with the same rights and restrictions to the public generally "through the window" at the Crystal Mountain ski area, without regard to any discount that may be offered to holders of ski discount cards, members of clubs, students in ski schools, holders of coupons or other similar or different discounts.

                                     -1-              Club Operating Agreement

         "Season" means the twelve months beginning on October 1 of each year and ending on September 30 of the following year.

         2. CLUB-ISSUED LIFT TICKETS. (a) On the terms and subject to the conditions in this Agreement, CMI agrees that, beginning with the Season that begins in 1997, it will forever accept Lift Tickets issued by the Club and will permit each individual holding such a Lift Ticket to ride the Lifts on the same terms and subject to the same (but not greater) limitations, applicable to an individual holding an equivalent Lift Ticket issued by CMI, PROVIDED that:

         (i) the aggregate Retail Price of all Lift Tickets issued by the Club for use during one Season (taking into account, in determining the Retail Price of a Lift Ticket, the fact that the Retail Price of a Lift Ticket with restrictions on the use thereof may have a lower Retail Price than an Adult Weekend Lift Ticket, as referred to in the definition of "Lift Ticket" and "Retail Price" above -- for example, a child's Lift Ticket, if such a Lift Ticket is offered by CMI for sale to the general public at a Retail Price that is less than that of an Adult Weekend Lift Ticket) will not exceed the sum of:

         (A) the Retail Price of an Adult Weekend Lift Ticket times the number or Membership Units held by members of the Club who (1) hold not less than 20 Membership Units and (2) have paid annual dues to the Club not later than the October 31 falling shortly after the start of such Season,

    PLUS

         (B)  14 times the Retail Price of an Adult Unrestricted Season's Pass;

         (ii) the total number of Membership Units is not greater than ___________;

             (iii) annual Club dues, per Membership Unit, are not less than 5% of the Retail Price of an Adult Weekend Lift Ticket;

             (iv) the Club has performed all of its obligations hereunder that fall due on or before the November 15 falling in the Season in which such Lift Tickets are to be used.

             (b) Each Lift Ticket issued by the Club to a particular individual will be transferable by such individual, PROVIDED that no such Lift Ticket may be transferred after it is first used by the holder to ride any of the Lifts. No Lift Ticket issued by the Club will have any cash surrender value and no holder will have any right to cause CMI or any other person or entity to redeem any such Lift Ticket for cash.

             (c) CMI and the Club agree that the experience of skiing at the Crystal Mountain resort is unique and that the value of that experience is not susceptible of calculation or reduction to money damages. Accordingly, it is the intention of the parties that the Club will be entitled to specific performance of the covenant set forth in this Section, and the Club is expressly and irrevocably authorized to demand and obtain specific performance.

             (d) The term of the agreement set forth in this Section 2 is perpetual.

             (e) If at any time CMI no longer offers to sell Adult Weekend Lift Tickets or Adult Unrestricted Season's Passes, or it is otherwise not possible to determine the Retail Price of an Adult Weekend Lift Ticket or an Adult Unrestricted Season's Pass, then "Adult Weekend Lift Ticket" or "Adult Unrestricted Season's Pass" (as the case may be), as used in this Agreement, will mean some other Lift Ticket, or collection or combination of Lift Tickets, that provides to the holder rights that are substantially equivalent to the rights provided by an Adult Weekend Lift Ticket or Adult Unrestricted Season's Pass (as the case may be), as defined in Section 1.


-----------------------------
         (1) Number to be filled in before execution with the number of Membership Units issued in the Reorganization.


Club Operating Agreement              -2-

             (f) The Club will reimburse CMI from time to time on reasonable notice, for the amount (if any) by which the fees theretofore paid by CMI to the United States Forest Service are increased as a result of the issuance of Lift Tickets by the Club. CMI will use its reasonable best efforts to minimize the amount by which such fees are so increased.

             3. ADMINISTRATIVE SERVICES. (a) The Club hereby engages CMI to perform, and appoints CMI as its agent to perform, and CMI hereby agrees to perform, and accepts appointment as the Club's agent to perform, the administrative functions described below.

             (b) Not later than November 15 of each year, the Club will deliver to CMI a list of each individual (each, a "Ticket Recipient") to whom the Club wishes to issue Lift Tickets for use during the then-current Season, and for each either (i) if the Club wishes to issue a specific type or types of Lift Tickets to such Ticket Recipient, the type or types and number of Lift Tickets to be so issued or (ii) if the Club wishes to issue Lift Tickets having a certain aggregate Retail Price to such Ticket Recipient, such aggregate Retail Price stated either as a dollar amount or as a multiple of the Retail Price of an Adult Weekend Lift Ticket. Thereafter, CMI, as the Club's agent, will: (A) issue Lift Tickets to each Ticket Recipient in accordance with the Club's list (or to one or more other individuals, in accordance with such Ticket Recipient's instructions) and (B) administer and register transfers of Lift Tickets so issued. CMI may adopt reasonable procedures, and impose reasonable restrictions, to administer the issuance and transfer of such Lift Tickets.

             (c) As compensation for performing such services, the Club will pay CMI annually an amount (the "Annual Administrative Fee") equal to 4% of the Retail Price of all Lift Tickets to be issued by the Club each Season. The Annual Administrative Fee will be payable in advance no later than November 15 of each year with respect to Lift Tickets to be issued during the then-current Season. The Annual Administrative Fee will be deemed earned when paid, and will not in any event be refunded in whole or in part for any reason, PROVIDED that, if CMI fails to operate the Lifts for at least 20 days during a Season, CMI will refund the entire Annual Administrative Fee received by it for that Season. Without limiting the generality of the foregoing, no portion of the Annual Administrative Fee will be refunded if the number or aggregate Retail Price of Lift Tickets actually issued and used is less than the number to be issued, except as set forth in the proviso to the preceding sentence.

             (d) The term of the agreement set forth in this Section 3 is perpetual. The agreement set forth in this Section 3 is a "take-or-pay" agreement: the Club will be obligated to pay the administrative fee set forth in this Section whether or not it avails itself of the administrative services described in this Section. CMI will, however, be liable for breach of its agreement to provide the administrative services set forth in this Section, PROVIDED that the Club's remedy for such breach of this Section (but not Section 2) will be limited to money damages in an amount equal to the cost to the Club of obtaining from another source the administrative services CMI contracted to provide in this Section but failed to provide, after the Club takes reasonable actions to mitigate such damages, (and the expenses, if any, payable pursuant to Section 7.(c)) and CMI will not in any event be liable for any incidental or consequential damages.

             4. LIABILITY INSURANCE. CMI will cause each policy of liability insurance covering liabilities arising out of occurrences at the Crystal Mountain resort to name the Club as an additional insured, as its interests may appear. The policies of insurance referred to in the preceding sentence do not include, for example and without limitation, policies insuring CMI against fire or other casualty to any property, or policies covering errors or omissions of CMI's officers or directors. This Section is not intended to impose any obligation on CMI to maintain any insurance beyond what CMI determines necessary or appropriate.

             5.  NONCOMPETITION.  The Club will not:

             (a) for a period of five full years from the date hereof, directly or indirectly, as a principal or for its own account or solely or jointly with others, or as stockholder in any corporation or joint stock association, own or operate any ski lift, ski area or resort in the State of Washington, or engage within the State of Washington in any business that competes with CMI's business; or

                                     -3-              Club Operating Agreement

             (b) for a period of five full years from the date hereof, employ or solicit, or receive or accept the performance of any material services by, any employee of CMI without CMI's consent.

If any of the provisions of this Section is held to extend over a geographic area or period of time beyond what is permitted by applicable law, or is in any way construed to be too broad or to any extent invalid, such provision will be construed to cover the maximum enforceable geographic area or time period and otherwise be construed to be enforceable to the maximum extent possible. CMI and the Club agree that the harm that might be suffered by CMI as a result of a breach of this Section is not susceptible of calculation or reduction to money damages. Accordingly, it is the intention of the parties that CMI will be entitled to specific performance of the covenant set forth in this Section, and CMI is expressly and irrevocably authorized by to demand and obtain specific performance.

             6. AGENCY. (a) The duties and obligations of CMI will be determined solely by the express provision of this Agreement and CMI will not have any obligation except for the performance of such duties and obligations as are specifically set forth in this Agreement.

             (b) In the performance of its duties hereunder, CMI will be entitled to rely upon any written or oral instructions believed by it in good faith to be genuine and to have been given by an appropriate party, and will not be required to investigate the truth or accuracy of any statement. CMI may, prior to taking or refraining from taking any action hereunder, request a certificate from the Club or another person as to any facts which CMI deems relevant to the discharge of its responsibilities and will be held harmless in relying upon such certificate in good faith.

             (c) CMI will not be liable for any error or judgment, or any action taken, suffered or omitted to be taken hereunder except in the case of its gross negligence or willful misconduct, nor will it be liable for the default or misconduct of any employee, agent or attorney appointed by it who shall have been selected with reasonable care.

             7. MISCELLANEOUS. (a) NOTICES. All notices, requests and other communications to any party hereunder will be in writing (including facsimile transmission or similar writing) and will be given,

             IF TO CMI:
             One Crystal Mountain Boulevard
             Crystal Mountain, Washington 98022
             Attn: Thomas F. Leonard
             Telecopier: 360-825-6261

             WITH A COPY (EXCEPT IN THE CASE OF ADMINISTRATIVE NOTICES, AS DEFINED BELOW) TO:
             Boyne USA, Inc.
             Boyne Mountain Road
             Boyne Falls, MI 49713
             Attn: Ed Dembek
             Telecopier: 616-549-6094

             AND A COPY (EXCEPT IN THE CASE OF ADMINISTRATIVE NOTICES) TO:
             Kirwan & Barrett
             215 West Mendenhall
             Bozeman, Montana 59771-1348
             Attn: Stephen M. Barrett
             Telecopier: 406-586-8971


Club Operating Agreement              -4-

             IF TO THE CLUB:
             701 Fifth Avenue
             Suite 2400
             Seattle, Washington 98104-7095
             Attn: Lawrence E. Hard, Esq.
             Telecopier: 206-223-1099

or such other address or telecopier number as such party may hereafter specify for the purpose by notice to the others. Each such notice, request or other communication will be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) otherwise, when delivered at the address specified in this Section. Failure to provide a copy of any notice to a person that is not a party to this Agreement will not affect the effectiveness of the notice to such party.

             "Administrative Notice" means each (A) delivery of a list of Ticket Recipients pursuant to Section 3.(b), (B) delivery of instructions of Ticket Recipients identifying individuals to whom Lift Tickets should be issued pursuant to Section 3.(b) and (C) other similar notices of a merely administrative nature relating the performance by CMI of administrative services pursuant to Section 3.

             (b) AMENDMENTS; NO WAIVERS. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by CMI and the Club or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

             (c) LITIGATION EXPENSES. If either party hereto shall bring any suit or legal action against the other to enforce the terms of this Agreement, the prevailing party will have and recover against the other party, in addition to all court costs and disbursements, its reasonable costs and expenses incurred in connection with such suit or action, including without limitation reasonable attorneys' fees and expenses.

             (d) SUCCESSORS AND ASSIGNS. This Agreement will inure to the benefit of and be binding upon each of the parties hereto and their respective successors, but no party hereto may assign, delegate or otherwise transfer any of its obligations or rights under this Agreement, except that the Club may assign, delegate and transfer all of its obligations and rights hereunder, as an entirety, to any entity that succeeds to substantially all of the business, purposes and assets of the Club.

             (e) NO THIRD-PARTY BENEFICIARIES. No person or entity is intended to be a third-party beneficiary of any agreement contained herein or otherwise to be benefitted hereby. This Agreement is enforceable only by the Club and CMI, respectively. Without limiting the generality of the foregoing, CMI does not owe any duty directly to any member of the Club and no member of the Club is entitled to enforce this Agreement against CMI.

             (f) GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Washington. The parties hereby submit to the nonexclusive jurisdiction of the United States District Court for the Western District of Washington and of any Washington state court sitting in King County for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

             (g) HEADINGS AND CAPTIONS. The headings and captions in this Agreement are included for convenience of reference only and will be ignored in the construction or interpretation hereof.


                                     -5-              Club Operating Agreement

             (h) COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement will become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

                                          CRYSTAL MOUNTAIN, INC.


                                          By
                                            ----------------------------------
                                              Title:

                                          CRYSTAL MOUNTAIN FOUNDERS' CLUB


                                          By
                                            ----------------------------------
                                              Title:









Club Operating Agreement             -6-

                                                                       EXHIBIT B

                          QUALIFIED EXPENDITURE AGREEMENT

     AGREEMENT dated as of _______ __, 1997 between Boyne USA, Inc., a Michigan corporation ("Boyne"), and Crystal Mountain Founders' Club, a Washington nonprofit corporation (the "Club").

     WHEREAS, Boyne has entered into a Reorganization Agreement and Agreement and Plan of Merger (as the same may be amended from time to time, the "Reorganization and Merger Agreement") dated as of December 6, 1996 among Boyne, Crystal Mountain, Inc., a Washington corporation ("CMI"), and CM Acquisition Corporation, a Washington corporation;

     WHEREAS, CMI is a publicly-held corporation that owns and operates Crystal Mountain, a ski resort on federally-owned land in Washington State;

     WHEREAS, on the terms and conditions set forth in the Reorganization and Merger Agreement, CMI will become a wholly-owned subsidiary of Boyne; and

     WHEREAS, the Club has been formed to provide its members, who initially will be former shareholders of CMI, the opportunity to ski and enjoy other recreational activities at the Crystal Mountain ski resort;

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

     1. DEFINITIONS. (a) Each of the following terms, when capitalized, is used herein with the meaning set forth in the Reorganization and Merger
Agreement:

     Merger
     Merger Time
     Reorganization
     Reorganization Date

     (b) Each of the following terms, when capitalized, is used herein with the meaning set forth in the Section or other part of this Agreement identified opposite such term below:

     Boyne                                  Preamble
     Boyne's Transaction Income             5.(a)
     Club                                   Preamble
     CMI                                    First recital
     CMI's Closing NOL                      5.(a)
     CMI's Transaction Income               5.(a)
     Default Escrow Account                 7.(b)
     Disputed Amount                        8
     Final Proposal                         8
     Final Threshold                        3
     Intermediate Threshold                 3
     Qualified Capital Expenditures         3
     Qualified Expenditures                 3
     Qualified Tax Expenditures             3
     Reorganization and Merger Agreement    First recital

     (c) Each of the following terms, when capitalized, is used herein with the meanings set forth below:

     "Federal Income Tax" payable or incurred by any person or entity means the tax imposed by Subtitle A of the Internal Revenue Code on such person or entity, including without limitation corporate


                                      -1-              Qualified Expenditure Agt
income tax, individual income tax, alternative minimum tax, capital gains tax, and also any withholding of amounts paid to or by such person or entity on account of any such tax and any interest or any penalty, addition to tax or additional amount imposed by the United States Internal Revenue Service on account of any such tax.

     "Forest Service" means the United States Forest Service, an agency of the United States Department of Agriculture, and any agency that succeeds to the functions of such agency.

     "Improvements" means the lodges, restaurants, hotels, shops, maintenance facilities, buildings, structures, parking lots, pads, improvements and fixtures now or hereafter owned or operated by CMI that are in the general vicinity within which CMI currently owns or operates improvements and fixtures or are reachable by skiers from any Lift, including at any relevant time such improvements and fixtures now existing that continue to exist at such time, as well as any replacement or additional improvements and fixtures.

     "Internal Revenue Code" means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended from time to time.

     "Lifts" means the ski lifts, ski tows and conveyances for conducting individuals uphill (including without limitation chair lifts, rope tows and other lifts) now or hereafter owned or operated by CMI that are in the general vicinity within which CMI currently operates ski lifts or are reachable by skiers from another Lift, including at any relevant time such of the ski lifts now operated that continue to operate at such time, as well as any replacement or additional ski lifts.

     "Membership Unit" means one membership unit in the Club, as described in the articles of incorporation and bylaws of the Club, as adopted and amended from time to time.

     "Qualified Expenditure Covenant" means the covenant of Boyne set forth in Section 3, as more fully described in the other Sections of this Agreement.

     "Resort" means the ski area and base facilities commonly referred to as "Crystal Mountain," as in existence at the date hereof and as improved, modified and added to after the date hereof and after the Merger Time, including without limitation the Lifts, the Improvements and the equipment used in connection with the Lifts and Improvements (such as, without limitation, snow-making equipment, snow grooming equipment, vehicles, lighting and food-service equipment).

     2. CONDITION TO EFFECTIVENESS. This Agreement will become effective at the Merger Time. If the Reorganization and Merger Agreement is terminated and the Merger is abandoned, this Agreement will become void and of no effect with no liability on the part of any party hereto.

     3. BOYNE'S QUALIFIED EXPENDITURE COVENANT. Boyne agrees for the benefit of the Club that, if the Merger occurs, Qualified Expenditures (as defined below) will not be less than the Intermediate Threshold (as defined below) as of December 31, 2001 and will not be less than the Final Threshold (as defined below) as of December 31, 2006 (including in the Qualified Expenditures as of December 31, 2006 the Qualified Expenditures as of December 31, 2001), subject to FORCE MAJEURE as described in Section 4.(d).

     "Qualified Expenditures" as of any date means the sum of the following, calculated and determined as set forth in this Agreement:

     (a) expenditures from the Merger Time through such date in making capital improvements to the Resort, as described in Section 4 ("Qualified Capital Expenditures"), PLUS

     (b) Federal Income Taxes incurred by CMI, Boyne and the stockholders of Boyne solely as a result of completing the Reorganization and Merger, as described in Section 5 ("Qualified Tax Expenditures"), PLUS

     (c) $1,789,940.88, being the aggregate amount of the consideration agreed to be paid to the stockholders of CMI in the Merger, plus any amount paid to a stockholder of CMI as a dissenter pursuant to Chapter 23B.13 of the Revised Code of Washington, to the extent the same exceeds the consideration that would otherwise be payable to such stockholder.

     The "Intermediate Threshold" means the sum of $8,000,000 plus the excess (if any) of (i) the aggregate amount of Qualified Expenditures referred to in clauses (b) and (c) of the definition of "Qualified Expenditures" over (ii) $2,000,000.

     The "Final Threshold" means the sum of $15,000,000 plus the excess (if any) of (i) the aggregate amount of Qualified Expenditures referred to in clauses (b) and (c) of the definition of "Qualified Expenditures" over (ii) $5,000,000.

     4. QUALIFIED CAPITAL EXPENDITURES. (a) DEFINITION. Qualified Capital Expenditures, for the purpose of determining "Qualified Expenditures" will include all expenditures of CMI, Boyne and affiliates of CMI and Boyne on the projects described in the attached Project List that are capitalized in accordance with generally accepted accounting principles, including without limitation costs sometimes referred to as "soft costs" (such as, without limitation, design fees, construction period interest, costs incurred in obtaining Forest Service consents and other permits, permit fees, legal expenses, transaction costs, site preparation costs and the like), but excluding internal charges. The Club may appoint an advisory committee of not more than 15 individuals, which will provide non-binding advice and recommendations to Boyne and CMI as to capital projects. CMI will consult with such advisory committee from time to time in planning capital projects. All expenses of such advisory committee will be borne by the Club.

     (b) AGREED AMOUNTS. In an effort to minimize the accounting otherwise necessary to determine and confirm the amount of Qualified Capital Expenditures, there will be a rebuttable presumption that the Qualified Capital Expenditures incurred in completing each of the respective projects described in the attached Project List (excluding "other improvements to the resort") will be equal to the estimated cost of such project set forth in the attached Project List. Such presumption may be rebutted by either Boyne or the Club producing evidence reasonably showing that the actual Qualified Capital Expenditures incurred in completing any such project is either more or less than the estimated cost set forth in the attached Project List. Notwithstanding such presumption, Boyne will retain (and will cause CMI and their affiliates to retain) their records substantiating such expenditures until a final agreement is entered into as described in Section 6. Such records will be available for inspection by the Club and its agents at reasonable times during normal business hours, upon reasonable request.

     (c) REPORTS. From time to time, no less frequently than annually, Boyne will deliver to the Club a certificate setting forth the amount of Qualified Capital Expenditures through a recent date. Each certificate delivered pursuant to this subsection will be conclusive in establishing the amount of Qualified Capital Expenditures through the date set forth therein, unless the Club delivers a written objection to the matters set forth in such certificate within 45 days after receipt. If the Club delivers such a written objection and Boyne and the Club fail to agree on the amount of Qualified Capital Expenditures within 30 days after receipt of such objection, Boyne and the Club will submit such matter to arbitration as described in Section 8.

     (d) FORCE MAJEURE. Boyne will not be responsible for any failure to comply with the Qualified Expenditure Covenant by the respective deadlines set forth in Section 3 (I.E. December 31, 2001 and December 31, 2006), to the extent such failure is attributable solely to causes beyond Boyne's control, including without limitation: failure to obtain Forest Service approval of any proposed project or any other necessary permit or third-party consent (notwithstanding Boyne's reasonable diligence in seeking such approval, permit or consent), acts of God, war, armed hostilities, riots, fires, floods, storms, earthquakes, serious accidents, expropriation, condemnation or confiscation of property, governmental acts or failure to act (whether or not under legal authority), strikes or labor troubles or failure or delay in transportation. The deadlines set forth in Section 3 will be extended as appropriate to give effect to this subsection.

     5. QUALIFIED TAX EXPENDITURES. (a) DEFINITION. Qualified Tax Expenditures, for the purpose of determining the amount of "Qualified Expenditures" will be:

     (i) in the case of CMI, all Federal Income Taxes paid after the Merger Time in respect of periods and events up to and including the Merger Time, including without limitation the product of 34% times the excess of
     (A) the amount of taxable income recognized by CMI in completing the Reorganization and Merger ("CMI's Transaction Income") over (B) the net operating loss of CMI that is available to reduce CMI's taxable income, as of the end of the day immediately before the Reorganization Date ("CMI's Closing NOL"); and

     (ii) in the case of Boyne and Boyne's stockholders, the product of highest marginal federal income tax rate for individual taxpayers times the amount of taxable income recognized by Boyne or its stockholders (without duplication, that is without treating any taxable income of Boyne as taxable income of both Boyne and its stockholders) in completing the Reorganization and Merger ("Boyne's Transaction Income"), without any deduction or credit.

     (b) AGREED AMOUNTS. The parties agree that it is their expectation that: (i) CMI's Transaction Income will be equal to the fair market value of the memberships in the Club distributed as a dividend in the Reorganization,
(ii) CMI's Closing NOL will be equal to $1,048,000 plus the net loss of CMI for the period from May 1, 1996 to (but excluding) the Reorganization Date, determined in accordance with principles used in calculating taxable income for federal corporate income tax purposes, and (iii) Boyne's Transaction Income will be zero. Both parties hereto will prepare and file all tax returns (including without limitation Forms 1099-DIV to be prepared by CMI) in accordance with the expectations set forth above, and will take positions consistent with such expectations, and the assumption that the fair market value of the Club memberships distributed in the Reorganization is $154.48 per Membership Unit, in any tax audit, tax review or tax litigation.

     (c) REPORTS. Promptly after CMI files its federal income tax return for the year (or part thereof) that began May 1, 1996, Boyne will deliver to the Club a certificate setting forth the amount of CMI's Closing NOL as calculated by Boyne, and the amount of Qualified Tax Expenditures, calculated as described in this Section. Whenever CMI, Boyne or any stockholder of Boyne amends any return filed by it, enters into any closing agreement, settles any tax audit, tax review or tax litigation, makes a payment of Federal Income Tax calculated on a basis other than that set forth in its tax return, and whenever any judgment is entered for or against it in any tax litigation, if the same affects the amount of Qualified Tax Expenditures (including without limitation, if the same makes, or is based on, any change in CMI's Transaction Income, CMI's Closing NOL or Boyne's Transaction Income), Boyne will deliver to the Club a certificate setting forth a revised calculation of the amount of Qualified Tax Expenditures. Each certificate delivered pursuant to this subsection will be conclusive in establishing (or adjusting, as the case may be) the amount of Qualified Tax Expenditures included in Qualified Expenditures for the purpose of determining Boyne's compliance with the Qualified Expenditure Covenant, unless the Club deliveres a written objection to the matters set forth in such certificate within 45 days after receipt. If the Club delivers such a written objection and Boyne and the Club fails to agree on the amount of Qualified Tax Expenditures within 30 days after receipt of such obligation, Boyne and the Club will submit such matter to arbitration as described in Section 8.

     6. FINAL AGREEMENT. After December 31, 2006 (or after such later date to which the deadline for meeting the Qualified Expenditure Covenant is extended by Section 4.(d)), the Club will, within 45 days after receipt of a request by CMI to enter into a written agreement to the effect that Boyne has complied with the Qualified Expenditure Covenant, either enter into such an agreement or respond with written objections describing how Boyne has failed to comply with the Qualified Expenditure Covenant.

     7. REMEDIES OF THE CLUB. (a) Boyne and the Club agree that the experience of skiing at the Resort is unique and that the value of that experience, and how that value might be affected by the failure of Boyne to perform the Qualified Expenditure Covenant, are not susceptible of calculation or reduction to money damages. Accordingly, it is the intention of the parties that, if and to the extent the Qualified Expenditures are not made within the required time, subject to FORCE MAJEURE, the Club will be entitled to specific performance of the Qualified Expenditure Covenant, and the Club is expressly and irrevocably authorized to demand and obtain specific performance.

      (b) Without limiting the generality of the preceding subsection, if, after either deadline for making Qualified Expenditures (December 31, 2001 or December 31, 2006, in each case as extended by Section 4.(d)), Qualified Expenditures are less than $8,000,000 or $15,000,000 (as the case may be):

      (i) The Club may establish an escrow account (the "Default Escrow Account") with a bank or trust company designated by the Club, and require Boyne to pay into the Escrow Account an amount equal to the product of (A) the amount of Qualified Expenditures required to reach $8,000,000 or $15,000,000 (as the case may be) times (B) 107%;

      (ii) The Club may itself cause one or more capital projects to be undertaken at the Resort, subject to obtaining all required Forest Service approvals, other permits and consents of third parties and in compliance with all applicable laws, such projects to be taken from such of those listed on the attached Project List as have not previously been completed, and the Club may enter on the property occupied and used by CMI to cause such projects to be completed;

      (iii) The Club may cause funds on deposit in the Default Escrow Account (including all interest earned on such funds, which will be deposited in the Default Escrow Account and remain therein until used as described in this clause) to be used to pay Qualified Capital Expenditures and reasonable costs and expenses incurred in supervising the Qualified Capital Expenditures, funds to be drawn and disbursed in accordance with procedures that are substantially as set forth in the attached Disbursement Procedures; and

     (iv) An "Event of Default" hereunder will have occurred and the Club will have the rights and remedies set forth in the Pledge Agreement of even date herewith.

Boyne agrees that the amount to be deposited in the Default Escrow Account pursuant to Section 7.(b)(i) is a reasonable estimate calculated to take account of anticipated increases in the cost of completing capital projects, costs that would be incurred by the Club in causing capital projects to be completed and the anticipated damage to members of the Club occasioned by a delay in performing the Qualified Expenditure Covenant.

     8. ARBITRATION. If Boyne and the Club fail to agree on the amount of Qualified Capital Expenditures or Qualified Tax Expenditures as of a particular date (such amount as of such date, the "Disputed Amount"), and such matter is to be submitted to arbitration pursuant to this Agreement:

     (a) If both parties so agree, resolution of such matter may be deferred to a later time (such as, for example, until after the next deadline referred to in Section 3), in which case each party will preserve all records it reasonably anticipates will be relevant to the resolution of such matter.

     (b) Before selecting arbitrators or beginning arbitration, each of Boyne and the Club will present to the other in writing its "Final Proposal," which will be an amount that such party is willing to agree with the other is equal to the Disputed Amount.

     (c) Boyne will select one arbitrator and will notify the Club in writing of the name and qualifications of the arbitrator so selected. Within 15 days thereafter, the Club may select a second arbitrator by written notice to Boyne. If the Club determines not to name a second arbitrator or fails to name a second arbitrator within such 15-day period, the arbitration will be conducted by the one arbitrator selected by Boyne; otherwise, the arbitration will be conducted by the two arbitrators so named and a third arbitrator selected by such two arbitrators. Each arbitrator named by Boyne, the Club or their arbitrators will be a certified public accountant or an attorney admitted to practice in Washington State (in either case, independent of both Boyne and the Club). If the first two arbitrators fail to select a third arbitrator within 15 days after they are requested to do so, the third arbitrator will be appointed by the King County Superior Court at the request of Boyne or the Club.

     (d) The arbitrator or arbitrators so selected will determine the Disputed Amount by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, PROVIDED that the Disputed Amount so determined will not be higher than the highest, nor lower than the lowest, Final Proposal. Judgment upon any award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.

     (e) If the Disputed Amount determined by the arbitrators as set forth above is less than 90% of Boyne's Final Proposal and less than 110% of the Club's Final Proposal, Boyne will pay to the Club all of the Club's reasonable costs and expenses incurred in connection with such arbitration, including without limitation reasonable attorneys' fees and expenses. If the Disputed Amount determined by the arbitrators as set forth above is more than 110% of the Club's Final Proposal and more than 90% of Boyne's Final Proposal, the Club will pay to Boyne all of Boyne's reasonable costs and expenses incurred in connection with such arbitration, including without limitation reasonable attorneys' fees and expenses. If neither of the preceding two sentences applies, each party will bear its own costs and expenses incurred in such arbitration and each will bear one-half of the arbitrators' fees and expenses.

     9. REPRESENTATIONS AND COVENANT OF THE CLUB. (a) The Club represents and warrants, on the date hereof and at the Merger Time, that the representations and warranties set forth in Section 5.29 of the Reorganization and Merger Agreement are true and correct.

     (b) For three years after the Merger Time, the Club will cause its bylaws at all times to continue to include provisions to substantially the effect set forth in Section 5.29(e) of the Reorganization and Merger Agreement (it being understood that the Club's bylaws contain provisions substantially to such effect at the date hereof), will not permit its articles or bylaws to be inconsistent with any such provision, and will itself comply and require its members to comply with such provisions.

     10. MISCELLANEOUS. (a) NOTICES. All notices, requests and other communications to any party hereunder will be in writing (including facsimile transmission or similar writing) and will be given,

     IF TO BOYNE:
     Boyne Mountain Road
     Boyne Falls, MI 49713
     Attn: Ed Dembek
     Telecopier: 616-549-6094

     WITH A COPY TO:
     Kirwan & Barrett
     215 West Mendenhall
     Bozeman, Montana 59771-1348
     Attn: Stephen M. Barrett
     Telecopier: 406-586-8971

     AND A COPY TO:
     Bogle & Gates P.L.L.C.
     Two Union Square
     601 Union Street
     Seattle, Washington 98122
     Attn: Scot J. Johnston
     Telecopier: 206-621-2660

     IF TO THE CLUB:
     701 Fifth Avenue
     Suite 2400
     Seattle, Washington 98104-7095
     Attn: Lawrence E. Hard, Esq.
     Telecopier: 206-223-1099
or such other address or telecopier number as such party may hereafter specify for the purpose by notice to the others. Each such notice, request or other communication will be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) otherwise, when delivered at the address specified in this Section. Failure to provide a copy of any notice to a person that is not a party to this Agreement will not affect the effectiveness of the notice to such party.

     (b) AMENDMENTS; NO WAIVERS. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Boyne and the Club or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

     (c) LITIGATION EXPENSES. If either party hereto shall bring any suit or legal action against the other to enforce the terms of this Agreement (not including an arbitration described in Section 8), the prevailing party will have and recover against the other party, in addition to all court costs and disbursements and any other amounts payable, its reasonable costs and expenses incurred in connection with such suit or action, including without limitation reasonable attorneys' fees and expenses. Any amount required to be paid by Boyne pursuant to this Section is in addition to the amount required to be deposited by Boyne in the Default Escrow Account pursuant to Section 7.(b)(i).

     (d) SUCCESSORS AND ASSIGNS. This Agreement will inure to the benefit of and be binding upon each of the parties hereto and their respective successors, but no party hereto may assign, delegate or otherwise transfer any of its obligations or rights under this Agreement.

     (e) NO THIRD-PARTY BENEFICIARIES. No person or entity is intended to be a third-party beneficiary of any agreement contained herein or otherwise to be benefitted hereby. This Agreement is enforceable only by the Club and Boyne, respectively. Without limiting the generality of the foregoing, Boyne does not owe any duty directly to any member of the Club and no member of the Club is entitled to enforce this Agreement against Boyne.

     (f) GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Washington. The parties hereby submit to the nonexclusive jurisdiction of the United States District Court for the Western District of Washington and of any Washington state court sitting in King County for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

     (g) HEADINGS AND CAPTIONS. The headings and captions in this Agreement are included for convenience of reference only and will be ignored in the construction or interpretation hereof.

     (h) COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement will become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

                                                BOYNE USA, INC.

                                                By _________________________
                                                   Title:

                                                CRYSTAL MOUNTAIN FOUNDERS' CLUB


                                                By _________________________
                                                   Title:

                                 PROJECT LIST


Master plan with E.I.S.                                                $ 500,000
Initial snowmaking installation                                          800,000
Chair 4 realigned, extended and upgraded to
high speed detachable, plus slope work                                 2,900,000
Chair 9 upgraded to high speed detachable                              2,700,000
Chair 11 conversion completed to high speed detachable                 1,600,000
Lift linking lot areas                                                   750,000
Snowmaking*                                                              500,000
Summit drainfields                                                       225,000
Summit traverse trail system                                             200,000
Rendezvous Restaurant (450 seats)                                      2,000,000
Snowmaking                                                               250,000
Chair 3 (Green Valley) upgraded to high speed detachable               2,100,000
Move old Chair 9 to Silver King                                          750,000
Construct all new base lodge skier service facility
and food & beverage                                                    4,000,000
Construct new high speed detachable from Chair
3 base area to Northway Peak (lift, power, roads, trails)              2,500,000
Construct new high speed detachable chairlift in
Paradise Bowl (lift, power, roads, trails)                             2,500,000
Summit House expansion (500 seats)                                     1,250,000
Double reversible tram to Summit House                                 7,000,000
Expand parking lots and associated access                                500,000
Detachable lift to east peak and trails                                2,500,000
Chair 9 night skiing                                                     400,000
Other improvements to the Resort                                       1,500,000
                                                                 ---------------
                                                                      37,425,000

Boyne is not required to make improvements in the order listed.

                           Disbursement Procedures
                                    for
                           Default Escrow Account

PROPOSED PROJECTS; APPROVAL COSTS

Whenever the Club determines that it will cause a capital project listed on the above Project List to be undertaken at the Resort pursuant to Section 7.(b), the Club will deliver to the bank or trust company holding the Default Escrow Account (the "Depository") and CMI a statement to that effect, a description of such project and a reasonable proposed budget of Approval Costs and Construction Costs (as defined below) for such project. If such project is listed on the above Project List and the Approval Costs and Construction Costs shown on the proposed budget do not exceed the funds on deposit in the Default Escrow Account (plus any additional funds to be provided by the Club, if the Club submits to the Depository and CMI reasonably satisfactory evidence to establish that such funds are or will be available), such project will thereupon become a "Proposed Project."

From time to time (no more frequently than monthly) the Club may submit to the Depository (with a copy to CMI) a written itemized statement, signed by the Club, itemizing the amount of the following costs that it has incurred in connection with a Proposed Project ("Approval Costs") and that are unpaid, due and payable, setting forth the names of the parties to whom the same are payable:

    design fees, costs incurred in obtaining Forest Service consents and other permits, permit fees and legal expenses that are capitalized in accordance with generally accepted accounting principles; and

    reasonable costs and expenses incurred by the Club in supervising the obtaining of such consents and permits.

The Depository will make payment from the Default Escrow Account of Approval Costs so submitted directly to the parties to whom the same are payable, subject to the conditions set forth below.

APPROVED PROJECTS; CONSTRUCTION COSTS

Whenever the Club determines that it will begin construction of a Proposed Project, the Club will deliver to the Depository and CMI a statement to that effect, evidence that it has obtained all required Forest Service approvals, other permits and consents of third parties and in compliance with all applicable laws, and a reasonable proposed budget of Construction Costs (as defined below) for such Proposed Project. If the Construction Costs shown on the proposed budget do not exceed the funds on deposit in the Default Escrow Account (plus any additional funds to be provided by the Club, if the Club submits to the Depository and CMI reasonably satisfactory evidence to establish that such funds are or will be available), such Proposed Project will thereupon become an "Approved Project."

From time to time (no more frequently than monthly) the Club may submit to the Depository (with a copy to CMI) a written itemized statement, signed by the Club, itemizing the amount of the following costs that it has incurred in connection with an Approved Project ("Construction Costs") and that are unpaid, due and payable, setting forth the names of the parties to whom the same are payable:

    expenditures that are capitalized in accordance with generally accepted accounting principles, including without limitation costs sometimes referred to as "soft costs" (such as, without limitation, design fees, construction period interest); and

    reasonable costs and expenses incurred by the Club in supervising the construction of such Approved Project.

The Depository will make payment from the Default Escrow Account of Construction Costs so submitted directly to the parties to whom the same are payable, subject to the conditions set forth below. The Club will cause each party who receives such a payment to acknowledge receipt of the same and (in the case of a payment to any contractor, subcontractor, materialman, supplier or other person that might be entitled to a statutory lien) to return to the Depository and CMI a customary form of lien release.

CONDITIONS TO PAYMENT

The Depository will make payments from the Default Escrow Account of Approval Costs and Construction Costs only upon satisfaction of the following conditions (or waiver of the same by CMI):

    receipt by the Depository of bills, invoices, vouchers, statements, payroll records, receipts or other documents evidencing the amount payable;

    in the case of Construction Costs, receipt by the Depository of a receipt and lien release for prior payments to the same party as described above;

    in the case of Construction Costs paid before substantial completion of an Approved Project, the Club has retained 10% (or another customary retainage) of the amount payable on account of work done and supplies provided; and

    in the case of payment of retainages, a certificate of substantial completion from the contractor or architect (if any).

                                                                      EXHIBIT C

                                   PLEDGE AGREEMENT


         PLEDGE AGREEMENT dated as of _______ __, 1997 made by Boyne USA, Inc., a Michigan corporation (the "Grantor"), for the benefit of Crystal Mountain Founders' Club, a Washington nonprofit corporation (with its successors and assigns, the "Secured Party").

         WHEREAS, the Grantor has entered into a Reorganization Agreement and Agreement and Plan of Merger (as the same may be amended from time to time, the "Reorganization and Merger Agreement") dated as of December 6, 1996 among Boyne, Crystal Mountain, Inc., a Washington corporation ("CMI"), and CM Acquisition Corporation, a Washington corporation;

         WHEREAS, on the terms and conditions set forth in the Reorganization and Merger Agreement, CMI will become a wholly-owned subsidiary of Boyne at the Merger Time (as defined therein); and

         WHEREAS, pursuant to the Reorganization and Merger Agreement, the Grantor and the Secured Party have entered into a Qualified Expenditure Agreement dated as of _________ __, 1997 (the "Qualified Expenditure Agreement") pursuant to which, among other things, the Grantor has agreed to make "Qualified Expenditures" (as defined therein), and if an "Event of Default" (as defined therein) occurs, the Secured Party would have certain remedies against the Grantor, all as provided in the Qualified Expenditure Agreement;

         WHEREAS, pursuant to the Reorganization and Merger Agreement, the Grantor has agreed to secure its obligations under the Qualified Expenditure Agreement with a pledge of the shares of stock of CMI held by the Grantor;

         NOW THEREFORE the parties hereto agree as follows:

         1. DEFINITIONS. (a) Each of the following terms, when capitalized, is used herein with the meaning set forth in the Qualified Expenditure Agreement or Reorganization and Merger Agreement:

         Default Escrow Account
         Event of Default
         Merger Time
         Qualified Expenditure

         (b) Each of the following terms, when capitalized, is used herein with the meaning set forth in Section 2(a):

         Collateral
         Pledged Stock
         Proceeds
         Secured Obligations
         Security Interest
         UCC

         2. THE PLEDGE AND SECURITY INTEREST. (a) In order to secure the full and punctual payment of all amounts payable pursuant to, and the full and punctual performance of all other obligations of the Grantor under, the Qualified Expenditure Agreement and this Agreement (including without limitation any obligation which accrues or arises after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Grantor) (the "Secured Obligations"), in accordance with the terms thereof, effective at the Merger Time, the Grantor hereby assigns and pledges to the Secured Party, and hereby grants to the Secured Party a security interest (the "Security Interest") in, all of the Grantor's right, title and interest in and to the following (the "Collateral"):


                                     -1-                      Pledge Agreement

         (i) 100 shares of common stock of CMI, any other capital stock required to be pledged to the Secured Party by Section 2.(b), and all of the Grantor's rights and privileges with respect to such stock (the "Pledged Stock"); and

         (ii) all direct and indirect proceeds (as defined in the Uniform Commercial Code as in effect in Washington State (the "UCC")) of the Pledged Stock, and also all dividends and other payments and distributions with respect thereto, all other profits, rentals and receipts with respect thereto, and all payments, rights and property, in whatever form, arising from the disposition in whole or in part of the Pledged Stock or any option or other interest therein (the "Proceeds").

         (b) If CMI at any time issues any additional or substitute shares of capital stock of any class or series, the Grantor will immediately pledge and deposit with the Secured Party certificates representing all such shares as additional security for the Secured Obligations, as described in Section 3.(a). All such shares constitute "Pledged Stock" and are subject to all provisions of this Agreement.

         (c) The Collateral is granted as security only, and the Secured Party will not have any obligation or liability with respect to the Collateral by reason of this Agreement, nor will the Secured Party be obligated to perform any of the obligations or duties of the Grantor related to any of the Collateral.

         3. REPRESENTATIONS AND WARRANTIES. The Grantor represents and warrants to the Secured Party:

         (a) The Grantor has delivered to the Secured Party a certificate or certificates registered in the Grantor's name representing all of the Pledged Stock, together with an endorsement in blank duly executed by the Grantor. The Grantor has provided to the Secured Party a UCC financing statement naming the Grantor as debtor and the Secured Party as secured party and identifying the Collateral as collateral, in appropriate form for filing with the Department of Licensing, UCC Division, of the State of Washington.

         (b) At the Merger Time: (i) the Grantor will be the sole, true, lawful and beneficial owner of the Pledged Stock, free and clear of any and all claims, liens, charges, encumbrances and security interests (other than the Security Interest in favor of the Secured Party) and with no restrictions on the Grantor's rights of disposition pertaining thereto; (ii) the Pledged Stock will be all of the issued and outstanding capital stock of CMI and (iii) all of the Pledged Stock will be duly issued, fully paid and non-assessable.

         (c) The Grantor has not performed any acts which might prevent the Secured Party from enforcing any of the terms of this Agreement or which would limit the Secured Party in any such enforcement.

         (d) Upon the filing of the financing statement referred to in subsection (a) with the office of the Department of Licensing, UCC Division, of the State of Washington (or, if later, at the Merger Time), the Secured Party will have a valid and perfected security interest in the Pledged Stock and the Proceeds and will have "control" of the Pledged Stock within the meaning of
Section 8-106 of the UCC, subject to no prior claim, lien, charge, encumbrance or security interest. No registration, recordation or filing with any governmental body, agency or official is required in connection with the execution or delivery of this Agreement or necessary for the validity or enforceability hereof or for the perfection of the Security Interest, or (except for compliance with federal and state securities laws) for the enforcement of the Security Interest, except for filing of the financing statement referred to in subsection (a) and filing of articles of merger in accordance with the Reorganization and Merger Agreement.

         4. FURTHER ASSURANCES; COVENANTS. (a) The Grantor agrees that it will, at its expense and in such manner and form as the Secured Party may require, execute, deliver, file and record any instrument and document, and take any other action that may be necessary or desirable, or that the Secured Party may request, in order to create, preserve, perfect or validate the Security Interest, or to enable the Secured Party to exercise and enforce its rights hereunder with respect to any of the Collateral. Without limiting the generality of the foregoing, the Grantor will execute and file such financing or continuation statements, or

Pledge Agreement                     -2-
amendments thereto, and such other instruments or notices, as may be reasonably necessary, or as the Secured Party may reasonably request.

         (b) To the extent permitted by applicable law, the Grantor hereby authorizes the Secured Party to execute and file, in the name of the Grantor or otherwise, UCC financing statements and similar documents and instruments (which may be carbon, photographic, photostatic or other reproductions of this Agreement or of a financing statement relating to this Agreement) which the Secured Party in its sole discretion may deem necessary or appropriate to further perfect the Security Interest. The Grantor hereby waives the right to receive copies of any documents or instruments so filed.

         (c) The Grantor will furnish to the Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Secured Party may request, all in reasonable detail, excluding any such information that the Grantor is prohibited from furnishing to the Secured Party by applicable law or contract.

         (d) The Grantor will not change the location of its chief place of business or name or establish any new place of business, unless it shall have given the Secured Party 30 days' prior written notice.

         (e) The Grantor will not sell, lease, exchange, assign or otherwise dispose of, or grant any option with respect to, any Collateral.

         5. RIGHT TO RECEIVE DISTRIBUTIONS ON, AND TO VOTE, COLLATERAL. (a) So long as no Event of Default has occurred and is continuing, the Grantor will have the right (i) to receive all dividends, interest and other payments and distributions made upon or with respect to the Collateral and (ii) to vote and to give consents, ratifications and waivers with respect to the Pledged Stock.

         (b) Upon the occurrence and during the continuance of an Event of Default, the Secured Party will have the right (i) to receive and, during the continuance of such Event of Default, to retain as Collateral hereunder all dividends, interest and other payments and distributions made upon or with respect to the Collateral and (ii) to vote and to give consents, ratifications and waivers with respect to the Pledged Stock, and to cause the Pledged Stock to be transferred of record to the Secured Party, and the Grantor will take all such action as the Secured Party may deem necessary or appropriate to give effect to such right.

         6. GENERAL AUTHORITY. The Grantor hereby irrevocably appoints the Secured Party its true and lawful attorney, with full power of substitution, in the name of the Grantor, the Secured Party or otherwise, for the sole use and benefit of the Secured Party, but at the expense of the Grantor, to the extent permitted by law to exercise, at any time and from time to time while an Event of Default has occurred and is continuing, all or any of the following powers with respect to all or any of the Collateral:

         (a) to ask, demand, sue for, collect, recover, receive and give acquittance for any and all monies due or to become due upon or with respect to any of the Collateral;

         (b) to settle, compromise, compound, prosecute or defend any action or proceeding with respect to any Collateral;

         (c) to sell, transfer, assign or otherwise deal in or with the Collateral or the proceeds or avails thereof, as fully and effectually as if the Secured Party were the absolute owner thereof; and

         (d) to take any action and to execute any instrument which the Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement,

PROVIDED that the Secured Party will give the Grantor not less than ten days' prior written notice of the time and place of any sale or other intended disposition of any of the Collateral, except any Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market. The Secured Party and the Grantor agree that such notice constitutes "reasonable notification" within the meaning of Section 9-504(3) of the UCC.

         7. REMEDIES UPON EVENT OF DEFAULT. If an Event of Default has occurred and is continuing, the Secured Party may exercise all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) and, in addition, the Secured Party may, without being


                                     -3-                       Pledge Agreement
required to give any notice, except as herein provided or as may be required by mandatory provisions of law, apply the cash, if any, then held by it as Collateral as specified in Section 10 and sell the Collateral or any part thereof at public or private sale or at any broker's board or on any securities exchange, for cash, upon credit or for future delivery, and at such price or prices as the Secured Party may deem satisfactory, and apply the proceeds thereof as specified in Section 10. The Secured Party may be the purchaser of any or all of the Collateral so sold at any public sale (or, if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations, at any private sale). The Secured Party is authorized, in connection with any such sale, if it deems it advisable to do so, (a) to restrict the prospective bidders on or purchasers of any of the Pledged Stock to a limited number of sophisticated investors who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or sale of any of such Pledged Stock, (b) to cause to be placed on certificates for any or all of the Pledged Stock or on any other securities pledged hereunder a legend to the effect that such security has not been registered under the Securities Act of 1933 and may not be disposed of in violation of the provision of said Act, and (c) to impose such other limitations or conditions in connection with any such sale as the Secured Party deems necessary or advisable in order to comply with said Act or any other law. The Grantor covenants and agrees that it will execute and deliver such documents and take such other action as the Secured Party deems necessary or advisable in order that any such sale may be made in compliance with law. Upon any such sale the Secured Party will have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale will hold the Collateral so sold absolutely and free from any claim or right of whatsoever kind, including any equity or right of redemption of the Grantor which may be waived, and the Grantor, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter adopted. The notice (if any) of such sale required by
Section 6 will (A) in case of a public sale, state the time and place fixed for such sale, (B) in case of sale at a broker's board or on a securities exchange, state the board or exchange at which such sale is to be made and the day on which the Collateral, or the portion thereof so being sold, will first be offered for sale at such board or exchange, and (C) in the case of a private sale, state the day after which such sale may be consummated. Any such public sale will be held at such time or times within ordinary business hours and at such place or places as the Secured Party may fix in the notice of such sale. At any such sale the Collateral may be sold in one lot as an entirety or in separate parcels, as the Secured Party may determine. The Secured Party will not be obligated to make any such sale pursuant to any such notice. The Secured Party may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Secured Party until the selling price is paid by the purchaser thereof, but the Secured Party will not incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. The Secured Party, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose the Security Interest and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction. Despite the consummation of any such sale or foreclosure, the Grantor will remain liable for any deficiency with respect to the Secured Obligations which remain outstanding following any such sale.

         For the purpose of enforcing any and all rights and remedies under this Agreement the Secured Party may (i) require the Grantor to, and the Grantor agrees that it will, at its expense and upon the request of the Secured Party, forthwith assemble all or any part of the Collateral as directed by the Secured Party and make it available at a place designated by the Secured Party which is, in its opinion, reasonably convenient to the Secured Party and the Grantor, whether at the premises of the Grantor or otherwise, (ii) to the extent permitted by applicable law, enter, with or without process of law and without breach of the peace, any premise where any of the Collateral is or may be located, and without charge or liability to it seize and remove such Collateral from such premises, (iii) have access to and use the Grantor's books

Pledge Agreement                     -4-
and records relating to the Collateral and (iv) prior to the disposition of the Collateral, store or transfer it without charge in or by means of any storage or transportation facility owned or leased by the Grantor, process, repair or recondition it or otherwise prepare it for disposition in any manner and to the extent the Secured Party deems appropriate and, in connection with such preparation and disposition, use without charge any trademark, trade name, copyright, patent or technical process used by the Grantor.

         8. EXPENSES. The Grantor agrees that it will forthwith upon demand pay to the Secured Party:

         (i) the amount of any taxes which the Secured Party may have been required to pay by reason of the Security Interest;

         (ii) the amount of any and all out-of-pocket expenses, including the fees and disbursements of counsel and of any other experts, which the Secured Party may incur in connection with (A) the administration or enforcement of this Agreement, including such expenses as are incurred to preserve the value of the Collateral and the validity, perfection, rank and value of the Security Interest, (B) the collection, sale or other disposition of any of the Collateral, (C) the exercise by the Secured Party of any of the rights conferred upon it hereunder or (D) any Event of Default or event that with notice, the passage of time or both would be an Event of Default.

Any such amount not paid on demand will bear interest at 10% per annum.

         9. LIMITATION ON DUTY OF SECURED PARTY IN RESPECT OF COLLATERAL. The powers conferred on the Secured Party hereunder are solely to protect its interest in the Collateral and will not impose any duty upon it to exercise any such powers. Beyond the exercise of reasonable care in the custody thereof, the Secured Party will have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Secured Party will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any agent or bailee selected by the Secured Party in good faith.

         10. APPLICATION OF PROCEEDS. Upon the occurrence and during the continuance of an Event of Default, the proceeds of any sale of, or other realization upon, all or any part of the Collateral and any cash held will be applied by the Secured Party in the following order of priorities:

         FIRST, to payment of the expenses of such sale or other realization, including reasonable compensation to agents and counsel for the Secured Party, and all expenses, liabilities and advances incurred or made by the Secured Party in connection therewith;

         SECOND, to payment of all Secured Obligations that constitute amounts payable by the Grantor to the Secured Party (including without limitation expenses of arbitration that may be payable by the Grantor to the Secured Party pursuant to Section 8(d) of the Qualified Expenditure Agreement and litigation expenses that may be payable by the Grantor to the Secured Party pursuant to Section 10(c) of the Qualified Expenditure Agreement), until all Secured Obligations that constitute amounts payable by the Grantor to the Secured Party have been paid in full;

         THIRD, to payment into the Default Escrow Account of the amount required to be paid into the Default Escrow Account by the Grantor pursuant to Section 7(b) of the Qualified Expenditure Agreement, such funds to be held in the Default Escrow Account and disbursed as set forth in the Qualified Expenditure Agreement; and

         FINALLY, to payment to the Grantor or its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

         11. TERMINATION. When the Grantor has performed all of its obligations under the Qualified Expenditure Agreement, by making the full amount of Qualified Expenditures required thereby and paying

                                     -5-                       Pledge Agreement
all other amount payable thereunder, the Security Interest will terminate and all rights to the Collateral will revert to the Grantor. Upon any such termination of the Security Interest the Secured Party will execute and deliver to the Grantor such documents as the Grantor may reasonably request to evidence the termination of the Security Interest.

         12. MISCELLANEOUS. (a) NOTICES. All notices, requests and other communications to any party hereunder will be in writing (including facsimile transmission or similar writing) and will be given, and will be effective, as set forth in the Qualified Expenditure Agreement.

         (b) AMENDMENTS; NO WAIVERS. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Grantor and the Secured Party or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by the Secured Party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein and in the Qualified Expenditure Agreement will be cumulative and not exclusive of any rights or remedies provided by law.

         (c) SUCCESSORS AND ASSIGNS. This Agreement will inure to the benefit of and be binding upon each of the parties hereto and their respective successors, but no party hereto may assign, delegate or otherwise transfer any of its obligations or rights under this Agreement.

         (d) NO THIRD-PARTY BENEFICIARIES. No person or entity is intended to be a third-party beneficiary of any agreement contained herein or otherwise to be benefitted hereby. This Agreement is enforceable only by the Secured Party. Without limiting the generality of the foregoing, the Grantor does not owe any duty directly to any member of the Secured Party and no member of the Secured Party is entitled to enforce this Agreement against the Grantor.

         (e) GOVERNING LAW. This Agreement will be construed in accordance with and governed by the laws of the State of Washington, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than Washington State are governed by the laws of such jurisdiction.

         (f) HEADINGS AND CAPTIONS. The headings and captions in this Agreement are included for convenience of reference only and will be ignored in the construction or interpretation hereof.

         (g) SEVERABILITY. If any provision hereof is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof will remain in full force and effect in such jurisdiction and will be liberally construed in favor of the Secured Party in order to carry out the intentions of the parties hereto as nearly as may be possible; and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction will not affect the validity or enforceability of such provision in any other jurisdiction.

         IN WITNESS WHEREOF, the Grantor has caused this Agreement to be duly executed as of the day and year first above written.

                                            BOYNE USA, INC.


                                            By
                                              --------------------------------
                                               Title:


Pledge Agreement                     -6-

                         CHAPTER 23B.13
                       DISSENTERS' RIGHTS


SECTIONS

23B.13.010   Definitions.
23B.13.020   Right to dissent.
23B.13.030   Dissent by nominees and beneficial owners.
23B.13.200   Notice of dissenters' rights.
23B.13.210   Notice of intent to demand payment.
23B.13.220   Dissenters' notice.
23B.13.230   Duty to demand payment.
23B.13.240   Share restrictions.
23B.13.250   Payment.
23B.13.260   Failure to take action.
23B.13.270   After-acquired shares.
23B.13.280   Procedure if shareholder dissatisfied with payment or offer.
23B.13.300   Court action.
23B.13.310   Court costs and counsel fees.


     23B.13.010 DEFINITIONS. As used in this chapter:

    (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

    (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

    (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

                          DISSENTERS' RIGHTS                       23B.13.010


    (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

    (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

    (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

    (7) "Shareholder" means the record shareholder or the beneficial shareholder. [1989 c 165 Section 140.]

     23B.13.020 RIGHT TO DISSENT. (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

    (a) Consummation of a plan of merger to which the corporation is a party
(i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

    (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

    (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

    (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

    (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

    (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

    (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

    (a) The proposed corporate action is abandoned or rescinded;

    (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

    (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation. [1991 c 269 Section 37; 1989 c 165 Section 141.]

     23B.13.030 DISSENT BY NOMINEES AND BENEFICIAL OWNERS. (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

    (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

    (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

    (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote. [1989 c 165 Section 142.]

     23B.13.200 NOTICE OF DISSENTERS' RIGHTS. (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

    (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220. [1989 c 165 Section 143.]

     23B.13.210 NOTICE OF INTENT TO DEMAND PAYMENT. (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

    (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter. [1989 c 165 Section 144.]

     23B.13.220 DISSENTERS' NOTICE. (1) If proposed corporate action creating dissenters' rights under RCW

                                                  [Title 23B RCW--page 37]

23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

    (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

    (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

    (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

    (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

    (e) Be accompanied by a copy of this chapter. [1989 c 165 Section 145.]

     23B.13.230 DUTY TO DEMAND PAYMENT. (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

    (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

    (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter. [1989 c 165 Section 146.]

     23B.13.240 SHARE RESTRICTIONS. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

    (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action. [1989 c 165 Section 147.]

     23B.13.250 PAYMENT. (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

    (2) The payment must be accompanied by:

    (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

    (b) An explanation of how the corporation estimated the fair value of the shares;

    (c) An explanation of how the interest was calculated;

    (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

    (e) A copy of this chapter. [1989 c 165 Section 148.]

    23B.13.260 FAILURE TO TAKE ACTION. (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

    (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure. [1989 c 165 Section 149.]

     23B.13.270 AFTER-ACQUIRED SHARES. (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

    (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280. [1989 c 165 Section 150.]

     23B.13.280 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.
(1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

    (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

    (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

    (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the

[Title 23B RCW--page 38]

                    DISSENTERS' RIGHTS                       23B.13.280

transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

    (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.
[1989 c 165 Section 151.]

     23B.13.300 COURT ACTION. (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

    (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

    (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

    (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

    (6) Each dissenter made a party to the proceeding is entitled to judgment
(a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270. [1989 c 165 Section 152.]

     23B.13.310 COURT COSTS AND COUNSEL FEES. (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

    (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

    (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

    (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

    (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. [1989 c 165 Section 153.]

                                                                    APPENDIX C

                                  [LETTERHEAD]

                                 March 7, 1997



To The Board of Directors of Crystal Mountain, Inc.
c/o Mr. Lawrence Hard, Secretary
LeSourd & Patten, P.S.
2400 Columbia Center
701 Fifth Avenue
Seattle, Washington 98104-7095

         RE: FAIRNESS OPINION - ACQUISITION OF CRYSTAL MOUNTAIN, INC.
             BY BOYNE USA, INC.

Ladies and Gentlemen:

In conjunction with the proposed acquisition of the Crystal Mountain, Inc. ("Crystal" or "the Company") by Boyne USA, Inc. ("Boyne"), you have requested Houlihan Valuation Advisors ("HVA") to express an opinion (the "Opinion") relative to the fairness to the public shareholders of the Company from a financial point of view. We understand that a transaction is contemplated (the "Transaction") whereby Boyne will effectively acquire all of the issued and outstanding Class A and Class B common stock of Crystal under the conditions and for the consideration described in the Amended and Restated Letter of Intent of October 11, 1996 between Crystal and Boyne and the Reorganization Agreement and Agreement and Plan of Merger dated as of December 6, 1996 among Crystal Mountain, Inc., Boyne USA, Inc. and CM Acquisition Corporation.

ENGAGEMENT OF HVA
The Board of Directors of Crystal contacted HVA regarding the Transaction in October 1996 to provide an Opinion as to whether the terms of the Transaction are fair, from a financial point of view, to Crystal shareholders.

Under the terms of the engagement, HVA will receive a fee for the preparation of the Opinion. Additionally, Crystal agreed to reimburse HVA for its reasonable out-of-pocket expenses related to this engagement. The fees payable to HVA are not contingent in whole or in part upon the approval or implementation of the Transaction or dependent upon the conclusion reached by HVA in the Opinion. HVA has not been engaged to prepare a formal valuation of either Crystal or Boyne or any of their material assets.

QUALIFICATIONS OF HVA
HVA is a national business valuation and financial consulting firm. HVA and its predecessor firm have been appraising closely held companies for a variety of reasons throughout the United States since 1975. The principals and associates of HVA are highly qualified financial professionals who have strong credentials, including a Ph.D. in Finance; Certified Public Accountants; Chartered Financial Analysts; Masters Degree holders in Economics, Business Administration, and

_______________________________________________________________________________
                                                                         PAGE 1

Mathematics; and Accredited Senior Appraisers. In addition, Frederic Jones, the undersigned, has extensive experience in financing, developing, operating and valuing ski resort businesses throughout the United States. He served in executive level positions at four major ski resorts over an eighteen year period and has been a principal in HVA, providing valuation and financial consulting services to the ski resort industry, for over nine years.

HVA has conducted thousands of valuations of companies in a number of industries for a wide variety of purposes. In addition, HVA has issued numerous fairness opinions for a broad spectrum of transactions.

DESCRIPTION OF THE TRANSACTION
On July 31, 1996, the Company signed a letter of intent to sell its net assets to Boyne, a privately held Michigan-based ski area and resort operator (subsequently changed to an acquisition by Boyne of all of the outstanding common stock of Crystal in the Amended and Restated Letter of Intent of October 11, 1996). Prior to the Transaction, Crystal will declare a distribution to holders of Class A Shares of, at the election of each holder of Class A Shares, either cash or one or more memberships in the Crystal Mountain Founders' Club ("the Club"), a Washington nonprofit corporation, at the following rates:
    (i)  one Membership Unit in the Club per Class A share or
    (ii) $154.48 in cash per Class A share

Membership in the Club will entitle those Class A shareholders electing to receive the distribution payment in the form of Club Memberships to continue to receive lift ticket privileges in perpetuity on a similar basis to Crystal's past practice of establishing lift ticket accounts for Class A stockholders.

Subsequent to the payment of the distribution by Crystal to current Class A shareholders, Boyne will purchase all of the issued and outstanding shares of Class A (absent the lift ticket privileges) and Class B common stock for $65.52 per share. As an additional inducement for selling the common stock, Boyne agrees to expend not less than $10 million for specific on-mountain capital improvements over a ten-year period, not less than $6 million of which is to be expended in the first five years following the close of the transaction.

Prior to the Transaction, the Company had 26,609 shares of Class A common stock issued and outstanding and 710 of Class B common stock issued and outstanding.


DESCRIPTION OF CRYSTAL
Crystal owns and operates a year-round mountain resort facility in the Cascade Mountains of Washington State. The Company's facilities are located on land owned by the U.S. Government and operations are carried out under a U.S. Forest Service Special Use Permit. The resort has two distinct seasons with skiing and other winter activities generally occurring from November through April and summer operations occurring from June through September. The Company's operating results are highly dependent upon weather conditions. Poor weather conditions during the past three ski seasons have been the primary cause of recurring operating losses. The losses have significantly reduced resources available to fund capital improvements. The ability of the Company to continue to upgrade its facilities and remain competitive is essential to the financial viability of the Company.

_______________________________________________________________________________
                                                                         PAGE 2

DESCRIPTION OF BOYNE
Boyne is a privately held company based in Michigan. It has owned and operated ski areas since 1948 and is currently the owner of four ski areas (Brighton, Utah; Big Sky, Montana; Boyne Mt., Michigan; and Boyne Highlands, Michigan). In addition, Boyne operates a scenic chair lift in Gattlenburg, Tenn. and eight championship golf courses.

ANALYSIS LEADING TO CONCLUSIONS
In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. In conducting our analysis and forming our Opinion, we have reviewed a number of documents, including but not limited to:

    1. Audited financial statements for Crystal Mountain, Inc. for the fiscal years ended 1992-1996

    2. Unaudited financial statements for Boyne USA, Inc. for the fiscal years ended 1992-1996

    3. United States Forest Service permit for the operation of Crystal Mountain, Inc. on USFS lands

    4. Certain documentation related to the Transaction, including the Letter of Intent between Crystal and Boyne dated July 31, 1996 and the Amended and Restated Letter of Intent between Crystal and Boyne dated October 11, 1996, and the Reorganization Agreement and Agreement and Plan of Merger dated as of December 6, 1996 among Crystal Mountain, Inc.,
         Boyne USA, Inc. and CM Acquisition Corporation (collectively referred to as the "Letter of Intent")

    5. Analysis of Crystal Stockholder lift ticket privilege prepared by LeSourd & Patten, P.S., dated February 21, 1995

    6.   Agreement between Bank of America NW, NA (doing business as Seafirst
         Bank) and Crystal Mountain, Inc. dated June 5, 1996, modifying the loan agreement between the parties dated September 14, 1995

    7. Loan agreement (Second Amended and Restated Loan Agreement) between Crystal Mountain, Inc. and Bank of America NW, NA dated September 14, 1995

    8. Form 10-KSB for Crystal Mountain, Inc. for the seven month period ended April 30, 1996 and the fiscal years ended September 30, 1995.

    9. Form 10QSB for Crystal Mountain, Inc. for the quarters ended December 31, 1995, March 31, 1996 and July 31, 1996

    10.  Dun & Bradstreet report on Boyne USA, Inc. dated August 28, 1996

    11. Correspondence from Stephen Barrett, Attorney for Boyne, to Lawrence Hard, Attorney for Crystal, responding to questions regarding ownership, litigation, corporate good standing and financial data relative to Boyne

    12. Consent and Agreement for Stockholders of Boyne USA, Inc. dated May 27, 1990

    13. Summary of issued and outstanding common stock of Boyne, which was prepared and provided by Boyne

    14. Crystal 1996-97 Budget Scenarios, which were prepared and provided by Crystal

_______________________________________________________________________________
                                                                         PAGE 3

    15. Price and volume information for the Company's publicly traded common stock, as provided by Mr. Martin Nelson, market maker for Crystal common stock.

    16. Certain other publicly available data, including data on recent transaction involving other publicly traded ski resort companies.

In addition to a review of the above described documents, the following analytical procedures were conducted in arriving at our Opinion:

    1. Met with representatives of the Company at the Company's administrative offices in Enumclaw, Washington and conducted due diligence discussions regarding matters pertinent to our analysis. Inquiries were made with certain officers of the Company who have senior responsibility for operating matters regarding: (i) the operations, financial condition, future prospects and projected operations and performance of the Company; (ii) whether management is aware of any events or conditions which might cause any of the assumptions set forth in this Opinion to be incorrect: and (iii) whether management is aware of any material change in the Company's assets, financial condition or business outlook since April 30, 1996, the date of the Company's most recent audited financial statements, or September 30, 1996, the date of the Company's most recent internally generated financial statements.

    2. Met (via telephone) with senior management representatives of Boyne and conducted due diligence discussions regarding matters pertinent to our analysis. Inquiries were made of certain Boyne officers who have senior responsibility for operating matters regarding: (i) the operations, financial condition, future prospects and projected operations and performance of Boyne; (ii) whether management is aware of any events or conditions which might cause any of the assumptions set forth in this Opinion to be incorrect: (iii) whether management is aware of any material change in Boyne's assets, financial condition or business outlook since May 31, 1996, the date of the Company's most recent unaudited financial statements, (iv) plans for the management and operation of Crystal following the acquisition, (v) status of the updating of the U.S. Forest Service Master Plan and associated Environmental Impact Statement, (vi) plans for the upgrading and expansion of skiing and support facilities at Crystal; (vii) Boyne's financial ability to meet its capital commitment per the Agreement,
         (viii) opportunities at Crystal to expand business; (ix) synergies between Boyne and Crystal, and (x) other matters regarding Boyne's plans for Crystal Mountain and Boyne's ability to carry out those plans.

    3. Discussion with Mr. Martin Nelson, a broker/dealer in the Company's Class A common stock, regarding recent transactions in the public market of the stock

    4. Discussed with Mr. Larry Donovan, Winter Sports Specialist, Supervisors Office of the Mt. Baker/Snoqualmie National Forest the current status of the Crystal Master Plan filed with the Forest Service, the procedure of updating the Master Plan with the Forest Service, improvements and expansion to existing mountain facilities and construction of additional facilities envisioned and allowed under the current Master Plan filed with the Forest Service, and any outstanding issues of significance between Crystal and the Forest Service.

    5. Certain financial forecasts and accompanying assumptions prepared by Company management for the fiscal years ending April 30, 1997 through 2001 were reviewed, and the

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         assumptions underlying such forecasts were discussed with an officer of the Company who has responsibility for preparing such forecasts.

    6. Generally recognized financial analysis and valuation procedures were undertaken to ascertain the financial condition of the Company as well as to estimate its fair value.

    7. Conducted such other studies, analyses and inquiries as we have deemed appropriate.

ASSUMPTIONS AND LIMITING CONDITIONS
Pursuant to our engagement, and, with the approval of the Crystal Directors, HVA has relied upon and has assumed the completeness, accuracy and fair presentation of all the financial and other information, data, advice, opinions, and representations obtained by it from public sources, contained in the Letter of Intent, or provided to it by Crystal and Boyne or their respective subsidiaries, affiliates and advisors, or otherwise pursuant to our engagement. HVA has assumed that the business plans, financial estimates and projections provided to it by the managements of Crystal and Boyne represent their best estimates of the most probable results for their respective companies for the periods presented therein. Subject to the exercise of professional judgment and except as expressly described herein, HVA has not attempted to verify independently the accuracy or completeness of any such information, data, advice, opinions, representations, business plans, forecasts and projections and accordingly, we make no representations or warranties nor do we express any opinion regarding the accuracy or reasonableness of such.

Crystal and Boyne have each represented to HVA, in certificates dated as at the date hereof, amongst other things, that the information, data and other material provided to HVA were at the date provided, complete, true and correct in all material respects and did not contain any untrue statement of material fact or omit to state any material fact necessary to make the statement therein not misleading in light of the circumstances in which such statements were made. Each of Crystal and Boyne has represented to HVA that since the date that any information, data or other material were provided to HVA, except as disclosed in writing to us, to the best of their knowledge, information and belief after reasonable inquiry there has been no material change, financial or otherwise in the business, operations or prospects of either Boyne or Crystal which would reasonably be expected to have a material effect on the Opinion. Further, it was represented to HVA, with respect to any portions of the information that constitute forecasts, projections or estimates, such forecasts, projections or estimates were prepared using the assumptions which in the reasonable belief of Crystal and Boyne are reasonable in the circumstances, and are not misleading in any material respect.

In our analysis and in connection with the preparation of the Opinion, HVA reviewed the long-range financial projections provided by Crystal, Boyne and their advisors, which reflect numerous assumptions regarding the impact of general economic and industry conditions on the future financial results of each of these companies. While HVA believes the assumptions used are appropriate in the circumstances, many are beyond the control of any party involved in the Transaction. The Opinion is not intended to be and does not constitute a recommendation to any shareholder of Crystal as to whether or not such shareholder should vote in favor of the Transaction.

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

Neither HVA nor its principals have any present or intended interest in Crystal, Boyne or CM Acquisition Company. HVA's fees for the Opinion are based on professional time and a charge for the Opinion, and are in no way contingent upon the final conclusions derived.

The Opinion is intended only for the specific use and purpose stated herein. It is intended for no other uses and is not to be copied or given to unauthorized persons without the direct written consent of HVA. The Opinion and information contained herein are valid only for the stated purpose and date of the study, and should in no way be construed to be investment advice.

It is beyond the scope of the Opinion to render any opinion relative to the solvency or insolvency of the Company or Boyne either prior to or following the Transaction. HVA has not been requested to render such an opinion, and nothing in the Opinion should be construed as such.

This engagement is limited to the production of the Opinion and the conclusions and opinions contained herein. HVA has no obligation to provide future services (e.g., expert testimony in court or before governmental agencies) related to the contents of the Opinion unless prior arrangements for such services have been made.

The Opinion is necessarily based on economic and market conditions as they exist as of the date of the Opinion.

We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

FAIRNESS METHODOLOGY
In rendering our fairness opinion to the Board of Directors of Crystal, HVA reviewed, considered and performed a variety of financial and comparative analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant assumptions and methods of financial analysis and the application of these methods to the particular circumstances; therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. No specific weightings were given to any of the various methodologies employed, rather, qualitative judgments were made based on our experience in rendering such opinions and on circumstances then prevailing as to the significance and relevance of each analysis and factor. Any attempt to select portions of our analysis or of the factors considered without considering all factors and analyses employed would create an incomplete and misleading view of the process underlying the Opinion.

In arriving at its opinion as to fairness, from a financial point of view, of the Transaction to the Crystal shareholders, HVA conducted analyses of many factors including, but not limited to, the historical financial operating characteristics of Crystal, the industry in which Crystal operates, the regional economic and competitive characteristics of the market in which Crystal operates, financial operating projections for Crystal, the projected capital needs of Crystal, selected comparable transactions, discounted cash flow, immediate benefits that are to accrue to Crystal shareholders resulting from the Transaction, future benefits that are to accrue to Crystal shareholders associated with lift ticket privileges, as well as other factors. For purposes of our analysis, HVA did not prepare nor were we requested to prepare, a formal valuation of either Crystal or Boyne.

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                                                                         PAGE 6

HVA's analyses included, but were not limited to, a capitalization of income approach relative to the historical net free cash flow and earnings of the Company and discounted cash flow approaches relative to projected net free cash flow of the Company. In addition, an analysis of selected comparable transactions was made as well as an analysis of the projected future benefits to accrue to Crystal shareholders from retained lift ticket privileges and an analysis of recent transactions in the Company's stock.

CAPITALIZATION OF INCOME ANALYSIS: The historical operating results of the Company were reviewed, analyzed, and adjustments made to eliminate non-recurring income and expense items to provide a basis to analyze historical income, the current financial condition of the Company, and the future prospects for the Company.

DISCOUNTED CASH FLOW ANALYSIS: With respect to the discounted cash flow analysis, HVA relied upon the cash flow projections prepared by Crystal management. We reviewed the methodologies and assumptions used in the construction of these cash flows for their reasonableness. In addition, sensitivity analyses were performed using cash flow assumptions deemed by HVA to be appropriate. The analysis included a review of the projected capital expenditures required to generate the Company's projected income. The projections assumed that the Crystal shareholder lift ticket privileges would remain in existence in perpetuity.

SELECTED COMPARABLE TRANSACTIONS ANALYSIS: HVA analyzed publicly available information on selected recent transactions it deemed comparable to this Transaction. While this approach can at times provide a useful barometer of current ski resort market conditions, numerous limitations to this approach exist such as significant differences in size of resorts, assets owned by various resorts (i.e., real estate holdings, etc.), status of development, condition of equipment, markets served by specific resorts, weather patterns, availability of water and installed snowmaking, and other similar factors. Given the inherent limitations of this approach, HVA made certain qualitative judgments which are reflected in reaching our conclusion as to the fairness of the Transaction to Crystal shareholders from a financial point of view.

CAPITALIZATION OF SHAREHOLDERS LIFT TICKET PRIVILEGES ANALYSIS: As the transaction is structured, a significant portion of the benefits to accrue to the Crystal shareholders will be in the form of future lift ticket privileges. In conducting its analysis of the value of such future benefits, HVA considered the financial and operational strength of Boyne, trends in the ski resort industry, the ability of Boyne to meet its capital investment obligations under the terms of the Agreement, and other factors that pertained to the future prospects of Crystal.

RECENT TRANSACTIONS IN THE COMPANY'S CLASS A COMMON STOCK: HVA reviewed recent transactions in the Company's Class A common stock. Over the years, several transactions have occurred, many on a private basis. The overall percentage of outstanding shares traded in a twelve month period on an arm's-length has been small and is not deemed by HVA to be representative of an active public market for the Company's stock. Indicated multiples of earnings before interest and taxes and earnings before interest, taxes, depreciation and amortization were analyzed and compared to public market comparables. The multiples indicated by the limited transactions in Crystal's Class A common stock are significantly above those indicated for comparable companies whose stock is

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                                                                         PAGE 7
actively traded on public exchanges. Considering the above factors and the existing financial condition of Crystal, HVA deemed that the limited recent arm's-length transactions in the Company's Class A common stock were not necessarily indicative of the fair market value of the Company.

Several other approaches were considered but not utilized in HVA's analysis. A market trading analysis was not utilized as there are no publicly traded companies with operations comparable to Crystal. Asset value approaches were also not utilized as they were not deemed to provide useful results.

OTHER CONSIDERATIONS: In reaching our conclusions in this Opinion, HVA reviewed and considered other qualitative factors that would be relevant to Crystal shareholders, including, but not limited to, market presence, liquidity, financing leverage, financial strength, and management depth. It was concluded that of the various aspects of the Transaction, none were deemed to be of detriment to Crystal shareholders in a material respect.

CONCLUSIONS
Based upon the foregoing and in reliance thereon, it is our opinion that the Transaction, assuming it is consummated as proposed, is fair from a financial point of view to the shareholders of Crystal whose shares are being acquired in the Transaction as of the date hereof.

HVA is providing the Opinion as of the date hereof and disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its Opinion which may come or be brought to HVA's attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Opinion after the date hereof, HVA reserves the right to change, modify or withdraw its opinion.

It is our understanding that Crystal's Board of Directors either have had or will have the opportunity to make their own independent investigation of the Transaction, and their decision to participate in the Transaction should be based primarily on such investigation. Delivery of the Opinion to Crystal's Board of Directors is subject to the conditions, scope of engagement, limitations and understandings set forth in the Opinion and the engagement letter between HVA and Crystal dated October 16, 1996.

This Opinion is furnished solely for the benefit of the Shareholders and Directors of Crystal and may not be relied upon by any other person without our express, prior written consent. We understand, however, that this Opinion may be referred to in and attached to the Proxy Statement to be filed by the Company in connection with this Transaction.



HOULIHAN VALUATION ADVISORS


/s/ FREDERIC L. JONES
---------------------------
Frederic L. Jones, ASA

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